     As filed with the Securities and Exchange Commission on October 1,1997
                                                 Registration No. 333-22187
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------



                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933



                           --------------------------

                                   INSCI CORP.
             (Exact name of registrant as specified in its charter)

    Delaware                       7373                          06-1302773

(Jurisdiction of        (Primary Standard Industrial       (I.R.S. Employer I.D.
incorporation)           Classification Code Number)              Number)


                          Two Westborough Business Park
                        Westborough, Massachusetts 01581
                                 (508)-870-4000
            (Name, address, including zip code, and telephone number,
                 including area code, of Registrant's Principal
                                Executive Office)


                           --------------------------
                             Joseph A. Baratta, Esq.
                               Baratta & Goldstein
                                597 Fifth Avenue
                            New York, New York 10017
                                 (212)-750-9700
 (Name, address, including zip code, and telephone number, including area code, of Agent for Service)


 Approximate date of commencement of proposed sale by the selling shareholders to the public: From time to time after the effective date
                         of this registration statement.

      If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                                                CALCULATION OF REGISTRATION FEE
=============================================================================================================================
                                                                    PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                          PROPOSED MAXIMUM     OFFERING PRICE        AMOUNT OF
SECURITIES TO BE                                  AMOUNT TO BE            PER              AGGREGATE
REGISTERED                                         REGISTERED            SHARE           OFFERING PRICE     REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Common Stock par value, $.01 per share(1)          6,860,565          $ 2.50  (2)         $17,151,413          $ 5,914.28
-----------------------------------------------------------------------------------------------------------------------------
Common Stock par value, $.01 per share,
issuable upon conversion of 10% Convertible
Redeemable Preferred Stock(3)                        934,299          $ 2.50  (4)         $ 2,335,748          $   805.43
-----------------------------------------------------------------------------------------------------------------------------
Common Stock par value, $.01 per share,
issuable upon conversion of 10%
Convertible Preferred Stock(5)                       762,755          $ 2.50  (4)         $ 1,906,888          $   657.55
-----------------------------------------------------------------------------------------------------------------------------
Common Stock par value, $.01 per share,
issuable upon conversion of Units(6)               2,522,657          $ 2.50  (4)         $ 6,306,643          $ 2,174.70
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of Options                  3,007,942          $ 4.37  (4)         $ 7,519,855          $ 2,593.05
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of Initial
Public Offering Warrants                             625,000          $ 9.00  (8)         $ 5,625,000          $ 1,939.66
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of reissued
underwriter warrants                                 187,500          $ 2.50  (4)         $   468,750          $   161.64
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
issuable upon exercise of 1994 warrants                2,605          $ 2.50  (4)         $     6,513          $     2.25
-----------------------------------------------------------------------------------------------------------------------------
Common Stock par value, $.01 issuable
upon exercise of Options                             400,000          $ 6.25  (7)         $ 2,500,000          $   862.07
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value, $.01 per share
issuable upon exercise of warrants                   133,334          $ 5.50  (8)         $   733,337          $   252.87
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value, $.01 per share
issuable upon exercise of warrants                 1,333,334          $ 5.00  (8)         $ 6,666,670          $ 2,298.85
=============================================================================================================================
TOTAL REGISTRATION FEE                                                                                         $17,662.35(9)
=============================================================================================================================


(1) Includes 4,000,000 shares of Common Stock par value $.01 per share ("Common Stock") reserved by INSCI Corp. ("INSCI or the "Company") for acquisition purposes; 2,860,565 shares of Common Stock issued by the Company to selling stockholders.


(2) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

(3) Represents 934,299 shares of Common Stock underlying 10% Convertible Redeemable Preferred Stock ("10% Convertible Redeemable Stock") and dividends to be issued on the 10% Convertible Redeemable Stock (assuming an average market price of $2.50 a share for conversion purposes);

(4) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933.

(5) Represents 762,755 shares of Common Stock underlying 10% Convertible Preferred Stock and dividends to be issued on the 10% Convertible Preferred Stock (assuming an average market price of $2.50 a share for conversion purposes);

(6) Represents 2,522,657 shares of Common Stock underlying 8% Convertible Redeemable Preferred Stock derived from 8% Units). Includes shares of Common Stock underlying dividends to be issued on shares of 8% Preferred Stock which underlie the Units;

(7) Exercise price of options.

(8) Exercise price of warrants.

(9) No additional registration fee is required as the average of the bid and asked prices of the securities to be offered has decreased from the original filing of this Registration Statement.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DAY OR DATE AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under securities laws of any such State.


                 Subject to Completion, Dated October  , 1997

PROSPECTUS
                              {INSCI CORP. LOGO}


                        16,769,991 SHARES COMMON STOCK


      This Prospectus relates to the subsequent resale or offer for sale by Selling Stockholders (as hereinafter defined) of up to 16,769,991 shares (the "Shares") of Common Stock, par value $.01 per share ("Common Stock"), of INSCI Corp. ("INSCI" or the "Company"), a Delaware corporation including 2,860,565 shares of Common Stock currently owned by the Selling Stockholders; 4,000,000 shares of Common Stock reserved by the Company for acquisitions, 934,299* shares of Common Stock issuable upon conversion of the Company's 10% Convertible Redeemable Preferred Stock; 762,755* shares of Common Stock underlying 10% Convertible Preferred Stock: 3,989,325* shares of Common Stock underlying the Company's Units (each unit comprised of one share of 8% Redeemable Preferred Stock which is convertible into a share of Common and Stock and a three year Warrant to purchase one share of Common Stock at $5.00 per share (the placement agents warrants are exercisable at $5.50 per share)); 815,105 shares of Common Stock issuable upon the exercise of Warrants; and 3,407,942 shares of Common Stock which may be issued upon the exercise of Options granted by the Company. The distribution of the Shares may be effected in one or more transactions through one or more transactions through one or more brokers or dealers, through privately negotiated transactions or otherwise at market prices prevailing at the time of sale or at prices otherwise negotiated.

      Upon any sale of the Shares covered by this Prospectus, Selling Stockholders and any participating brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profits realized on the sale of such Shares received by Selling Stockholders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Act.


      A majority of the present officers and directors of the Company are participating in the offering as selling shareholders (Potentially 3,165,942 shares of common stock provided all officers and directors become vested in and exercise options, warrants and convertible securities) and may potentially sell all or significantly all of their current holdings in the Company (see Risk Factors).

      There is currently issued and outstanding 4,436,107 shares of common stock. The registration of 16,769,991 additional shares of Common Stock being registered for resale may have a negative effect and result in a dilution of the total number of issued and outstanding shares of Common Stock prior to the registration.

      Provided all selling shareholders offer for sale the shares being registered for their account and that all the shars underlying the options, warrants and convertible securities are vested and exercised by the selling shareholders, then in that event, the current issued and outstanding 4,436,107 shares of common stock (including 2,860,565 shares being registered herein) will sustain a substantial dilution of approximately 75% and a potential adverse effect to the market price of the common stock as a result of the registration of 16,769,991 shares of common stock.


      The Common Stock and Warrants of the Company are listed on the NASDAQ(SM) Small Cap Market under the symbols "INSI" for the Common Stock and "INSIW" for the Warrants. The Common Stock and Warrants are also listed on the Boston Stock Exchange under the symbols "INI" and "INIW" respectively. On September 4, 1997, the last sale price of the Common Stock as reported by NASDAQ(SM) was $ 2.13 per share of Common Stock, on August 27, 1997 the last sale price of the warrants as reported by NASDAQ(SM) was $.28 per Warrant.

      The expenses of this offering will be paid by the Company.

            FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS".

                           --------------------------

          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
           A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION
                    UPON EXERCISE OF OPTIONS AND WARRANTS.
                               SEE "RISK FACTORS".
                           --------------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
        THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Company will not receive any proceeds from the sale of Common Stock under the Offering by Selling Stockholders. In the event a warrant or option holder elects to exercise then in that event the Company will receive proceeds.


                The date of this Prospectus is October  , 1997

----------
*Number of underlying shares based upon assumed market price of $2.50 per share of the Company's Common Stock. The actual number of shares may vary depending upon the market price at time of conversion.

--------------------------------------------------------------------------------
                                 PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus, including information under "Risk Factors". The Common Stock offered hereby involves a high degree of risk.

                               OVERVIEW OF THE COMPANY

      INSCI Corp. (INSCI or the "Company") develops, markets, installs and services electronic information and document management systems designed to meet the enterprise-wide needs of organizations which produce large quantities of computer-generated documents and require the storage of and access to a broad array of document types. The Company provides its customers with the ability to electronically capture documents and computer output from a variety of sources, to store information electronically and to access and deliver the information either electronically or via reprints in a fashion that lowers costs, improves quality, improves service and provides greater control to the customer. INSCI's products focus on both the desktop imaging, and document management market and the automated document factory production market.

      INSCI's software products marketed under the name, COINSERV, utilize a customer's existing host computer and computer network to link powerful "Server" computers, which perform automated document indexing and optical disk storage functions. This is accomplished with the customer's existing network of "client" computers, which are used by the customer's employees to search, retrieve and distribute documents. COINSERV is an optical-disk based client/server computer output to laser disk (COLD) system. The COLD market addresses print and microfiche replacement using digital-based techniques to replace printing and microfiche production and allowing on-line viewing of reports that would otherwise need to be printed. This produces rapid and major savings for users.

      In fiscal year 1996 (ending March 31), INSCI introduced the COINS-CD product aimed at both the corporate and service bureau markets. The new product combines INSCI's core technology with CD- Recordable media for purposes of electronic information distribution. COINS-CD offers the user the advantage of using low-cost and easily available CDS which can be used for distribution of large quantities of data. Use of this type of technology also offers rapid payback for users and service bureaus. These products are often used in conjunction with optical disk-based products and are particularly useful for low cost - large volume information distribution.

      During fiscal 1997, the Company announced the addition of six new products to its offerings; WebCOINS, an Internet product, COINSflow, a workflow product, Advanced COINSCAN, an imaging product, Advanced COINSERV, a data archive and retrieval product, COINS Demander, a database interface, and Setup Expert, an application set up interface. The Company also announced a Windows NT product released in June, 1997. These additions to INSCI's product offerings were funded by an increase in the Company's gross expenditures for software products developed and purchased by 59% in fiscal 1997. The Company's product development program has been directed toward creating a suite of complementary products to meet customer and marketplace requirements for a more complete electronic document management solution.

       INSCI offers numerous services including software installation, training, software maintenance support and systems integration. INSCI's advanced systems integration services division works with its customers to integrate these various technologies into existing technical environments to leverage investments in technology. INSCI's current business strategy is to develop and provide document management solutions in a fully integrated and customized manner that enables customers to improve their business processes and competitive position.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                  THE OFFERING

Common Stock being registered ........................  16,769,991 (1) shares of Common Stock $.01
                                                        par value per share
Common Stocks outstanding and
to be outstanding after this registration.............  4,436,107(2)

Common Stock to be Outstanding
after the registration assuming the exercise of all
options and warrants and the conversion of all
shares of Preferred Stock issued into common stock.     18,345,533(1),(3) shares

Use of Proceeds.......................................  INSCI Corp. will not receive any proceeds
                                                        from the sale  of
                                                        Common Stock pursuant
                                                        to the offering unless
                                                        options and warrants are
                                                        exercised. In that
                                                        event, proceeds received
                                                        will be used for working
                                                        capital, general
                                                        corporate purposes and
                                                        acquisitions.

NASDAQ(SM) Small Cap Market Symbols...................  INSI, Common Stock,
                                                        INSIW, Warrants

Boston Stock Exchange Symbols.........................  INI, Common Stock,
                                                        INIW, Warrants

----------
(1) Assumes the exercise of all options, and warrants and the conversion of all Preferred Stock. Also assumes dividends issued on 10% Preferred Stock, with an assumed market price of Common Stock at $2.50, and dividends issued on 8% Preferred Stock with a market price of $3.75.

(2) Includes 2,860,565 shares previously issued and being registered herein, and does not assume the exercise of any options and warrants or the conversion of any Preferred Stock.

(3) Does not include 868,365 shares of Common Stock underlying Stock Options with exercise prices between $.94 and $6.00 granted by the Company as of July 31, 1997.

                                    RISK FACTORS

      See "Risk Factors" for a description of certain risks relevant to an investment in the Common Stock.

--------------------------------------------------------------------------------
                               SUMMARY FINANCIAL DATA

      The summary historical financial data presented below for each of the five fiscal years ended March 31, have been derived from audited Financial Statements. The summary historical data presented below for the three months ended June 30, 1996, and June 30, 1997, were derived from INSCI Corp.'s Unaudited Condensed Financial Statements which contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the three months ended June 30, 1997, are not necessarily indicative of the operating results that may be expected of the full fiscal year. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Financial Statements and Notes thereto, the Unaudited Condensed Financial Statements and Notes thereto and the other financial information included elsewhere in this Prospectus.

                                                            TWELVE MONTHS ENDED                 THREE MONTHS ENDED
                                                                 MARCH 31,                         (UNAUDITED)
                                             -------------------- ------------------------------------------------
                                              FISCAL    FISCAL    FISCAL    FISCAL    FISCAL   JUNE 30,   JUNE 30,
In thousands, except per share amounts         1993      1994      1995      1996      1997      1996      1997
------------------------------------------------------------------------------------------------------------------
Net Revenue                                  $5,869    $8,187    $7,188    $7,913    $11,381   $2,936     $1,803
Gross Margin                                 $2,210    $3,849    $3,684    $4,602    $ 6,755   $1,865     $  721
Net Income (loss)                            $(2,899)  $(2,968)  $(3,113)  $(1,452)  $  (936)  $   95    $(1,163)
Net Income (loss)
Per Share                                    $(1.54)   $(1.55)   $(1.04)   $(0.53)   $(0.62)   $(0.03)   $ (0.33)
Total Assets                                 $3,929    $5,242    $5,299    $5,193    $10,491   $4,886    $ 8,780
Working Capital                              $(2,697)  $(6,190)  $883      $60       $ 4,724   $  358    $ 3,409
Long Term Debt                               $894      $648      $32       $44             -   $   44          -


Preferred Stock                              0         0         $1,634    $12           $37   $   12    $    36

--------------------------------------------------------------------------------


      OFFICERS AND DIRECTORS PARTICIPATING AS SELLING SHAREHOLDERS
      A majority of the present officers and directors of the Company are participating as selling shareholders in the offering and may potentiallly sell all or significantly all of their current holdings in the Company.

 POTENTIAL NEGATIVE EFFECT OF REGISTRATION OF 16,769,991 SHARES OF COMMON STOCK
      There are currently 4,436,107 (Including 2,860,565 shares of common stock being registered herein) shares of the Company's Common Stock issued and outstanding. The registration of 16,769,991 shares of Common Stock for resale may potentially have a negative effect on the trading market price of the shares of Common Stock issued and outstanding prior to the registration and may result in substantial dilution, provided all selling shareholders offer for sale the shares being registered for their account and that all the shares underlying the options, warrants and convertible securities are vested and exercised by the selling shareholders, then in that event, the currently issued and outstanding 4,436,107 shares of common stock will sustain a substantial dilution of approximately 75% and a potential adverse effect to the market price of the common stock as a result of the registration of 16,769,991 shares of common stock.

                       DIVIDEND OBLIGATIONS OF THE COMPANY
    The Company is currently obligated to pay dividends on its 10% Convertible Redeemable Preferred Stock, 10% Convertible Preferred Stock and 8% Redeemable Preferred Stock. At the option of the Company dividends may be paid in cash or in kind. The Company is currently unable to make payment of its dividend obligations out of corporate funds. See "Dividend Policy" on page .

                                 RISK FACTORS
    Prospective investors should review carefully and consider the factors described under "Risk Factors".

    The securities offered hereby are highly speculative in nature and involve a high degree of risk. Therefore, each prospective investor should consider very carefully certain risks and speculative factors inherent in and affecting the business of the Company prior to the purchase of any of its common stock as well as all of the other matters set forth herein. The Company refers each prospective investor to the 10-KSB Report filed for the fiscal year ended March 31, 1997 and to Form 10-QSB for the fiscal quarter that ended June 30, 1997, as well as the Form 8-K Reports all of which are incorporated by reference herein. Certain of these risks and speculative factors are as follows:

1. HISTORICAL INABILITY TO ACHIEVE PROFITABILITY; FACTORS AFFECTING OPERATING RESULTS

      INSCI has experienced, and may in the future experience, significant quarter to quarter fluctuations in revenues and the results of operations. Such fluctuations may result in volatility in the market price of the Company's Common Stock. Quarterly revenues and results of operations may fluctuate as a result of a variety of factors, including the lengthy sales cycle for the Company's products, the proportion of revenues attributable to software license fees versus services, the amount of revenue generated by alliances with other companies selling INSCI's products, demand for the Company's products, the size and timing of individual license transactions, the introduction of new products and product enhancements by the Company or its competitors, changes in customer budgets, competitive conditions in the industry and general economic conditions. Additionally, the sale of the Company's products generally involves a significant commitment of capital by its customers and may be delayed due to time-consuming authorization procedures within an organization.

      While the Company has achieved an operating income in some quarters, INSCI historically has been unable to generate sales volumes necessary to achieve profitability on a sustained basis. INSCI's operating results are affected by a wide variety of factors, including many of which are beyond the control of the Company. The principal factors are the organization and management of INSCI's sales force and its distribution partners, market acceptance of INSCI's products, customer demand for INSCI's products and services, the level of orders which are received and can be shipped in a quarter, and product performance and reliability. Other factors include INSCI's ability to design and introduce on a timely basis new products which compete effectively on the basis of price and performance and which address customer requirements, product obsolescence, technological changes, competition and competitive pressures on price, and general economic conditions affecting the investment by potential customers in peripheral computer devices. Many of these factors are beyond the control of the Company. There is no assurance that the Company can sustain its sales volume going forward or that it will be able to achieve a profit in the marketing of its products.

      For the Company's first fiscal quarter ended June 30, 1997, the Company sustained a loss of $1,163,000 and a loss of $.33 per share as compared to a profit of $95,000 for the quarter ended June 30, 1996, with a loss of $.03 per share. There is no assurance that the Company will be able to achieve the sales and revenue required to operate profitably and not continue to experience losses even though the Company is in the process of implementing cost reductions.


2. POTENTIAL NEGATIVE AFFECT BY THE REGISTRATION OF SHARES FOR OFFICERS AND DIRECTORS AS PARTICIPATING SELLING SHAREHOLDERS

      The Company is registering 16,769,991 shares of Common Stock of which 3,165,942 shares are issued and/or issuable upon vesting and exercise, to a majority of the present Officers and Directors, as a result of options and/or warrants granted to them. Resultantly, the sale or potential sale upon vesting and exercise by Officers and Directors as Selling Shareholders of all or significantly all of the shares owned by them may potentially have a negative affect on the trading market of the Company's Common Stock. (See Selling Shareholders.)

3. COMPANY'S OBLIGATION TO FILE A REGISTRATION STATEMENT FOR SHARES OF COMMON STOCK UNDERLYING 10% CONVERTIBLE REDEEMABLE PREFERRED STOCK.


    The Company sold $1,200,000 in 10% Convertible Redeemable Preferred Stock ("10% Redeemable Preferred Stock") in a private placement offering in June 1995. As a part of the Offering, the Company agreed to file a registration statement with the Securities and Exchange Commission (the "Commission") to register the shares of Common Stock underlying the 10% Redeemable Preferred Stock within ninety (90) days after the closing of the private placement. (The underlying shares of Common Stock and dividends issued on the 10% Redeemable Preferred Stock are included in the within registration.) The 10% Redeemable Preferred Stock is convertible at the option of the holder into shares of Common Stock at the greater of $.10 per share or 50% of the average closing bid price of the Common Stock during the twenty (20) trading days preceding the date that a conversion notice may first be given (See Conversion schedule in "Description of 10% Redeemable Convertible Preferred Stock"). The Company has also granted cost free registration rights for additional shares of Common Stock to stock and warrant holders and is in default in its agreement to file a registration statement for the shares of Common Stock. The Company may be liable in damages for violations of its registration rights agreement.


4.  ACCUMULATED DEFICIT; PREFERRED STOCK DIVIDED OBLIGATION


    INSCI has incurred significant losses since its commencement of business in 1989. Its accumulated deficit from inception until June 30, 1997 was approximately $19,185,000. During the fiscal year ended March 31, 1996, it sustained a loss of approximately $1,452,000. During the first quarter ended June 30, 1996, the Company had a net income of $95,000. During the second quarter ended September 30, 1996, the Company sustained a loss of $878,000. During the quarter ended December 31, 1996 the Company had a net income of $98,000. For the fiscal year ended March 31, 1997, the Company sustained a loss of $936,000. For the quarter ended June 30, 1997, the Company sustained a loss of $1,163,000. As a result of the completion of the Company's 1995 10% Convertible Redeemable Preferred Stock Private Placement Offering, the 1996 10% Convertible Preferred Stock Private Placement and the Company's 1996 Private Placement of Units of 8% Convertible Preferred Stock and warrants, the Company will be required to provide dividends of approximately $628,000 per annum in cash or in stock at the option of the Company. The Company has obligations through 1999 to pay dividends on shares of Preferred Stock in the event that holders do not exercise their right of conversion.


5. NEED FOR ADDITIONAL WORKING CAPITAL, INABILITY TO BORROW UNDER EXISTING CREDIT FACILITY


    The Company believes that it will require substantial funds for working capital and additional future product development. There can be no assurance that the Company will be able to raise additional funds on terms favorable to the Company or at all, or that such funds, if raised, will be sufficient to permit the Company to conduct its operations as currently contemplated. The Company's completion of the 10% Convertible Redeemable Preferred Stock Private Placement in September 1996 and the 8% Unit Private Placement Offering in November 1996 for an aggregate of $6,350,000 of which approximately $3,000,000 was intended for acquisitions of other companies.


    The Company has established a bank line for working capital and equipment financing totaling $1,750,000 with Silicon Valley Bank. This line contains standard banking covenants relating to financial ratios and profitability that must be obtained by the Company in order for it to utilize this loan. As of June 30, 1997, the Company was not in compliance with the profitability covenant of no loss for the quarter and was not able to borrow against this bank line. There can be no assurances that in the future the Company will meet these covenants and accordingly, that this bank line will be available to the Company as a source of working capital.

6.   POTENTIAL ADVERSE MARKET PRICE IMPACT FROM SHARES ELIGIBLE FOR FUTURE SALE.

    The registration of 16,769,991 total shares of common stock for resale may adversely affect the trading market price of the Common Stock and warrants and result in a significant dilution of approximately 75% of the total number of issued and outstanding shares of common stock outstanding prior to the registration. The Company presently has an aggregate of 4,436,107 shares of Common Stock outstanding and approximately 9,909,426 (not including 868,365 shares of Common Stock underlying incentive stock options) shares reserved for issuance (hereinafter collectively, "Reserved Securities") upon the exercise of outstanding options, warrants and rights and upon the conversion of other outstanding convertible securities. Of the 4,436,107 shares of Common Stock issued and outstanding, 1,575,542 are free trading without restriction under the 1933 Act and the remaining 2,860,565 shares of Common Stock are "restricted securities" as defined by Rule 144 promulgated under the 1933 Act. The Company is currently registering 2,860,565 shares of restricted Common Stock, 3,407,942 shares of Common Stock underlying options, 934,299 shares of Common Stock underlying shares of 10% Convertible Redeemable Preferred Stock, 762,755 shares of Common Stock underlying shares of 10% Convertible Preferred Stock, 3,989,325 shares of Common Stock underlying units which are comprised of shares of 8% Preferred Stock and Warrants, and 815,105 shares of Common Stock underlying Warrants, Reserved Securities which are issuable by the Company upon the exercise or conversion of outstanding options, warrants, rights and other convertible securities. The Company has agreed to register shares of Common Stock underlying conversion of Preferred Shares subscribed to by Selling Shareholders under the Company's 1995 10% Convertible Redeemable Preferred Stock Placement, the 1996 10% Convertible Preferred Stock Placement, the 1996 8% Unit Placement and for other registration commitments by the Company (the number of shares underlying the 10% Convertible Redeemable, 10% Convertible Preferred Stock and 8% Units are based upon certain assumptions and subject to change. See "Notes to Selling Shareholders.").

7.   REGISTRATION OF 4,000,000 SHARES OF COMMON STOCK FOR ACQUISITIONS


    Included in the within Registration Statement is 4,000,000 shares of its Common Stock, $.01 par value, intended to be used by the Company in its acquisition program. See "New Business Strategy". There is no assurance that the Company will be able to acquire or attract acquisition candidates that are compatible with the Company's business, or that the Company will receive adequate value for the acquisition of a company. Consequently, there may be further dilution to existing shareholders, as a result of an acquisition by the Company.


8.   DIVIDENDS ON COMMON STOCK NOT LIKELY.

    No dividends have been declared or paid by the Company, and the Company does not presently intend to declare or pay cash dividends on its Common Stock in the foreseeable future. Any earnings that may be generated, of which no assurance can be given, will be used in the foreseeable future to finance the growth of the Company. Under the terms of the Company's existing credit facility with Silicon Valley Bank ("SVB"), consent is required from SVB in order for the Company to pay cash dividends. No such consent is required for dividends paid in the form of the Company's stock.

9.   SUBSTANTIAL DILUTION.


    Investors may experience substantial dilution upon the exercise of outstanding options and warrants, which were granted under the private placement offerings, Stock Option Plans, in addition to other options granted to directors, officers, employees and consultants to the Company. Additionally, payment of dividends on the Preferred Stock in shares of Preferred Stock and/or Common Stock (depending upon the terms of the security) may result in dilution to the holders of Common Stock. Such dilution will reduce the net tangible book value per share and earnings per share attributable to then outstanding shares of Common Stock. The shares of Preferred Stock have mandatory conversion rights. The Company has previously funded operations through the sale of equity securities. In the event of additional sales of equity securities by the Company, holders may experience additional dilution.


10. "PENNY STOCK" RULES.


If the Company fails to maintain NASDAQ(SM) Small Cap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document and the compensation of the Broker-Dealer in the transaction and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotations and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their shares. The NASDAQ(SM) organization has effected changes in trading requirements and should the Company not stay in compliance with these requirements it may affect the Company's ability to maintain its qualification for trading status of its Common Stock and warrants.


11.  NEW BUSINESS STRATEGY.


    The Company's strategy is directed toward creating a suite of complementary products to meet customer and marketplace requirements for a more complete electronic document management solution. In this regard, during fiscal 1997, the Company announced the addition of six new products to its offerings: WebCOINS, an Internet product, COINSflow, a workflow product, Advanced COINSCAN, an imaging product, Advanced COINSERV, a data archive and retrieval product, COINS Demander, a database interface, and Setup Expert, an application set up interface. The Company also announced the release of a Windows NT product in June, 1997.

    The Company intends to continue the development and marketing of its CD-ROM products. Additionally, the Company intends to enhance its industry position by offering expanded systems integration and consulting services and to continue its development program to maintain the technology leadership of its COINSERV products. With the implementation of its new business strategy, the Company is subject to all of the risks inherent in a new business enterprise. These include, but are not limited to, unanticipated problems relating to development, product introduction and acceptance, marketing and competition. The introduction of the new products will involve significant risk to the Company, and while the Company believes that it can achieve profitability under current market conditions and current resources available to the Company no assurance can be given that such Products will be successful or ever result in the achievement of profits or positive cash flow. Further, the implementation of INSCI's new business strategy is likely to impact the Company's attention on its current business and will require a substantial commitment of time and resources. The Company may need additional funds. There can be no assurance that the Company will obtain such additional funds on terms acceptable to the Company, or at all, or that the Company will be successful in the implementation of the aforementioned strategies.


12.  TECHNOLOGICAL CHANGES AND INDUSTRY CONSIDERATIONS


    The market for products such as COINSERV and related systems integration and consulting services and INSCI's new COINS CD-ROM products are characterized by rapidly changing technology, extensive competition, technological complexity and evolving industry standards. Therefore, the performance of INSCI will depend on the success of its existing products as well as its ability to develop and market new products and services or enhance its existing products to accommodate the latest technological advances and customer requirements. INSCI is continually developing additional enhancements to COINSERV and has introduced new software products during fiscal 1998 (year ended March 31, 1998) to further enhance COINSERV, make it substantially easier to install and support, provide additional functions and improve its ease of use. INSCI's business may be adversely affected if INSCI incurs delays in developing new products or enhancements to its existing products or if any new products or enhancements that are developed or acquired do not gain sufficient and timely market acceptance. There can be no assurance that the Company's existing or future product or service offerings will be successful or profitable.

    The Company must continue to insure its products are compatible with products offered by third party vendors, including "server" platforms for COINSERV's client/server software and optical disk storage devices. INSCI has no contractual agreements with any such third party vendors, and there can be no assurance that INSCI will be able to modify COINSERV to be compatible with new products which may be introduced. In addition, there can be no assurance that products or technologies developed by others will not render INSCI's products or technologies noncompetitive or obsolete.

    The ability to provide these products for a competitive price will be subject to numerous potential technological alternative solutions that may be provided by competitive companies. In light of rapidly developing technological solutions in the computer industry, no assurance can be given that the Company's proposed new business strategy will be successful.

    INSCI's products currently do not provide a broad choice of imaging functions. The Company believes that the successful development or acquisition of these capabilities may be essential to the Company's future success. The Company is presently exploring alternatives to obtain an imaging product that will compliment its existing product line. See "New Business Strategy".

    The Company believes that the imaging industry is rapidly consolidating. The Company in order to maintain its industry position and continue its growth is presently conducting an active search for suitable acquisition candidates under the strategy of broadening its product line, increasing sales volume and expanding its distribution channels. However, there can be no assurances that the company will find a suitable acquisition candidate, or that the company will be able to obtain sufficient funds on acceptable terms to the Company or be able to purchase a company or companies from the proceeds raised by the Company in the recently completed private placement offerings or for purposes of acquisitions.


13.  FOREIGN BUSINESS OPERATIONS


    The Company currently has a contractual relation with Technology Providers Ltd., a Sri Lankan vendor, to develop software with respect to its NT Product line. Technology Providers Ltd. is owned by family members of Mr. Krishan Canekeratne who is the Company's Senior Vice President of Development. (See "Certain Relationships and Related Transactions"). INSCI has established a business operation in the Philippines known as Philippine Business Automation Systems (PBAS) and acquired a company known as Action Computer Supplies Holdings PLC in the United Kingdom. Future funding requirements for the Philippine and United Kingdom acquisitions are expected to be offset by revenues generated from these operations and net expenditures for these operations are not expected to be material. While the Company has achieved cost savings with its Sri Lanka vendor, and anticipates cost savings with the formation of its Philippine wholly-owned subsidiary, there can be no assurances that the Company's foreign operations will continue to maintain cost savings or will not be subject to political instability in a particular country. Additionally, although the risk of exposure to currency fluctuations to date have been insignificant, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse impact on the Company's business, operating results and financial condition.


14.  DEPENDENCE UPON PROPRIETARY TECHNOLOGY.


    INSCI's business depends upon its proprietary software technology. INSCI does not hold any patents on any portions of its products at this time but does not anticipate applying for any patents as new products are developed. In order to protect its propriety rights, INSCI relies primarily upon a combination of copyright, trade secret and service mark protection, together with confidentiality and nondisclosure agreements signed by employees, independent contractors and other third parties. There can be no assurance, however, that the steps taken by INSCI to protect its proprietary rights will be adequate to deter misappropriation of INSCI's technology or independent development by third parties of similar technology. INSCI does not believe that its products and proprietary rights infringe upon the rights of any third party. There can be no assurance, however, that third parties will not assert infringement claims against INSCI in the future.


15.  SUBSTANTIAL DEPENDENCE UPON OUTSIDE SALES LEADS.


    The Company depends upon introductions to potential customers provided by companies with which the Company maintains strategic alliances for a significant percentage of its sales. Although the Company does generate sales leads directly from its own internal sale force, it is more efficient to generate sales prospects through the increased use of strategic partners and value added resellers, due to their access to a greater number of potential sales leads than the Company can generate internally. As a result, the Company has substantial dependence upon outside sales leads. Although the Company has written agreements with UNISYS, Xerox Corporation, Storage Technology Corporation, Moore Corporation and, OCE (formerly Siemen Nixdorf Printing Systems) and the Company's principal Value Added Resellers (VARs), which generally provide for discounts, commissions or referral fees for sales of products and services generated by them or by referral to their customers, such agreements do not require customer introductions or provide for minimum required purchases of INSCI's products. If any of the companies with which the Company maintains strategic alliances at any time decide not to refer potential customers to the Company, the Company may suffer reduced sales and increased operating losses. In addition, there can be no assurance that the Company will be able to maintain its strategic alliances on current terms, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -Comparison of Results of Operations" and "Business - Marketing and Sales" contained herein.


16.  INTENSE COMPETITION.


    Competition among companies providing document archival, indexing and retrieval solutions is intense. Several companys' market products that compete directly with INSCI's products and many other companies offer products which potential customers may consider to be acceptable alternatives to INSCI's products and services. Several larger competitors with substantially more resources and capital market computer document storage and retrieval systems utilizing optical disk drive technology. Other competitors offer alternative methods for storing and retrieving computer generated documents, including computer output microfilm/microfiche ("COM") services or solutions in competition with the Company's proposed COINS CD-ROM products and services. INSCI expects that the developing need for cost-effective solutions for indexing, storing and retrieving historical computer data will attract new competitors and newly developed competitive products. Newly developed products could be more effective and cost efficient than the Company's current product or products that it may develop in the future. Many of the Company's existing competitors have, and future competitors may have, substantially more engineering, sales and marketing capabilities, substantially greater financial, technological and personnel resources than the Company, and broader product lines. The principal competitive factors in the optical disk computer output storage and retrieval market are aesthetic presentations, functionality, document access speed, cost, strategic alliance relationships and "open" systems connectivity. There is no assurance that the Company's competitors will not enhance their existing products or new competitors will not introduce new systems or technologies with better features and functions than the COINSERV system or the COINS CD-ROM products. Additionally, alliances between major suppliers of data stream software may be formed to create new standards that may obsolete the Company's products.


17.  DEPENDENCE UPON KEY SUPPLIERS.


    Optical disk storage devices necessary for the use of INSCI's software systems currently are available from a number of third party vendors. INSCI does not intend to manufacture optical disk drive systems or optical disks. An extended interruption of the supply of optical disk drive systems or optical disks or extended performance problems could have an adverse effect on the Company. In addition to optical disk storage devices, INSCI also relies on third party vendors to provide certain industry standard communication protocols. INSCI does not currently have any fixed commitments from any suppliers to provide equipment.


18.  ATTRACTION AND RETENTION OF KEY PERSONNEL.


    The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel. The loss of the services of one or more of the Company's executive officers of other key employees could have a material adverse effect on the Company's business, results of operations and financial condition. The Company is a party to employment agreements with certain executive officers and key employees. The Company also maintains key-person life insurance in the sum of $1,000,000 each on the life of Dr. E. Ted Prince, the Company's Chief Executive Officer and President, Mr. John Gillis the Company's Executive Vice President of Field Operations and Chief Operating Officer and Krishan Canekeratne the Company's Chief Technology Officer and Senior Vice President. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, sales and managerial personnel. While the Company has a college recruiting and contract recruiting program to attract qualified personnel, competition for such personnel is intense, and there can be no assurance that the Company can retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.


19.  CHANGE IN CONTROL PROVISIONS.


    INSCI's Bylaws and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of INSCI, even when these attempts may be in the interests of stockholders. The Delaware General Corporation Law also imposes conditions on certain business combinations with "interested stockholders" (as defined by Delaware law). The Company has provided a provision in certain agreements with key personnel that in an event of a change of control and a termination of those employment agreements without cause that each key employee will be entitled to receive a minimum of one year severance payment and the immediate vesting of all stock options. Additionally, the Company has provided for certain directors, that in the event of a change in control, there will be an immediate vesting of all outstanding options granted under the 1992 directors stock option plan.


20.  LACK OF PRODUCT LIABILITY INSURANCE


    The Company develops, markets, installs and services electronic information and document management systems. Any failure by the Company's products may result in claims against the Company. Due to the high cost of product liability insurance, the Company does not maintain insurance to protect against claims associated with the use of its products. Any claim whether or not successful may result in the Company's expenditure of substantial funds in litigation. Additionally any claim may require managements time and company resource, and may have a materially adverse impact to the Company.


21.  LIMITED ANTI-DILUTION PROTECTION


    Holders of 8% Preferred Stock and/or Warrants, have anti-dilution protection and adjustment right with respect to : (i) any subdivision of the outstanding shares of Common Stock of the Company into a greater number of shares of Common Stock; (ii) any declaration of a dividend or any other distribution by the Company upon its Common Stock payable in shares of Common Stock; (iii) any capital reorganization or reclassification of the capital stock of the company; or (iv) any consolidation or merger of the Company with another entity. Investors who convert 8% Preferred Stock will incur dilution in the event the Company issues Common Stock below $3.75 per share, and investors who have exercised Warrants will also incur dilution in the event the Company issues Common Stock at below $5.00 per share. In the event that any of the events are triggered with respect to the anti-dilution rights there may be an adjustment with respect to the 8% Preferred Stock and/or warrants issued which may result in a substantial dilution to shareholders.


22.  POTENTIAL INSUFFICIENT NUMBER OF SHARES OF COMMON STOCK


    In addition to the 1,466,668 Units (each unit comprised of one share of 8% Preferred Stock, which earns dividends of 8% per annum and a warrant convertible into a share of Common Stock; each share of 8% Preferred Stock and warrant is convertible into one share of Common Stock respectively.)issued under the Company's 1996 Private Placement completed in November 1996, the Company also issued 1,350,000 shares of 10% Convertible Preferred Stock under another Private Placement completed in 1996. Each share of 10% Convertible Preferred Stock is to be converted by the holder into shares of Common Stock at a 30% discount to the average market price of such Common Stock for the ten trading days prior to conversion (regardless of the market price for shares of Common Stock). Additionally, in June 1995, the Company issued $1,200,000 of 10% Convertible Redeemable Preferred Stock , which is able to be converted over a period of time at the greater of $.10 per share or 50% of the average closing bid price of the Common Stock during the 20 days preceding the day of conversion. In the event that the trading share price of the Company's Common Stock declines for the period of the time provided for in the Convertible Redeemable Preferred Stock Placement, then in that event shareholders may experience additional dilution as a result of the decline in the trading price of the Common Stock.

    Additionally, if the price of the Company's Common Stock falls below $.20 per share, the Conversion of 10% Convertible Redeemable Preferred Stock may result in an insufficient amount of underlying shares of Common Stock which would require the Company to seek shareholder approval for an increase in its Common Stock capitalization.


23. LIMITED NUMBER OF SHARES TRADING ON THE NASDAQ SMALL CAP MARKET


    The thirty day average number of shares of the Company's Common Stock trading on the NASDAQ Small Cap market is approximately 8,700 shares per day. Upon completion of this registration of 16,769,991 shares, a substantial number of shares will be available for sale on the trading market, and may result in an adverse impact on the trading market price of the Company's Common Stock. There can be no assurance that the trading market will be able to absorb the number of shares offered for sales by participants in the registration statement.

                                USE OF PROCEEDS

    The Company will not receive any proceeds upon filing of this registration. In the event any option or warrant holder elects to exercise, then in that event the Company will receive proceeds. In the event proceeds are received, they will be used for working capital, and general corporate purposes.

    INSCI has agreed to pay all fees and expenses related to this offering and to provide to selling stockholders a cost free registration for shares owed by Selling Stockholders and for the shares underlying preferred stock options and warrants. The Company has also agreed to maintain an effective registration for a period of three years.

                                DIVIDEND POLICY

    INSCI has never declared or paid any cash dividends on its Common Stock and does not expect to pay cash dividends on its Common Stock in the foreseeable future. The Company under certain circumstances may be required to pay cash dividends on its Preferred Stock. See "Dividends" and "Description of Securities
- Preferred Stock". The Company is restricted from paying cash dividends in the terms of its line of credit with Silicon Valley Bank. The Company has paid cumulative stock dividends through June 30, 1997 on each class of its Preferred Stock as follows:

                                                  Dividends           Shares
                                                     Paid             Issued
                                                  ---------           ------
10% Convertible Redeemable Preferred Stock        $105,000            49,000
10% Convertible Preferred Stock                    113,000            32,755
8% Convertible Preferred Stock                    $300,000            86,284

DIVIDENDS

O  COMMON STOCK

    No dividends have been declared or paid by the Company since its inception. INSCI intends to retain all earnings when realized to finance future growth and therefore does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. All dividends must be paid on preferred stock prior to paying any dividends on common stock.

O  10% CONVERTIBLE REDEEMABLE PREFERRED STOCK

    The 10% Convertible Redeemable Preferred Stock ("10% Convertible Redeemable Stock") issued under the Company's 1995 Private Placement will accrue cumulative dividends at a rate equal to 10% per annum of the issued price of $1.00 per share (the "Issue Price"), payable semi-annually out of the funds legally available therefore on April 15 and October 15 in each year with respect to dividends accrued as of March 31 and September 30 in each such year (each a "Dividend Payment Date"). At the option of the Company, dividends may be paid in cash or in-kind. Dividends in-kind shall be paid by delivery of that number of shares of Common Stock determined by dividing the amount of the aggregate dividend accrued and payable by an amount (not less than $.10) equal to 50% of the average closing bid price of the shares of Common Stock during the twenty
(20) trading days immediately preceding a dividend payment date.

O  10% CONVERTIBLE PREFERRED STOCK

    The 10% Convertible Preferred Stock ("10% Preferred Stock") issued under the Company's Private Placement Offering which closed in September 1996 will pay a stock dividend of 10% per annum payable on a semi-annual basis, or in the alternative, the Company may elect to make payment of the dividend as an annual 8% cash dividend. If the Company elects to make dividends payable in cash they will be payable semi-annually out of funds legally available therefore on June 30 and December 31 in each year. Dividends payable in-kind shall be paid by delivery of the number of shares of Common Stock determined by the average of the trading market price of the shares of Common Stock during the ten (10) trading days immediately preceding a dividend payment date.

O  8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

    The 8% Convertible Redeemable Preferred Stock ("8% Preferred Stock") issued in the Company's Unit Private Placement which closed in November 1996 will pay dividends of 8% per annum on a quarterly basis and are cumulative. Dividends can be paid in cash or 8% Preferred Stock at the option of the Company. The 8% Preferred Stock payable as dividends is to be valued at the lesser of $3.75 (three dollars seventy-five cents) or the average bid price for Common Stock for twenty (20) consecutive trading days prior to the end of the quarter. In the event that the average bid price for Common Stock during any sixty (60) day period commencing August 1, 1998 is $2.75 (two dollars seventy-five cents) or less, holders of a majority of outstanding 8% Preferred Stock can elect to have dividends paid in cash for the balance of the life of the 8% Preferred Stock (the "Cash Election"). If the Company fails to honor the Cash Election, the Company must pay dividends in shares of 8% Preferred Stock (valued at the lesser of $3.75 or the average bid price for Common Stock for twenty (20) consecutive trading days prior to the end of the quarter) and a majority of holders of 8% Preferred Stock shall have the right to designate one (1) Board Member and the Company shall immediately appoint a designee and use its best efforts to cause the election of the designee for so long as twenty-five (25%) percent of the 8% Preferred Stock remains outstanding. In the further event the average bid price for Common Stock during the last thirty (30) day period of any quarter commencing with the thirty (30) day period beginning September 1, 1998 is $3.75 (three dollars seventy-five cents) or less, annual dividends on 8% Preferred Stock will be automatically readjusted to eleven (11%) percent per annum for the balance of the period that any 8% Preferred Stock is outstanding.

CAPITALIZATION

    The following table sets forth the actual capitalization of the Company as of June 30, 1997. This table should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                          AT JUNE 30,
                                             1997
                                        (IN THOUSANDS)
                                        --------------
NOTES PAYABLE
  Current                                     36
                                              --
                                              36
                                              ==

STOCKHOLDERS' EQUITY
10% Convertible redeemable preferred           8
stock, $.01 par value authorized
10,000,0000 shares, 1,240,000
issued, 797,474 outstanding

10% Convertible preferred stock,              14
$.01 par value authorized 10,000,0000
shares, 1,350,000 issues and outstanding

8% Convertible redeemable preferred           14
stock, $.01 par value authorized
10,000,000 shares, 1,333,333 shares issued
and 1,419,617 outstanding

Common Stock, $.01 par value                  43
authorized 40,000,000 shares, issued
and outstanding 4,369,688(1)

Additional paid in capital                  25,405

Accumulated deficit                        (19,185)
                                            ------

Total stockholders' equity                   6,335
                                            ------

Total capitalization                         6,335


----------
(1) Excludes an aggregate of 868,365 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of July 31, 1997.



                                   DILUTION

   Dilution is not applicable.

                             SELECTED FINANCIAL DATA

    The following Selected Financial Data should be read in conjunction with the Financial Statements and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operation" included elsewhere in this Prospectus. The Selected Financial Data presented below under "Statement of Operations Data" and "Balance Sheet Data" as of and for the fiscal year ended March 31, 1997 are derived from the Financial Statements of INSCI Corp. which have been audited by Pannell Kerr Forster P.C., independent auditors. The Financial Statements for each of the years ending March 31, 1996 and 1995 are derived from the Financial Statements of INSCI Corp., which have been audited by Mahoney Cohen & Company, CPA, P.C., independent certified public accountants. The Financial Data for each of the fiscal years ended March 31, 1994 and 1993 and is derived from, and is qualified by reference to, Financial Statements audited by Grant Thornton, independent certified public accountants. The information set forth below should be read in conjunction with such Financial Statements and Notes thereto. The Selected Financial Data presented below for the three months ended June 30, 1997 and 1996, are derived from the unaudited Financial Statements of the Company. The unaudited Financial Statements have been prepared on the same basis as the audited Financial Statements and, in the opinion of Management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and its results of operations for such periods.


                                                                TWELVE MONTHS ENDED                           THREE MONTHS ENDED
                                                                     MARCH 31,                                    (UNAUDITED)
                                            --------------------------------------------------------------------------------------
                                                                                                            JUNE 30,      JUNE 30,
In thousands, except per share amounts        1993         1994         1995         1996        1997      1996(1)(2)       1997
                                            -------      -------      -------      -------     -------      ---------     ---------
STATEMENT OF OPERATIONS DATA:
Revenue                                     $ 5,869      $ 8,187      $ 7,188      $ 7,913     $11,381       $ 2,936      $ 1,803
Cost of revenue                               2,762        4,338        3,504        3,311       4,626         1,071        1,082
Write down of software development costs        897         --           --           --          --            --           --
Product development                             745        1,147        1,364        1,758       2,170           445          478
Selling, general and administrative costs(3)  4,036        4,686        5,441        4,326       5,636         1,330        1,452
Write-off of registration costs                 --           330         --
Operating income (loss)                      (2,571)      (2,314)      (3,121)      (1,482)     (1,051)           90       (1,209)
Interest income (expense), net                 (328)        (654)           8           30         115             5           46
Net loss                                    ($2,899)     ($2,968)     ($3,113)     ($1,452)      ($936)          $95      ($1,163)
Preferred stock dividend                        -            -           (253)        (470)     (1,543)         (199)        (244)
Net income (loss) applicable to
  common stock                               (2,899)      (2,968)      (3,366)      (1,922)     (2,479)         (104)      (1,407)
Net loss per common share                    ($1.54)      ($1.55)      ($1.04)       ($.53)     ($0.62)       ($0.03)      ($0.33)
Weighted average common shares outstanding    1,878        1,913        3,242        3,655       4,022         3,883        4,284

BALANCE SHEET DATA:
Working capital (deficiency)                 ($2697)     ($6,190)         883           60     (4,724)          358        3,409
Total assets(4)                               3,929        5,242        5,299        5,193      10,491         4,886        8,780
Long-term indebtedness                          894          648           32           44        --             --           --
Stockholders' equity (deficiency)(4)         (1,724)      (4,692)       1,601        2,519       7,452         2,706        6,299



(1) Reflects impact of Courtland Acquisition which is not material on operating data of year ended March 31, 1997. Refer to Note D for Proforma information for Courtland for year ended March 31, 1996.

(2) Increases in revenues for year end March 31, 1997 are discussed in management's discussion and analysis (MD&A).

(3) Includes non-recurring charges of $325,000 for year ended March 31, 1996 and $500,000 for year ended March 31, 1995. Charges for 1995 are for expenses related to moving the company's headquarters from White Plains, N.Y. to Westborough, MA. Refer to MD&A.

(4) The increase in assets and stockholder's equity for the year ended March 31, 1997 is primarily due to additional equity funds raised by the company during the fiscal year. Refer to MD&A and Note J.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

    The Company was incorporated on December 20, 1989 as a wholly owned subsidiary of IMTECH. Effective December 1, 1989, the Company consummated an acquisition (the "Acquisition") of certain assets from Acctex for a purchase price paid by delivery to Acctex of 144,865 shares of IMTECH's Class A Common Stock which were contributed by IMTECH to the Company and valued at $335,000, and the assumption of capital lease liabilities valued at $73,000. Assets purchased from Acctex included computer software, customer support and maintenance agreements and certain trade names. Prior to the Acquisition, Acctex marketed its single user stand-alone software document indexing, storage and retrieval software primarily to end users and distributors. Following the Acquisition, the Company engaged in substantial efforts to expand the size and geographical coverage of its direct sales force and its network of distributors. The Company also engaged in efforts to enhance the acquired software with additional functions and features and marketed the stand-alone single user software under the COINSERV trademark. IMTECH provided working capital for operations through periodic advances to the Company.

    At the end of fiscal 1991, the Company revised its business objectives by changing its primary focus to a strategy of developing and marketing more complex client/server software that is designed to be integrated into a customer's existing local or wide area network and to receive computer generated documents directly from the customer's existing host computer. During this period, the Company also undertook to develop significant additional software functions, to develop additional COINSERV versions that operate compatibly with the computer operating systems and equipment of additional vendors of computer servers and optical disk drives. The Company believed it was in its best long-term interest to adopt a strategy of focusing on the development and sale of client/server software in order to serve a larger potential market for document storage, indexing and retrieval software that can be used concurrently by multiple computer operators connected to the COINSERV server through a customer's existing local or wide area network.

    On April 21, 1994, the Company received net proceeds of approximately $7,159,000 from an initial public offering of its equity securities. The Company used the proceeds of its public offering to enhance the COINSERV software and develop new products, hire software developers, system engineers, and customer support personnel and significantly increase marketing spending.

    On March 28, 1996 the Company acquired certain assets from a non-affiliated company known as Courtland Group, Inc. ("Courtland"). The purchase of assets transaction involved the payment by the Company to or on behalf of Courtland of the sum of $679,000 in cash, common stock, and a note payable, plus assumption of $96,000 in accrued liabilities.

    On September 12, 1996 the Company completed a private placement financing under Regulation "D". Proceeds from this offering, before underwriting commissions and expenses, totaled $5,000,000. On September 20, 1996 the Company completed a private placement financing under Regulation "D" for the sum of $1,350,000, before underwriting commissions and expenses.


    On March 3, 1997 the Company acquired certain assets and business from non-affiliated entities, known as Action Computer Supplies Holdings PLC ("Action") and DSI Data Systems International, Ltd. ("DSI"), both United Kingdom-based companies. On March 31, 1997 the Company also purchased the assets of a company known as Philippines Business Automation Systems, Inc. ("PBAS"), a corporation organized under the laws of the Republic of the Philippines. The acquisition cost of Action, DSI and PBAS totaled approximately $170,000 and is not considered significant by the Company.

COMPARISON OF RESULTS OF OPERATIONS

      The following table sets forth, for the periods indicated, the percentage relationship that certain items of the Company's results of operations bear to total revenue.

                                                   Three months ended
                                                        June 30,
                                                   1997          1996
                                                   ----          ----
Revenue                                              %             %
                                                     -             -
    Product                                         42            51
    Services                                        58            49
                                                   ---           ---
       Total revenue                               100           100
Cost of revenue
    Product                                         23            13
    Services                                        37            23
                                                   ---           ---
       Total cost of revenue                        60            36
                                                   ---           ---
Gross margin                                        40            64
Expenses
    Sales and marketing                             55            30
    Product development                             27            15
    General and administrative                      25            16
                                                   ---           ---
       Total expenses                              107            61

Income (loss) from operations                      (67)            3
Interest income (expense)                            2             -
                                                   ---           ---
Net income (loss)                                  (65)            3
                                                   ===           ===

THREE MONTHS ENDED JUNE 30, 1997 AS COMPARED
TO THE THREE MONTHS ENDED JUNE 30, 1996:


REVENUE
    INSCI develops, sells, installs and supports imaging, print-on-demand, data archive and retrieval and workflow software products. Sales to end users generally include software, systems integration and consulting services, installation, and training. Post-installation maintenance and customer support is available under the terms of a separate contract at an additional charge. INSCI sells its products through a combination of a direct sales force and indirectly through VAR's, distributors and sales alliances with companies including Unisys Corporation, Moore Corporation, Storage Technology Corporation and Xerox Corporation. Revenue is net of discounts and allowances given to third party VARs and distributors.

    Total revenue for the quarter ended June 30,1997 (the "current quarter") was $1,803,000 and decreased by 39% compared to revenue of $2,936,000 for the quarter ended June 30, 1996. Product revenue was $758,000 for the June 30, 1997 quarter and decreased by 49% compared to the same quarter last year. The decline in revenue for the quarter, primarily in the product revenue segment, reflects the transition the Company is making towards selling more of its products through new and existing indirect sales channels. During the June, 1997 quarter, the Company's sales and technical personnel spent a higher than usual amount of their time supporting the Company's indirect sales channel and training the channel on the six new products that the Company has introduced during the last six months. This channel support and training time resulted in less time for closing direct sales accounts, with the impact of lower revenues for the current quarter. The Company believes that the investment made in its indirect sales channels will potentially help the Company's future revenues to grow as a result of greater sales coverage afforded by the indirect channel as compared to the Company's limited direct sales force. The Company can not, however, predict with any degree of certainty, when and by what amount revenues may increase as a result of increased indirect channel support.

    Services revenue, which includes systems integration and maintenance revenues, was $1,045,000 for the quarter ended June 30, 1997 and decreased by 27% compared to revenue of 1,437,000 for the same quarter last year. This decrease reflects systems integration revenues of $519,000 for the current quarter which decreased by 46% compared to revenue of $968,000 for the same quarter of last year. Last's year's quarter included a major systems integration contract with one customer, which was not replaced with a similar contract in the current quarter. The Company's on-going sales activities include efforts to secure major systems integration contracts. Maintenance revenue for the current quarter was $526,000 and increased by 12% compared to revenue of $469,000 for the same quarter last year. The increase in maintenance revenue reflects the growth of the Company's installed base of customers, most of which renew their maintenance contracts on a yearly basis.

    GROSS MARGIN AND COST OF REVENUE
    Gross margin for the quarter ended June 30, 1997 was $721,000 and decreased by 61% compared to gross margin of $1,865,000 for the same quarter last year. This decrease primarily reflects the lower revenues in the current quarter compared to the same quarter last year.

    Cost of product revenue as a percentage of product revenue was 54% in the current quarter as compared to 26% for the same quarter last year. Cost of services revenue was 64% in the current quarter as compared to 48% for the same quarter last year. The increase in cost of revenues in the current quarter for both product and services revenues reflects the relatively fixed nature of several of the costs associated with these revenue categories including amortization of capitalized software expenses and the non-variable organizational infrastructure of the services organization. It is expected that increases in future product and services revenues, should they occur, would result in percentage cost relationships that would be approximately the same as last year.

SALES AND MARKETING

    Sales and marketing expenses for the quarter ended June 30, 1997 were $1,008,000 and increased by $130,000, or 15%, compared to expenses of $878,000 for the quarter ended June 30, 1996. The expense increase reflects marketing programs associated with the introduction of the Company's six new products combined with the establishment of a sales and technical support function in the Philippines to support the Company's planned sales activities in the Far East.

PRODUCT DEVELOPMENT
    The Company's product development program has been directed toward creating a suite of complementary products to meet customer and marketplace requirements for a more complete electronic document management solution. As a result, during fiscal 1997, the Company announced the addition of six new products to its offerings; WebCOINS, an Internet product, COINSflow, a workflow product, Advanced COINSCAN, an imaging product, Advanced COINSERV, a data archive and retrieval product, COINS Demander, a database interface, and Setup Expert, an application set up interface. The Company also released a new Windows NT product in June, 1997.

    The additions to INSCI's product offerings, along with enhancements to existing products, have been funded by the increase in the Company's gross expenditures for software products. Gross product development expenses for the quarter ended June 30, 1997, were $825,000, before capitalization of software expenses of $347,000, for net quarterly product development expense of $478,000. Gross product development expenses for the quarter ended June 30, 1996, were $620,000, before capitalization of software expenses of $175,000, for net quarterly product development expense of $445,000. The increase in gross development expenses in the current quarter versus the same quarter last year was $205,000.

GENERAL AND ADMINISTRATIVE
    General and administrative expenses were $444,000 for the quarter ended June 30, 1997 and decreased by $8,000 compared to $452,000 for the same quarter last year. There were no significant changes within general and administrative expenses for the current quarter versus last year.

INTEREST INCOME (EXPENSE)
    Interest income for the quarter ended June 30, 1997 was $47,000 compared to $8,000 for the same quarter last year. The increase in interest income in the current quarter reflects interest earned on funds received from two regulation D security offerings completed by the Company in September and November, 1996. Interest expense was insignificant for the current and last year's quarters.

NET LOSS

    Net loss for the quarter ended June 30, 1997 was $1,163,000 compared to net income of $95,000 for the quarter ended June 30, 1996. The current quarter's loss is the result of the decrease in revenues along with increases in costs of sales and expenses, as previously stated herein.


COMPARISON OF RESULTS OF OPERATIONS OF FISCAL YEARS 1997, 1996, 1995

    The following table sets forth, for the periods indicated, the percentage relationship that certain items of the Company's results of operations bear to revenue.

                                           FISCAL YEAR ENDED MARCH 31,
                                           --------------------------
                                         1997        1996        1995
                                         ----        ----        ----
Revenue                                  100%        100%        100%
Cost of revenue                           41          42          49
Expenses                                  68          73          87
Non-recurring charges.                     -           4           7
                                         ---         ---         ---
Loss from operations                      (9)        (19)        (43)
Interest income - net                      1           1           -
                                         ---         ---         ---

Net loss                                 (8%)        (18%)      (43%)
                                         ===          ===        ===


COMPARISON OF  FISCAL YEARS ENDED MARCH 31, 1997 VERSUS MARCH 31, 1996

    REVENUE. The following chart compares INSCI's revenue for fiscal 1997 versus fiscal 1996: (in thousands)

                                               FISCAL YEAR ENDED MARCH 31,
                                           ------------------------------------
                                             1997          1996        % CHANGE
                                           -------        ------       --------
Software                                   $ 5,236        $4,099          28%
Hardware                                       501           884         (43)
                                           -------        ------
  Total product revenue                      5,737         4,983          15
                                           -------        ------
Services                                     3,522         1,172         200
Maintenance                                  2,122         1,758          21
                                           -------        ------
  Total services revenue                     5,644         2,930          93
                                           -------        ------
Total revenue                              $11,381        $7,913          44%
                                           =======        ======

    INSCI develops, sells, installs and supports imaging, print-on-demand, data archive and retrieval and workflow software products. Sales to end users generally include software, systems integration and consulting services, installation, and training. Post-installation maintenance and customer support is available under the terms of a separate contract at an additional charge. INSCI also sells software products directly to VAR's, distributors and through sales alliances with companies including Unisys Corporation, Moore Corporation, Storage Technology Corporation and Xerox Corporation. Revenue is net of discounts and allowances given to third party VARs and distributors.

    Revenues for fiscal 1997 totaled $11,381,000 and increased by $3,468,000 or 44% over revenues of $7,913,000 for fiscal 1996. Product revenues were $5,737,000 for fiscal 1997 as compared to $4,983,000 for fiscal 1996. During fiscal 1997, the Company focused on transitioning its revenues to securing more large sized customer orders through a combination of enterprise level software packages, an increase in the number of product offerings that could be sold to each customer, and by providing additional levels of consulting and systems integration services. As a result, the number of large customer orders, in excess of $75,000, increased by 50% in fiscal 1997, as compared to fiscal 1996. This increase in the number of large orders was the primary factor resulting in the 44 % increase in the Company's total revenues for fiscal 1997. The Company plans to continue emphasis of the 1997 programs into 1998. In addition, in fiscal 1998, the Company intends to increase the proportion of revenues generated from its strategic sales partners and to introduce its Windows NT based product.

    Services revenue, which includes systems integration and consulting, custom applications, installation, training, and maintenance, totaled $5,644,000 in fiscal 1997, an increase of $2,714,000 or 93% over service revenue of $2,930,000 in fiscal 1996. This increase is primarily attributable to the growth of the systems integration and consulting revenues which increased to $3,522,000, or 200%, as compared to $1,172,000 for fiscal 1996. This increase reflects the Company's emphasis of providing expanded levels of product related services for its customers.

    COST OF REVENUE. Total cost of revenue for fiscal 1997 was $4,626,000 or 41% of revenue, compared to $3,311,000 or 42% of revenue, for fiscal 1996.

    Cost of revenue for product sales was $1,634,000 or 28% of product revenue for fiscal 1997 compared to $1,784,000 or 36% of product revenue in fiscal 1996. Costs associated with product sales include the costs of hardware and software products purchased from third parties for resale, and amortization of capitalized software development and capitalized purchased software costs. Costs of product revenue varies depending upon the mix of software and hardware included in total systems revenue. The decrease of cost of product revenue as a percent of product revenue primarily reflects planned reductions in hardware sales, which have high product costs as compared to software product costs, combined with other changes in software product mix.

    Costs associated with service revenues principally reflect the costs of systems integration, consulting, and customer support personnel, and the cost of third-party services and hardware maintenance subcontracts. Cost of services revenues was $2,992,000 or 53% of services revenues for fiscal 1997 compared to $1,527,000 or 52% for fiscal 1996, respectively. The 1% increase in the cost of these revenues reflects additions of consulting personnel for anticipated future growth in consulting revenues.

    SALES AND MARKETING. Sales and marketing expenses were $3,693,000 or 32% of revenues as compared to $2,459,000, or 31% of revenue, for fiscal 1996. The increase in sales and marketing expenses for fiscal 1997 reflects the full year impact of the sales resources of the Courtland Group, the assets of which the Company acquired in March 1996, combined with increases in sales commissions related to the increased revenues for fiscal 1997. The Company also added resources to establish a sales and technology center located in the Philippines to support Far East business activity. The Company intends to add additional sales and marketing resources in fiscal 1998 related to the introduction of its Windows NT product combined with added support of its strategic sales partners and for increased international sales activity.

    PRODUCT DEVELOPMENT. Total gross expenditures during fiscal 1997 for product development and purchased software were $3,167,000 (before capitalization of developed and purchased software of $997,000, resulting in net expense of $2,170,000, or 19% of revenues) compared to total fiscal 1996 expenditures of $1,992,000 (before capitalization of developed and purchased software of $234,000, resulting in net expense of $1,758,000 or 22% of revenues). The increase in fiscal 1997 gross expenditures of $1,175,000 was for programs to enhance current product offerings combined with expenditures for new products. The Company's product development program has been directed toward adding products that are complementary to each other in order to provide customers with increased functionality in the format of a suite of products. During fiscal 1997, the Company announced the addition of six new products to its offerings; WebCOINS, an Internet product, COINSflow, a workflow product, Advanced COINSCAN, an imaging product, Advanced COINSERV, a data archive and retrieval product, COINS Demander, a database interface, and Setup Expert, an application set up interface. In addition, the Company is developing a Windows NT product that is scheduled for release in early fiscal 1998. The Company continued its programs to reduce the cost of product development by having selected development performed under a fixed price contract basis by a programming company in Sri Lanka, combined with establishing operations in the Philippines for the purpose of product development and customer support. The Company plans to increase its expenditures for product development in fiscal 1998 in order to add additional products to its product suite and to enhance existing products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1,943,000 or 17% of revenue for fiscal 1997 and increased by $401,000 as compared to $1,542,000, or 20% of revenue, for fiscal 1996. The increase reflects additions in corporate insurance expense, investor relations , professional services and expenses for activities related to potential acquisitions.

    NON-RECURRING CHARGES. During fiscal 1996, the Company paid $250,000 to Marine Midland Bank ("Marine") in full settlement of all claims with respect to a dispute over a 1993 sublease of office space from Marine. In addition, in fiscal 1996, the Company recorded a charge of $75,000 for a fee paid to Bank of New York Financial Corp. ("BNY") in April 1996 to terminate, at the Company's request, the Company's credit facility with BNY.

    INTEREST INCOME/EXPENSE. Interest income in fiscal 1997 was $127,000, partially offset by $12,000 in interest expense for net interest income of $115,000. Interest income in fiscal 1996 was $70,000 partially offset by $40,000 in interest expense for net interest income of $30,000. The increase in interest income in fiscal 1997 primarily reflects interest earned on funds received from two regulation D security offerings completed by the Company in September and November, 1996. The decrease in interest expense for fiscal 1997 reflects the elimination of interest expense related to a 10% subordinated note that was converted to preferred stock in fiscal 1996.

    NET LOSS. During fiscal 1997 as compared to fiscal 1996, the Company's revenues grew at 44% as compared to an expense growth of 28%. As a result, the net loss for fiscal 1997 was $936,000 or 8% of revenue compared to a net loss of $1,452,000 or 18% of revenue for fiscal 1996.

COMPARISON OF  FISCAL YEARS ENDED MARCH 31, 1996 VERSUS MARCH 31, 1995

    REVENUE. The following chart compares INSCI's revenue for fiscal 1996 versus fiscal 1995: (in thousands)

                                           FISCAL YEAR ENDED MARCH 31,

                                             1996       1995        % Change
                                       ----------    -------    ------------
Software                                   $4,099     $3,939              4%
Hardware                                      884        996            (11)
                                           ------     ------
  Total product revenue                     4,983      4,935              1
                                           ------     ------
Services                                    1,172        763             54
Maintenance                                 1,758      1,490             18
                                            -----      -----

  Total services revenue                    2,930      2,253             30
                                            -----      -----
Total revenue                              $7,913     $7,188             10%
                                           ======     ======

    INSCI sells, installs and supports imaging, print-on-demand, and data management and archival storage software products. Sales to end users generally include software, optical storage hardware, systems integration and consulting services, installation, and training. Post-installation maintenance and customer support is available under the terms of a separate contract at an additional charge. INSCI also sells software products directly to VARS and distributors. Revenue is net of discounts and allowances given to third party VARS and distributors. INSCI reported revenue of $7,913,000 in fiscal 1996, an increase of $725,000, or 10%, from revenue of $7,188,000 for fiscal 1995. Product revenues were $4,983,000 for fiscal 1996 compared to $4,935,000 for fiscal 1995, an increase of $48,000 or 1%.

    Services revenue, which includes charges for systems integration and consulting, custom applications, installation, training, and maintenance, totaled $2,930,000 in fiscal 1996, an increase of $677,000 (30%) over service revenue of $2,253,000 in fiscal 1995. This increase is primarily attributable to the growth of the systems integration and consulting revenues which increased to $683,000 in fiscal 1996 from $32,000 in fiscal 1995, due to the emphasis the Company started placing in fiscal 1996 on providing customers with a broader range of services complementary to their complete document management system needs.

    COST OF REVENUE. Total cost of revenue for fiscal 1996 was $3,311,000 or 42% of sales, compared to $3,504,000, or 49% of sales, for fiscal 1995.

    Cost of revenue for product sales increased to $1,784,000 or 36% of product revenue in fiscal 1996 as compared to $1,387,000 or 28% of sales in fiscal 1995. Costs associated with product sales include the costs of hardware and software products purchased from third parties for resale, and amortization of capitalized software development and capitalized purchased software costs. Costs of product revenue varies depending upon the mix of software and hardware included in total system revenue. The increase in cost of product revenue is primarily due to the increase in the level of charges pertaining to the amortization of capitalized software development which increased to $760,000 in fiscal 1996 from $218,000 in fiscal 1995 as a result of the commencement in April 1995 of amortization of the development costs for the COINSERV 2.2 product. This increase was partially offset by an improvement in margin on hardware sales due to lower discounting.

    Costs associated with service revenues reflect principally the costs of systems integration, consulting, and customer support personnel, and the cost of third-party services and hardware maintenance subcontracts. These decreased to $1,527,000 or 52% of services revenue in fiscal 1996 from $2,117,000 or 94% in fiscal 1995. The decrease in costs reflects the change in the mix of support staff levels in fiscal 1996, and $162,000 less in costs associated with hardware maintenance due to the exclusive use of third party contracted services for all of fiscal 1996, and less of services provided by outside contractors and companies.

    SALES AND MARKETING. Sales and marketing expenses were $2,459,000, or 31% of revenue, for fiscal 1996, as compared to $3,070,000 or 43% of revenue, for fiscal 1995. This decrease was attributable to a change in compensation programs and lower travel expenses, and reduced spending on consultants.

    PRODUCT DEVELOPMENT. Product development expenses increased to $1,878,000 (before capitalization of software development expenses of $120,000, resulting in net expenses of $1,758,000) or 24% of revenue in fiscal 1996 compared to $2,185,000 (before capitalization of software development expenses of $821,000 resulting in net expense of $1,364,000) or 30% of revenue in fiscal 1995. While there was only a small change in total spending, the level of capitalization of software development costs dropped $701,000 as a greater proportion of the development staff's time was devoted to sustaining engineering tasks. In addition, during fiscal 1996 the Company commenced a program to reduce its cost of product development by having selected product development performed under a fixed price contract basis by a programming company in Sri Lanka.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $1,542,000, or 20% of revenue, for fiscal 1996, as compared to $1,871,000, or 26% of revenue, for fiscal 1995. The decrease is primarily due to lower compensation related costs, and a reduction in facilities expense.

    NON-RECURRING CHARGES. The Company paid $250,000 in fiscal 1996 to Marine Midland Bank ("Marine") in full settlement of all claims with respect to a dispute over a 1993 sublease of office space from Marine. In addition, in fiscal 1996, the Company recorded a charge of $75,000 for a fee paid to Bank of New York Financial Corp. ("BNY") in April 1996 to terminate, at the Company's request, the Company's credit facility with BNY. The Company incurred $500,000 of expense in fiscal 1995 in conjunction with its move from White Plains, NY to its new headquarters in Westborough, MA. These expenses included the costs of relocating employees and equipment, and employee severance and replacement costs.

    INTEREST INCOME/EXPENSE. Interest income was $70,000 in fiscal 1996 partially offset by $40,000 in connection with interest on the 10% subordinated notes. Interest income-net of $8,000 for fiscal 1995 represents interest income of $64,000 offset by interest expense consisting of charges of $45,000 on intercompany advances from IMTECH, and $11,000 of interest charges from borrowings under its external credit facility.

    NET LOSS. The net loss for fiscal 1996 was $1,452,000 or 18% of revenue compared to a net loss of $3,113,000 or 43% of revenue for fiscal 1995. The decrease in the net loss principally resulted from increased system integration and maintenance revenues, and lower compensation related expense due to lower sales staffing levels and lower commission and bonus expenses.


LIQUIDITY AND CAPITAL RESOURCES

    As of June 30, 1997 the Company had $3,712,000 of cash and cash equivalents and working capital of $3,409,000 in comparison to $219,000 of cash and cash equivalents and working capital of $358,000 as of June 30, 1996. The present cash reserves of the Company are believed to be sufficient to meet the foreseeable needs of the Company. Accounts receivable were $1,978,000 with weighted days outstanding of 56 as of June 30, 1997 compared to receivables of $2,108,000 with weighted days outstanding of 34, as of June 30, 1996. The Company targets collections of 45 days. Amounts below this number represent favorable receivable mix and collection performance. The increase to 56 days for the current quarter reflects extended payment terms that the Company has provided to a number of its customers.

    The Company's cash flows are summarized below for the periods indicated: (in thousands)

                                                       QUARTER ENDED JUNE 30,
                                                          1997         1996
                                                          ----         ----
Cash provided by (used in)
 Operating activities                                   $  (978)      $ (70)
 Investing activities                                      (388)       (229)
 Financing activities                                        10          82
                                                        -------       -----
Increase(decrease) in  cash and cash equivalents        $(1,356)      $(217)
                                                        =======       =====

Cash and cash equivalents at end of period              $ 3,712       $ 219

    The Company used cash of $978,000 in operating activities for the quarter ended June 30, 1997, primarily as the result of its net loss. Net cash used in investing activities was $388,000 for the current quarter, primarily from additions to capitalized software, which increased as a result of the Company's expanded product development program. Cash generated from financing activities was minimal for the quarter, and reflected the exercise of Company stock options.

    On March 28, 1997 the Company obtained a credit facility with Silicon Valley Bank ("SVB") for a working capital line of $1,500,000 and an equipment financing line of $250,000. As of June 30, 1997, the Company could not borrow against the line due to its first quarter loss being in excess of the loss covenant. The Company, at its option, may terminate the line with SVB without penalty. During June, 1997, the Company received a receivable financing proposal from SVB that has covenants which the Company currently meets and under which the Company could borrow up to $2,000,000 or up to 75% of eligible accounts receivable. The Company is reviewing this financing proposal and has made no commitment to proceed with this proposal at this time. This is no assurance that the Company will have a continued availability of the accounts receivable working capital financing line or that the terms of any future financing agreements will be favorable to the Company.

                             CHANGE IN ACCOUNTANTS

    Effective December 30, 1996, by a resolution of the Company's Board of Directors, the Company resolved to change auditing firms from Mahoney Cohen & Company, CPA, P.C. to Pannell Kerr Forster PC. There were no disagreements with the Company's former auditors in any matter of accounting principles, practices, financial statement disclosures or auditing scope or procedures in connection with audits by the Company's former auditors.

                                   BUSINESS

Overview

    INSCI Corp. (INSCI or the "Company") develops, markets, installs and services electronic information and document management systems designed to meet the enterprise-wide needs of organizations which produce large quantities of computer-generated documents and require the storage of and access to a broad array of document types. The Company provides its customers with the ability to electronically capture documents and computer output from a variety of sources, to store information electronically and to access and deliver the information either electronically or via reprints in a fashion that lowers costs, improves quality, improves service and provides greater control to the customer. INSCI's products focus on both the desktop imaging and document management market and the automated document factory production market.

    INSCI's software products marketed under the name, COINSERV, utilize a customer's existing host computer and computer network to link powerful "Server" computers, which perform automated document indexing and optical disk storage functions. This is accomplished with the customer's existing network of "client" computers, which are used by the customer's employees to search, retrieve and distribute documents. COINSERV is an optical-disk based client/server computer output to laser disk (COLD) system. The COLD market addresses print and microfiche replacement using digital-based techniques to replace printing and microfiche production and allowing on-line viewing of reports that would otherwise need to be printed. This produces rapid and major savings for users.

    In fiscal year 1996, INSCI introduced the COINS-CD product aimed at both the corporate and service bureau markets. The new product combines INSCI's core technology with CD-Recordable media for purposes of electronic information distribution. COINS-CD offers the user the advantage of using low-cost and easily available CDS which can be used for distribution of large quantities of data. Use of this type of technology also offers rapid payback for users and service bureaus. These products are often used in conjunction with optical disk-based products and are particularly useful for low cost - large volume information distribution.

    During fiscal 1997, the Company announced the addition of six new products to its offerings; WebCOINS, an Internet product, COINSflow, a workflow product, Advanced COINSCAN, an imaging product, Advanced COINSERV, a data archive and retrieval product, COINS Demander, a database interface, and Setup Expert, an application set up interface. The Company also announced a Windows NT product that is scheduled for release in June, 1997. These additions to INSCI's product offerings were funded by an increase in the Company's gross expenditures for software products developed and purchased by 59% in fiscal 1997. The Company's product development program has been directed toward creating a suite of complementary products to meet customer and marketplace requirements for a more complete electronic document management solution.

    INSCI offers numerous services including software installation, training, software maintenance support and systems integration. INSCI's advanced systems integration services division works with its customers to integrate these various technologies into existing technical environments to leverage investments in technology. INSCI's current business strategy is to develop and provide document management solutions in a fully integrated and customized manner that enables customers to improve their business processes and competitive position.

MANAGEMENT CHANGES

    On June 15, 1995, Dr. E. Ted Prince was appointed President and Chief Executive Officer, replacing the former CEO, David Grace. John Gillis, formerly President and Chief Operating Officer, became Executive Vice President and Chief Operating Officer.

    In September 1995, Dr. Prince was appointed as Chairman of the Board of Directors of INSCI. Two members of the board, Mr. David Grace and Mr. Olin Broadway, resigned from the board at the end of the 1995 fiscal year and were replaced by two new directors, Mr. Frank Murphy and Mr. Leonard Gartner. Mr. Richard Gerstner, was appointed to the board in March 1996. In September of 1996 at the Company's annual meeting for Shareholders Messrs. Prince, Gartner, Gerstner, Murphy and Oxenberg were elected by Shareholders to serve as directors of the Company for the ensuing year.

    In March 1996, Mr. George Trigilio, Jr. was appointed Executive Vice President and Imaging Division Director. Mr. John E. Steinkrauss resigned as the Company's Chief Financial Officer and Vice President of Finance and Administration in May 1996. Mr. Roger C. Kuhn was appointed Vice-President and Chief Financial Officer of the Company in July 1996.

      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)


Selected quarterly results of operation for the four quarters ended March 31, are as follows:

                             FISCAL YEAR 1996
                               QUARTER ENDED
                      --------------------------------------
                      First     Second      Third      Fourth
                      June      September   December   March
                      1995      1995        1995       1996
                      -----     ---------   --------   ------
Revenue                $841      $2,076      $2,155     $2,841
Cost of Revenue         691         850         817        953
                    -------      ------      ------     ------
Gross Margin            150       1,226       1,338      1,888
Sales, Marketing,
Product Development
and General &
Administrative        1,503       1,151       1,253      1,852
                    -------      ------      ------     ------
Earnings (loss)      (1,353)         75          85         36
before non-
recurring charges
and interest

Non-Recurring
Charges                (320)        170        (189)        14
Interest                 18          14           7         (9)
                    -------      ------      ------     ------
Net Income(Loss)    $(1,655)     $  259      $  (97)    $   41
                    =======      ======      ======     ======

                                 FISCAL YEAR 1997               FISCAL YEAR 1998
                                  QUARTER ENDED                  QUARTER ENDED
                    ------------------------------------------  ----------------
                    First      Second      Third       Fourth       First
                    June       September   December    March        June
                    1996       1996        1996        1997         1997
                    -------    --------    --------    -------      --------
Revenue             $ 2,936    $  2,085    $  3,360    $ 3,001      $  1,803
Cost of Revenue       1,071       1,085       1,179      1,290         1,082
                    -------    --------    --------    -------      --------
Gross Margin          1,865       1,000       2,181      1,711           721
Sales, Marketing,
Product
Development and
General &
Administrative        1,775       1,891       2,123      2,019         1,930
                    -------    --------    --------    -------      --------
Earnings (loss)
before interest          90        (891)         58       (308)       (1,209)
Interest                  5          13          40         55            46
                    -------    --------    --------    -------      --------
Net Income(Loss)    $    95    $   (878)   $     98    $  (253)     $ (1,163)
                    =======    ========    ========    =======      ========
-------------------------------------------

This table should be read in conjunction with the Financial Statements provided elsewhere herein.

PRODUCT OVERVIEW

    INSCI Corp. is a supplier of optical-disk based client/server computer output to laser disk (COLD) systems. These are electronic printing and digital repository systems that replace the need to carry out paper-based printing in many situations. This market addresses print and microfiche replacement using digital-based techniques to replace unnecessary printing and microfiche production and allowing on-line viewing of reports that would otherwise need to be printed. This in turn produces savings for users. INSCI's leading product, COINSERV, is recognized as a performance leader in the client-server segment of the market.

    INSCI also has developed CD-based products (COINS-CD) for print and microfiche replacement. These are aimed at both the corporate market for electronic printing and viewing and at the service bureau market. These products offer the user the advantage of using low-cost and easily available CDS which can be used for distribution of large quantities of data. These products are often used in conjunction with optical disk-based products particularly for distribution purposes.

    INSCI develops and markets imaging, document management and work flow products. These products provide a complete document storage system by allowing the user to scan and store images of documents and to store, retrieve and manage the distribution of documents in mixed data formats such as image, word processed documents, and spreadsheet documents. This allows INSCI to offer a complete suite of software which allows a user to address all document storage needs.

    INSCI provides advanced systems integration services to its customers which allow them to integrate its various products and services and to provide more efficient and less costly customer service, printing and mailing operations and to increase their competitive efficiency. The goal of INSCI's present business strategy with respect to its systems integration group is to provide outstanding document management solutions in a fully integrated and customized manner that enable customers to improve their business processes and competitive position.

INSCI STRATEGY

    Since its founding, INSCI has been a leader in adapting high performance index management, data handling and data compression technologies into the design of its industry standards compliant electronic printing and document management systems. INSCI's operating focus has been to develop and provide cost-effective software products and services for the high volume electronic printing, document archive, retrieval, viewing, and distribution requirements of large organizations. The development of strategic relationships that will allow INSCI to market its products to specific markets or technology segments plays an important role in the Company's plans for future growth.

    The Company markets its products and services primarily to financial and commercial institutions which produce large quantities of computer-generated documents and require the storage of and access to such documents as an alternative to printing them or transferring them to microfiche. INSCI's product and service offerings are sold through a combination of direct sales by its own sales force, referrals and strategic partnerships, sales by Value Added Resellers ("VAR's"), distributors and by Company's operating multiple service bureaus.

    INSCI's current business strategy is to develop, enhance and market software and services solutions for electronic printing, document archival, indexing, retrieval and distribution systems. INSCI intends to pursue this strategy through a marketing focus that will seek to leverage these and future strategic alliances.

PRODUCTS AND SERVICES

COINSERV

    INSCI's COLD/electronic printing software product set, marketed under the name COINSERV, utilizes a customer's existing host computer and computer network to link powerful server computers, which perform automated document indexing and optical disk storage functions, with the customer's existing network of client computers, which are used by the customer's employees to search, retrieve, and distribute documents. INSCI emphasizes sales of its multiple user, client/server based software for management of page formatted computer output and scanned image documents.

    The COINSERV client/server product is currently installed at over 300 customer sites which includes all key vertical industry segments. The system is supported on many UNIX platforms and provides LAN/WAN connectivity to Windows & DOS PC's and UNIX terminals. Furthermore, COINSERV provides native terminal connectivity to 7 mainframe and mini-computer systems. This includes TICS 3270, AS400 5250, UNISYS A/V, UNISYS 1100/2200, and Data General MVs.

    ARCHIVE DATA FORMATS: To support enterprise wide document archive requirements, an archive system must be capable of handling diverse print output formats. The COINSERV system accomplishes this goal. COINSERV handles a plethora of print output line data formats including IBM mainframe formats, UNISYS mainframe formats, UNIX print output formats, and PC file formats; intelligent data streams including IBM Advanced Function Presentation (AFP), Xerox MetaCode, and Xerox DJDE; and scanned documents in TIFF format. COINSERV's support for all these line data, intelligent data streams, and image data streams is a key competitive advantage in the COLD industry.

    A technology sharing partnership between INSCI and ELIXIR Technologies now provides a way of processing, archiving, retrieving, viewing and distributing complex data objects that combine text, graphics, forms, fonts, bar codes and logos. It is the Company's intention to add support for other intelligent data streams such as PDF and PCL to both COINSERV and COINS-CD products.

    DOCUMENT INDEXING AND ARCHIVE MANAGEMENT: The COINSERV Data and Index Management engine is designed to handle large scale storage requirements without experiencing performance degradation or "topping-out" as the index volume increases. The COINSERV index component is built with an archive view which requires that archive data be maintained for extended periods of time unlike transaction oriented data which may be stored for short periods of time and then simply overlaid or purged. A true archive system must be capable of handling large volumes of archive documents, and index records to these documents which constantly increase.

    The COINSERV system is capable of archiving, indexing, and locating archive documents at speeds that are unparalleled in the COLD market place. In the Company's most recent fiscal year, it extended its capability of data archiving, indexing, and compression techniques by providing support for storing data on other storage media besides optical (WORM) Disk. This new component, the Hierarchical Storage Manager, allows users to stage data archives so that they utilize the media that is most responsive to an application's data access requirements. INSCI's strength in this area provides all COINSERV users with a high performance archive engine, superior indexing capabilities, and "forever-view" of archive documents without constantly "topping-out" or having to purge archive documents. INSCI believes that archive data is a vital and valuable corporate asset and its products are designed to provide long term data storage and access without any compromise.

    CLIENT/SERVER ARCHITECTURE: The COINSERV system is built on open systems distributed processing principles utilizing a true client/server architecture. As such, the system allows for seamless data access from host-computer based legacy systems as well as state of the art LAN/WAN environments. COINSERV users get the best of both worlds; they can take advantage of the investments they have made through the years in their legacy systems' hardware, software, and networks, while at the same time supporting implementations of LAN/WAN distributed processing topologies.

    INSCI's architectural design and engineering strength with regard to multi-vendor systems connectivity has given INSCI a strong position in the COLD market. COINSERV is supported on five UNIX server platforms including SUN Solaris, UNISYS UNIX, and IBM AIX and provides native host terminal connectivity from seven mainframe and mini-computer system types in addition to Windows, DOS, and UNIX workstation access. The COINSERV product is one of the few products that has been built on a true client/sever architecture that is capable of retrieving archive data in the native host environment (without emulation) and from LAN based workstations simultaneously.

COINS-CD

    During last fiscal year, INSCI introduced a new product, COINS-CD, that provides a much more cost effective approach for distributing archive data. The new product combines INSCI's core technology with CD-R for purposes of data distribution. This product is targeted at the $450 million per annum micrographics service business. Based on market research and experience, INSCI believes that most companies will switch from micrographics products and services to CD-R products and services. INSCI recently introduced the COINS-CD product for the Windows NT platform providing significantly increased performance and functionality.

    With the COINS-CD product, third party service centers licensed by INSCI process computer generated magnetic tapes and record the information on CD-ROMs. All the data and indexes are written to the CD or other selected storage media along with the software necessary to access and view them thus making archival and retrieval methods such as paper and microfiche obsolete.

ADVANCED COINSCAN

    Advanced COINScan converts paper documents into electronic images, then compresses, indexes, and moves them into COINSERV for storage and retrieval. Documents can be searched through their indices and subsequently retrieved, displayed, printed and faxed. Product features include optical character recognition and bar code reading, high volume batch scanning and compatibility with Windows '95, Windows 3.1 and Windows for Workgroups.

COINSFLOW

    COINSflow is a customer-focused, service-oriented workflow system designed on a case management basis. Users access the system's various functions through the representation of a simulated office scene. Using a flow charting concept, business processes can be built from a library of pre-defined tasks customized to a particular business. The software's advanced search facility and case-tracking allow inquiries to be answered quickly.

WEBCOINS

    WebCOINS provides access to COINSERV databases of archived documents through Internet browsers. WebCOINS delivers archived documents in PDF format, which can be read and displayed by browsers such as Microsoft Internet Explorer and Netscape Navigator.

COINSERV FOR WINDOWS NT

    COINSERV for Windows NT is a high-speed, high volume document archive/retrieval system designed to maximize the processing power of Windows NT. It incorporates many of the features of Advanced COINSERV. This software provides high-performance archive and retrieval functionality combined with the ease of use of the Windows NT environment.

COINS DEMANDER

    COINS Demander provides a quick-reference interface to the COINSERV document database. Reports to be viewed are specified in a single dialog box. These reports remain indexed and can be immediately recalled from a PC without the intermediate step of accessing the main retrieval system.

SETUP EXPERT

    Setup Expert is a graphical interface that leads a user through the steps to create an application definition file. The purpose of this software is to simplify the process of setting up or modifying a data archive or retrieval application.

MONARCH DATA MINING

    Monarch Data Mining provides a Windows based report mining and analysis tool so that COINSERV archival document information can be manipulated into field oriented data on a PC. This product analyzes documents stored in COINSERV so that information with specified characteristics can be retrieved.

INSCI SYSTEMS INTEGRATION SERVICES

    Utilizing INSCI's core products and technologies and the capabilities of its consulting resources, INSCI has developed specialized systems integration approaches and methodologies which allow it to carry out the implementation of these advanced solutions within large and complex client environments. Its methodologies encompass project management, project direction, quality assurance and control, and testing disciplines that are essential for mission critical and industrial strength solutions in large organizations with massive data stores and critical processing time frames. These methodologies allow INSCI to provide enterprise electronic printing, data warehousing and viewing solutions to global problems in the customer service and data storage area. It is these project management skills, as well as its technical, product and architectural skills that allow INSCI to offer a unique set of solutions to organizations that are seeking more than purely a software product which is capable of satisfying their organizational requirements.

PRODUCT DEVELOPMENT

    The market for data storage and retrieval products is highly competitive and characterized by frequent technological change. Consequently, INSCI must continually enhance its products and continue to develop new products. INSCI engages in product development activities primarily intended to:

o Modify its software products to permit operation with additional computers and operating environments

o Enhance its software products to make them easier to install, use and maintain

o Add new features to this software product intended to simplify installation, operation and the generations of optical applications

o  Add additional features and functions

o  Develop new user specific applications

o Investigate potential uses of emerging technologies to complement COINSERV's document management function.

    Over the past year in pursuit of these goals, INSCI has enhanced its existing products, developed new products and acquired others which fit into its overall strategic direction of the automated document factory.

    INSCI Corp. utilizes its staff of development engineers and customer support personnel to identify, design, and develop product enhancements and new products. The company has additionally increased the amount of development it performs by locating some work offshore where resources are less costly, thus enabling the company to compete more effectively against many competitors with far greater resources than it possesses.

    The Company has recently completed the development of numerous product enhancements to COINSERV and to COINS-CD that it believes will provide leading edge functions for customers. COINSERV release 3.0 was released for customer shipment in January 1996. COINS-CD has undergone numerous major enhancements to render it more capable in high production environments. The following is a summary of the new features of COINSERV Release 3.0.

HIGH PERFORMANCE COINSERV

    Advanced COINSERV release 3.0 provides customers with increased levels of archive performance that is unparalleled in the industry. COINSERV is capable of processing over 600,000 pages of archive data per hour on mid range UNIX archive servers attached to magnetic RAID devices. Advanced COINSERV provides performance levels that double the performance of the previous releases.

HIERARCHICAL STORAGE MANAGER

    Advanced COINSERV Hierarchical Storage Manager ("HSM") makes it possible for COINSERV to utilize the most responsive media for current archive data and migrate older data to less expensive storage media. COINSERV writes the most current data with the highest access requirement to magnetic RAID devices and as the data ages and the access frequency for the data diminishes, the archive documents are migrated to less expensive media such as WORM optical disks. The COINSERV HSM component will:

o  provide faster archive speeds and access to most current data

o allow migration based on report characteristics, download bundles, document size and index values

o  provide a way of deleting reports that are temporary

o provide access to documents while new documents are being archived to the magnetic RAID sub-system

o  provide independent index and data migration

SUPPORT FOR PAPER CLIPS

    Advanced COINSERV release 3.0 provides users with a mechanism for adding annotations at the page level. These annotations, often referred to as paper clips, are used to maintain an electronic post-it at the page level.

SUPPORT FOR INTELLIGENT DATA STREAMS

    Advanced COINSERV release 3.0 includes support for the leading high performance production print data streams. This includes support for IBM Advanced Function Presentation ("AFP"), Xerox's MetaCode, and Xerox DJDE. As a result of this enhancement, the COINSERV product provides high speed archiving, indexing, full fidelity retrieving, printing and faxing of AFP, MetaCode, and DJDE.

COMMON DASHBOARD

    INSCI's MS Windows based document viewer, WinCoins, displays diverse archive data using a common dashboard. The common dashboard simplifies document access by providing a common user interface regardless of the data stream. This approach eliminates retrieval complexity and simplifies end user document access and training.

ADDITION OF SUN SOLARIS

    Towards the end of 1995, the COINSERV product was ported to run on SUN Solaris UNIX servers. The addition of SUN as a COINSERV server platform increases the marketability of the COINSERV product to the financial community.

SUPPORT FOR 12.6 AND 15 GB OPTICAL TECHNOLOGY

    The COINSERV product may be installed with 12.6 GB optical devices from LMSI or 15 GB optical devices from SONY. Both of these devices provide unparalleled storage capacities and document retrieval performance due to more data available under read/write head.

ENHANCED SECURITY

    The Advanced COINSERV release 3.0 security component provides users with enterprise level security management by providing security groups, user changeable passwords, password encryption, and password expiration.

HIGH PERFORMANCE CLOSING

    High Performance Closing allows customers to migrate less frequently accessed index volumes to optical disk. This component allows high speed migration of index volumes from magnetic disk to optical disk, thereby fully supporting not only index volumes generated for the 5.25" optical platters but also much larger index volumes associated with 12" optical platters. Once the indices have been migrated from magnetic to optical, the optical volume becomes a self contained repository that includes the data and the index information.

RETRIEVE FROM CLOSED OPTICAL DISK

    The COINSERV interface for retrieving index information has been augmented to include index searches from closed index volumes. This interface provides end users with a simple means of accessing closed index volumes for archive data without regard to locale or having to lead the index information to magnetic disk. Retrieving index information that has been closed may be tailored to a customer's needs by either providing seamless access, seamless access with break-points, user defined optical volume access or excluding optical index access.

DYNAMIC INDEX SELECTION

    Dynamic Index Selection ("DIS") provides the infrastructure for optimizing index searches. This component significantly improves the COINSERV index process by eliminating unnecessary index searches and dynamically selecting the most optimum index key field. DIS maintains statistical information about each index volume during the data archive process and uses this information to intelligently select the index volumes that must be searched. Furthermore, in the event that multiple index key values have been selected for a search, DIS intelligently selects the most optimum key to search the index volume.

    The combination of Index Closing, Retrieve from Closed Index Volumes, and Dynamic Index Selection provides COINSERV Release 3.0 users with an efficient and cost effective way of archiving and retrieving large volumes of data without constantly "topping-out" or degrading performance -- the COINSERV "forever-view" document management architecture. The combination of these concepts fully supports on-line, near-line, and off-line data archive and retrieve.

WINCOINS ENHANCEMENTS

    Numerous enhancements have been made to the Microsoft Windows client. The new WinCoins software is a true Microsoft Windows GUI application that conforms and adheres to all Microsoft standards. The new client fully supports the Microsoft Desktop, Imaging, Dynamic Data Exchange, WINSOCK, and many other features.

OTHER ENHANCEMENTS

    Other enhancements include numerous additions to the COINSERV Volume Manger: error recovery, reporting and tracking, fax sub-system, imaging, and advanced document indexing.

COINS-CD PRODUCT

    During the past year INSCI introduced the COINS-CD product. The COINS-CD product provides the ability to replace microfiche with inexpensive electronic storage media that can be used on PC's. The same data that would be written on microfiche is now written to CD-R, optical or some other electronic storage media. At the same time, index values are extracted from the data in preparation for rapid access to data. An electronic document viewer is also copied to the CD so that the data may be easily retrieved on a PC with a CD drive.

    Many of the enhancements to COINSERV also benefit COINS-CD since the core platform is the same. Additionally, other enhancements to COINS-CD are in process. These include advanced networking and an increase in the number and type of storage devices supported. This platform is strategic for the company and although new, it is expected that this product will be a major contributor to the company's growth.

MARKETING AND SALES

    INSCI markets its COINSERV products principally through its own sales force, through strategic alliances and value added resellers. Marketing activities include trade journal advertising, distribution of sales and product literature describing the COINSERV products, their applications and benefits, attendance at trade shows and conferences, sponsoring or supporting seminars for customers and prospects, and on-going communications with the established base of customers via newsletters, new product announcements, direct mail and telemarketing. Public relations activities include speaking at trade group meetings, publishing of technical articles, publishing of user success stories, and distributing of press releases about the Company and its products.

    INSCI's direct sales force focuses on prospects for its products that are particularly in high volume, high performance environments. Sales representatives initiate contacts with prospective end user customers and make direct sales of COINSERV products to those prospects. They also provide assistance and make joint presentations with the Company's resellers and strategic business alliances. Additionally, they frequently work with INSCI's systems engineers to provide high level technical consulting services both before and after a sale.

    INSCI has developed several strategic business alliances through which the Company generates sales. During fiscal 1997, the Company announced new sales alliances with Xerox Corporation, Storage Technology Corporation, Moore Corporation as well as others. In addition, UNISYS Corporation, an existing reseller of the Company's products, announced a program to dedicate additional resources to selling and marketing INSCI's products.

    In 1995, INSCI began a joint marketing and technology partnership with Elixir Technologies Corporation. Under the terms of an agreement signed in 1995, INSCI markets Elixir's intelligent data stream viewers and desktop composition tools for use with COINSERV, and Elixir introduces INSCI to prospects for its products.

    INSCI entered into an agreement with OCE (formerly Siemens Nixdorf Printing Systems, L.P. ("Siemens") in May 1995. The agreement provides for Siemens to refer customers to INSCI. Under the terms of the agreement, INSCI is to develop a new module for the COINSERV product which will be jointly marketed by both INSCI and OCE.

    INSCI is increasingly entering into partnerships with companies that operate service bureaus nationwide. These companies permit the company to increase its sales and penetration into new areas of industry.

    INSCI currently has agreements with a limited number of VARs. VARs generally are organizations that sell their own computer application software systems to special vertical markets, such as banks, health care organizations or credit unions. VARs sell INSCI's products as part of an integrated system of hardware and software for the VARs' customers. INSCI sells its products directly to VARs for resale to the VARs' customers.

    The Company believes that COLD and electronic printing are scarce technologies and that it is likely to enter into additional marketing alliances that will have the potential to generate further significant sales. In particular it believes that companies in the imaging, workflow, information retrieval, electronic commerce, Internet and printing areas are likely to require COLD technology in order to meet their own objectives. It intends to continue discussions with such companies with a view to closing further such alliances.

CUSTOMER SUPPORT AND SERVICE

    INSCI's in-house technical support personnel provide pre-sale support to assist in product selection and configuration, installation support assisting in technical integration of COINSERV with a customer's existing computer system, and post-sale telephone support (included in the customer's maintenance support agreement) assisting in the ongoing use of the COINSERV system. INSCI's post-sale support also includes software maintenance, software updates and technical support pursuant to renewable one-year contracts. VARs and distributors generally handle service and support for their customers. INSCI intends to expand this level of support both through traditional approaches and through non-traditional ones. In this regard it has set up a Web site and intends to use this as a medium for customer information and support.

    The computer hardware utilized in COINSERV systems is generally covered by warranties granted directly by the hardware manufacturer to the customer, and INSCI does not assume responsibility for support or maintenance of this equipment. INSCI has not experienced significant return claims. Maintenance and technical support for the optical disk drive components in all INSCI systems are provided by a third party contractor which specializes in providing service for optical disk drives and jukeboxes.

VENDORS AND SUPPLIERS

    INSCI acquires optical disk drives, including multiple disk drives and computer hardware components, for resale as part of integrated systems including COINSERV software. To date, INSCI has utilized 5-inch and 12-inch optical disk drives manufactured by Panasonic, Philips Laser Magnetic Storage Inc. ("ALMSIA") and Plasmon Data Systems. There are several manufacturers of 5-inch optical disk drives (including Panasonic, Plasmon, Hewlett Packard, Sony, and LMSI), and several manufacturers of 12-inch optical disk drives (incuding LMSI, Sony and Hitachi). INSCI utilizes alternative sources of supply for optical disk drives in order to diversify its supplier relationships. INSCI generally purchases optical disk drives and other hardware components as needed to meet customer demands, and does not maintain any agreements or understandings committing its suppliers to provide any minimum quantities or to maintain fixed prices.

COMPETITION

    There are a number of suppliers offering COLD, CD-R, imaging, information retrieval and print- on-demand systems. In each case, the company believes that it offers advantages over the competition. In the case of COLD systems, most systems in the market are departmentally-based and do not offer the performance at the enterprise level characterized by COINSERV. Nor, in most cases, do they offer the support for intelligent data streams offered by INSCI. Few COLD systems offer imaging and information retrieval integrated with COLD, as does INSCI.

    INSCI is aware of a variety of competing systems offerings which use alternative media for storing and retrieving large amounts of computer data utilizing computer systems and technology. These alternative media include magnetic disk, magnetic tape or digital audio tape ("DAT"). Storage utilizing magnetic disks is significantly more expensive than optical disk storage per megabyte of data stored and, as an erasable media, is not as reliable for long-term archival purposes. Magnetic tape storage also is generally more expensive than optical disk, and magnetic tapes are more easily damaged or erased. Because magnetic tape must be processed sequentially (data is located on the tape by viewing the tape from the beginning and stopping when the data is found), it provides a significantly slower access time than optical disk or magnetic disk, which can randomly access the disk to read data. DAT storage is less expensive per megabyte of data stored than optical disk; however, DAT has limited archival characteristics due to the risk of inadvertent damage or erasure and sequential access remains too slow for practical use in providing acceptable data access and retrieval functions. Besides the alternative media forms used for storing and retrieving data, the other alternative methods for storing and retrieving large amounts of computer data utilizing media that are not accessible from a computer include paper and computer output microfilm/microfiche.

    Competition among companies providing document storage, indexing and retrieval solutions is intense. Numerous competitors market computer document storage, indexing and retrieval systems utilizing optical disk drive technology. Many of the Company's primary competitors have substantially greater financial resources, more personnel, greater access to related products and broader contact with potential customers than the Company.

    The principle competitive factors in the document storage, indexing and retrieval business include performance, functionality regarding document data types, document archival and access speed, cost, strategic alliance relationships and "open" systems connectivity. The Company believes that its COINSERV, COINS-CD and AUGUSTA product offerings systems compete favorably with products offered by its primary competitors.

    New functionality introduced into the product suite recently included intelligent data stream support, hierarchical storage management, combined data and image management, and high volume performance enhancements provide the basis for competitive differentiation. The Company believes, for example, that the COINSERV software optimizes the number of documents that may be stored on an optical disk through the use of efficient data compression technology. Moreover, the Company believes that its customers consider COINSERV's indexing and retrieval capabilities to have a greater number of features, and a greater ease of use, than the systems offered by the majority of its competitors. Furthermore, the "open" systems nature of COINSERV provides INSCI's strategic alliances and end users with the ability to integrate COINSERV with their diverse existing network. However, no assurance can be given that INSCI's competitors will not enhance their existing systems or that existing or new competitors will not introduce new systems with better features and functions than the COINSERV system.

    New enhancements to be added to COINSERV will provide more competitive strength. In particular INSCI is in the process of converting COINSERV to run on the Windows NT platform which is increasingly being required by customers. It believes that this will provide it with an even greater competitive edge.

PROPRIETARY INFORMATION

    INSCI does not hold any patents and currently relies upon a combination of trademarks, contractual rights, trade secrets and copyright laws to protect its proprietary rights in its products. INSCI seeks to protect its proprietary rights in its COINSERV software through restrictions on disclosure and use set forth in customer agreements and employee nondisclosure agreements. Additionally, INSCI requires that all of its employees execute confidentiality, trade secret and invention agreements in connection with their employment by INSCI. Despite these precautions, it may be possible for third parties, without authorization, to copy or duplicate INSCI's proprietary software or to obtain and use its proprietary information. Existing copyright laws afford only limited practical protection for computer software, and the laws of certain foreign countries do not protect INSCI's proprietary rights in its products to the same extent as the laws of the United States. Because of the rapid pace of technological change in INSCI's industry, INSCI believes that the legal protection for its products are less significant for the Company's success than the knowledge, technical expertise and marketing skills of INSCI's personnel, the frequency of product enhancements and the timeliness and quality of support services provided by the Company.

EMPLOYEES

    The Company employed 77 persons as of June 30, 1997. The Company's future success depends, in part, on its ability to retain existing and to attract new management and technical employees. The Company has no collective bargaining agreements and considers its relationships with its employees to be good.

PROPERTIES

    Effective October 1, 1994, INSCI entered into a ten year lease for approximately 21,650 square feet of office space located in Westborough, Massachusetts. On November 1, 1995, the Company subleased for a five year term approximately 4,315 square feet of its Westborough office space. The Company also entered into a lease for 3,196 square feet of office space for its Courtland Imaging division's office in Columbia, Maryland which expires in February 1998. Management considers its present office space adequate for the Company's foreseeable needs.

    In June 1995, the Company commenced an interim office sharing arrangement on a month-to-month basis from Perth Ventures, Inc. at a monthly charge of $2,000. Dr. Prince, who is President, Chief Executive Officer and Chairman of the Board of Director's of the Company is 100% owner in and is President of Perth Ventures, Inc. See "Certain Relationships and Related Transactions."

LEGAL PROCEEDINGS

    The Commission issued an order, dated April 13, 1995, authorizing a private investigation of IMTECH and INSCI Corp., and its officers and directors during the period from March 1993 and continuing until April 13, 1995. The order of investigation inquiring into whether the Company and its then officers and directors engaged in violations of Rule 10b-5 of the Securities Exchange Act of 1934 (the "Exchange Act"); failed to file annual reports and other information as required by the rules and regulations of the Commission in violation of
Section 13(a) of the Exchange Act and Rules 12b-20, 13a-11 and 13a-13; and failed to maintain proper books and records in violation of Section 13(b)2 of the Exchange Act or falsified or caused to be falsified books and records of the Companies in violation of Sections 13(b)(2)(a), Rule 13b2-1, and Rule 13b2-2 of the Exchange Act.

    On September 10, 1996, the Company was informed by the Commission that the staff inquiry relating to these matters had been terminated and that no enforcement action had been recommended at this time.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the name, age and position of each of the directors and executive officers of INSCI Corp. Each director of INSCI Corp. will hold office until the next annual meeting of stockholders of INSCI Corp. or until his or her successor has been elected and qualified. Officers of INSCI Corp. are elected by the Board of Directors of INSCI Corp. and serve at the discretion of the Board of Directors.


NAME                        Age   Current Position With Company
Dr. E. Ted Prince     [a]   50    Chairman, Chief Executive Officer,
                                  President and Director
Robert Oxenberg             46    Director
Leonard Gartner             55    Director
Francis X. Murphy           49    Director
Richard T. Gerstner         57    Director
Andre Daniel-Dreyfus  [b]   57    Director
Mitchell Klein        [b]   47    Director
Krishan Canekeratne         31    Chief Technology Officer and Senior
                                  Vice-President
John L. Gillis              44    Executive Vice-President of Field Operations
                                  and Chief Operating Officer
Roger C. Kuhn               54    Vice President of Finance and Chief Financial
                                  Officer

[a] Dr. Prince held both the Chief Accounting and Financial Officer positions on an interim basis from May 10, 1996 through July 29, 1996.

[b] Appointed as a director of the Company in June 1997.

DIRECTORS AND EXECUTIVE OFFICERS

    The directors of the Company are elected each year at the annual meeting of shareholders for terms of one year and until their successors are elected and qualified. The executive officers of the Company are appointed by the Board of Directors to serve until their successors are appointed and qualified.

CURRENT DIRECTORS OF INSCI

    DR. E. TED PRINCE, was appointed President and Chief Executive Officer of the Company in June 1995. He was elected Chairman of the Board of Directors in August of 1995 and appointed and served as Chief Financial and Accounting Officer on an interim basis in May 1996 through July 1996. Dr. Prince has been President of several software companies, including Computer Power Corporation, and is also President of Perth Ventures, Inc., a New York City based investment banking firm specializing in the emerging technology sector. Dr. Prince serves as a member of the Board of Directors of Thinking Tools Inc. which is a public company. Dr. Prince also is an author and publisher of an industry newsletter, "The Technology Fundamentalist." Dr. Prince also serves as a Director for several software companies and has a degree in Political Science from The University of New South Wales (Australia) and a Master and Ph.D. degree from Monash University in Australia.

    ROBERT H. OXENBERG, served as a Director of the Company from April 1992 to November 1993. Mr. Oxenberg was reappointed to the Board to fill a vacancy in September 1994. Mr. Oxenberg was appointed Chief Executive Officer of Information Management Technologies Corporation ("IMTECH"), the Company's former majority shareholder, in March 1995 and resigned April 1996 as CEO and has served as a director since April 1992. Mr. Oxenberg is a consultant based in Aspen, Colorado. From August 1984 to July 1991, he served as Manager of Corporate Investments for the Anschutz Corporation, a Denver based privately held corporation.

    LEONARD GARTNER, has been the principal of Gartner and Company, an accounting firm, for the past five years. His firm specializes in structuring debt and equity instruments, advising clients on the financial and tax aspects of acquisitions, stock option plans and stock issuance matters. Mr. Gartner was elected as a Director of INSCI in September 1995. Mr. Gartner also serves as a member of the Company's Audit and Compensation Committees.

    FRANCIS X. MURPHY, was elected a Director of the Company in September 1995. He is the founder of Emerging Technology Ventures, Inc. and has served as President and Chief Executive Officer from its inception in September 1994. From February 1994 through September 1994 Mr. Murphy was the President and Chief Operating Officer of Cryo-Cell International, Inc., a Research and Development stage medical products public company. From 1991 through 1994, he served as President and Chief Operating Officer of Creative Socio-Medics Corp., a wholly owned subsidiary of Advanced Computer Techniques, a provider of technology to the health care industry. He holds both a Bachelors of Arts and Masters of Business Administration in Corporate Finance from Adelphi University.

    RICHARD GERSTNER, was appointed a Director of the Company in March of 1996. In addition to serving as a Director of INSCI Corp., Mr. Gerstner serves as a Director for the Lyme Disease Foundation. Mr. Gerstner is currently the President and CEO of C Voice Inc. Prior to joining C Voice Inc. he served as President and Chief Executive Officer of Telular Corporation, a manufacturer of fixed wireless telecommunications equipment. Mr. Gerstner is a graduate of Villanova University with a Bachelors of Science Degree in Chemical Engineering and holds a Masters of Science in Industrial Engineering from Stanford University.

    ANDRE DANIEL-DREYFUS, age 57, was appointed a Director of the Company in June, 1997. From 1989 to the present, Mr. Dreyfus has been Senior Vice President, Corporate Finance, at Fechtor Detwiler & Co. Inc. an investment banking firm. From 1979 to 1989 Mr. Dreyfus was Vice President at McTeague & Company, a private investment banking firm. Mr. Dreyfus holds a Bachelors of Arts and Master of Arts from Yale University.

    MITCHELL KLEIN, age 47, was appointed a Director of the Company in June, 1997. Mr. Klein is currently the President of Mitchell Capital, Inc., an investment management company formed in June, 1994. Since March of 1994, he has also been Managing Director of Brill Securities, Inc. members of the NYSE, SIPC. Mr. Klein has over fifteen years of computer industry experience. He has served in various senior management positions with Digital Equipment Corporation for nine years, after having been President of his own software development and consulting firm. Mr. Klein is a graduate of the State University of New York at Albany and holds a Masters of Arts from the University of Michigan at Ann Arbor.

CURRENT EXECUTIVE OFFICERS OF INSCI

    In addition to Dr. Prince, the following INSCI employees are executive officers of the Company.

    KRISHAN CANEKERATNE, was elected Chief Technology Officer and Senior Vice President of the Company in June 1995. He joined the Company in December 1989 as Project Manager/Senior Programmer and was promoted to Director of Software in September 1991, Vice President in November 1992 and Senior Vice President in November 1993. Prior to joining the Company, Mr. Canekeratne worked for the Independent Election Corporation of America.

    JOHN L. GILLIS, is Executive Vice President-Field Operations and Chief Operating Officer of the Company. Mr. Gillis has served as President of the Company from July 1994 through June 1995. He has served as a director of the Company October 1993 through September 1996. From August 1992 through November 1993, Mr. Gillis served as Senior Vice President. Mr. Gillis joined the Company as Vice President Sales in November 1990.

    ROGER C. KUHN, joined the Company and was appointed Vice President Finance and Chief Financial Officer on July 29, 1996. Mr. Kuhn has been Chief Financial Officer for Momentum Software Corporation and Acuity Imaging Inc. He was Vice President and Controller of Computervision Corporation. Mr. Kuhn holds a Bachelors of Science in Accounting and Masters of Business Administration in Finance from Fairleigh Dickinson University.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the compensation for each of the last three
(3) fiscal years earned by the Chief Executive Officer and each of the most highly compensated executive officers whose individual remuneration exceeded $100,000 for the fiscal year ended March 31, 1997 (the "Named Executives"). The Company's compensation policies are discussed in "The Compensation Committee" Report as discussed within this document.

                        SUMMARY ANNUAL COMPENSATION TABLE

                                                                ANNUAL COMPENSATION
                                                ------------------------------------------------
                                                                                                      LONG TERM
                                                                                                    COMPENSATION
                          PRINCIPAL                                                        OTHER       OPTIONS
NAME                      POSITION              YEAR     SALARY            BONUS       COMPENSATION   GRANTED **
-----                     --------              ----     ------            -----       ------------   ----------

DR. E. TED PRINCE         President and         1997      $200,000               -       $31,596 (1)      75,000
                          Chief Executive       1996       157,692        $100,000        72,983 (1)   1,200,000
                          Officer               1995             -               -              -

JOHN L. GILLIS            Executive Vice        1997       165,000         110,330        90,707 (2)
                          President             1996       150,447          55,000        54,539 (2)     350,000
                          Chief     Operating   1995       149,154          30,000       157,659 (2)
                          Officer

KRISHAN CANEKERATNE       Senior Vice           1997       123,884          83,690         6,000 (3)
                          President             1996       118,461          52,454         5,538 (3)     350,000
                          Development           1995       107,384          60,000        46,280 (3)

GEORGE TRIGILIO, JR.      Executive Vice        1997        98,846               -         7,715 (4)
                          President             1996             -               -              -        300,000
                          Imaging Division      1995             -               -              -

ROGER KUHN                Executive Vice        1997        82,212          36,250         3,923 (5)     100,000
                          President             1996             -               -              -
                          Chief Financial       1995             -               -              -
                          Officer

*DAVID GRACE              Acting Chief          1997             - (6)           -              -(6)
                          Executive             1996             -               -              -         10,000
                          Officer               1995        17,000               -              -

*JOHN STEINKRAUSS         Chief     Financial   1997        21,578               -           808 (7)
                          Officer
                          Vice      President   1996       123,536          11,000        18,615 (7)     125,000
                          Finance
                          & Administration      1995        88,845               -        20,961 (7)

*GERARD DORSEY            Chief                 1997           (8)               -               (8)
                          Executive             1996             -               -              -
                          Officer               1995       144,000               -              -

* Indicates resignation
** The Company does not have a restricted stock award program

(1) In fiscal year 1997, Dr. Prince was paid a $6,000 living allowance, $8,247 for an automobile lease, $2,204 for garage rental and $15,145 for apartment rental. Other compensation in 1996 represents $25,000 paid directly as a signing bonus and $25,000 paid indirectly as a consulting fee through Perth Ventures. The remaining $22,983 is comprised of $4,269 living allowance, $6,098 payment for an automobile lease, $1,560 for garage rental, $10,686 for apartment rental and $370 for an automobile allowance.

(2) In fiscal year 1997, Mr. Gillis received an automobile allowance of $6,741 and $83,966 stemming from the surrender of 19,134 stock options as payment against a $150,000 loan made to Mr. Gillis in April 1994. Other compensation for 1996 of $54,539 includes, $21,003 which represents 1995 calendar year imputed interest relative to the loan and $27,810 from the surrender of 9,924 stock options to pay down the loan. The remaining $5,726 was an automobile allowance. In 1995, Mr. Gillis was paid an automobile allowance of $5,140 and housing allowance of $900 and the Company included $150,000 which represented the loan made to Mr. Gillis in April 1994. Please refer to the Company's 1996 Annual Report 10-K for additional information relative to Mr. Gillis' loan under Related Party Transactions on page F-13.

(3) In fiscal years 1997 and 1996, Mr. Canekeratne was paid an automobile allowance in the amount of $6,000 and $5,538 respectively. The amounts for 1995 represent a automobile allowance of $3,000, housing allowance of $13,280 and a relocation allowance of $30,000.

(4) Other compensation for fiscal year 1997 of $7,715 includes commission paid to Mr. Trigilio of $2,377 and an automobile allowance of $5,338.

(5)  In fiscal year 1997, Mr. Kuhn received an automobile allowance of $3,923.

(6) Mr. Grace is a past Director and was Chief Executive Officer for an interim period. Mr. Grace was not paid a salary.

(7) In fiscal year 1997, Mr. Steinkrauss was paid an automobile allowance of $808. Amounts for 1996 represent $5,538 for an automobile allowance and $13,077 in relocation costs. For 1995, Mr. Steinkrauss received an automobile allowance of $4,038 and a relocation allowance of $16,923.

(8) All compensation to Mr. Dorsey was paid by Information Management Technology Corporation (IMTECH), the Company's former majority stockholder. Mr. Dorsey resigned as an officer and director of the Company and IMTECH in September 1994.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table provides information concerning options granted to officers and directors during the Fiscal Year ended March 31, 1997 and reflects the potential value of such options assuming 5% and 10% annual stock appreciation.

                        OPTION GRANTS DURING FISCAL 1997

                                            PERCENT OF
                                           TOTAL SHARES                                POTENTIAL REALIZABLE VALUE AT
                                            UNDERLYING                                      ASSUMED ANNUAL RATES
                                         OPTIONS GRANTED                                OF STOCK PRICE APPRECIATION
                                         TO EMPLOYEES IN  EXERCISE   EXPIRATION               FOR OPTION TERM
NAME                        NUMBER         FISCAL YEAR      PRICE       DATE            5%                  10%
----                        ------       ---------------    -----       ----            --                  --
E. Ted Prince               75,000             20%          $3.75       May 7, 07     $177,000           $448,000

Roger Kuhn                  100,000            26%          $6.18       July 29, 06   $388,000           $985,000

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year with respect to each of the Named Directors and Executives:

Aggregate Option Exercises In Last Fiscal Year
And Fiscal Year End Option Values

                          Shares                             Number of Shares                 Value of Unexercised
                         Acquired          Value            Underlying Options                In-the-Money Options
                       On Exercise       Realized            At March 31, 1997               At March 31, 1997 (2)
                      --------------     --------           ------------------         ------------------------------
                           (#)            ($) (1)
                           ---           --------
Name                                                  Exercisable    Unexercisable     Exercisable      Unexercisable
----                                                  -----------    -------------     -----------      -------------
E. Ted Prince                -               -           751,391         448,609         1,673,255         1,049,745

Richard Gerstner             -               -            33,333         466,667             -                 -

Francis Murphy               -               -           116,132         383,868          201,161           170,668

John Gillis                  -               -           120,942         200,000          283,004           468,000

Krishan Canekeratne          -               -           150,000         200,000          351,000           468,000

Roger Kuhn                   -               -              -            100,000             -                 -

George Trigilio, Jr.         -               -            95,000            -                -                 -

Robert Oxenberg              -               -            80,000          75,000          156,566           194,584

Leonard Gartner              -               -            73,333          66,667           85,333           170,668

John Steinkrauss             -               -              -               -                -                 -

David Grace                  -               -              -               -                -                 -

Olin Broadway              5,000          16,550            -             5,000              -               12,800

(1) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as reported by NASDAQ on the date of exercise and the exercise price of the options.

(2) Calculated by multiplying the number of shares underlying options by the difference between the closing price of the Common Stock as reported by NASDAQ on March 31, 1997 and the exercise price of the options.

REMUNERATION ON NON-MANAGEMENT DIRECTORS

    Each member of the Board of Directors who is not an officer or employee of the Company is entitled to participate in the Directors Option Plan (See "Directors Option Plan"), and to receive reimbursement for travel and other expenses directly related to his activities as a director. The Company does not pay inside or outside Directors on a per meeting basis for attendance at Board of Director meetings or related Committee meetings. However, each outside Director may be compensated pursuant to a written agreement with the Company to provide specific types of professional services such as financial, accounting or tax advice covering compensation plans, acquisitions and debt/equity placements. See Certain Relationships and Related Transactions.
    With respect the Audit Committee, the Company subsequent to the end of fiscal year 1996, retained a financial consultant, Mr. B. Nicholas Harvey to be a member of the Committee on a retainer basis at $1,500 per quarter plus 15,000 stock options vesting over three (3) years, 10,000 of which stock options have been granted with the remaining 5,000 stock options vesting over the next two
(2) years. He is the only non-Director member on any of the Company's
Committees.


COMPENSATION PLANS:

EMPLOYMENT AGREEMENTS

    Effective June 15, 1995, the Company entered into an employment agreement for a period of three years with Dr. E. Ted Prince ("Dr. Prince") the Company's Chairman of the Board of Directors and President. Dr. Prince's employment agreement, as amended, provides for a base salary of $200,000 per annum to be paid through the term of the agreement, annual incentive bonuses based upon achievement of defined profitability criteria, 250,000 vested stock options to purchase 250,000 shares of common stock at an exercise price of $2.00 per share, and 950,000 vested stock options to purchase 950,000 shares of common stock at an exercise price of $1.66 per share. With respect to the latter options, if the employment of Dr. Prince is terminated for any reason during the thirty-six month period of the employment agreement, then he must return to the Company a pro-rata portion of the 950,000 options. The portion to be returned would be determined based upon the number of months remaining in the agreement after his termination date as a percent of the original term of thirty-six months. In the event of a change of control of the Company through merger or acquisition, the provisions with respect to the return of the stock options would be waived. Dr. Prince achieved a $100,000 management incentive bonus during fiscal year 1996 and a stock option grant of 75,000 shares at an exercise price of $3.75 relating to his fiscal 1997 performance.

    Mr. George Trigilio, Jr. became employed by the Company at the end of fiscal year 1996 as a result of the acquisition of the Courtland Group, Inc. Mr. Trigilio has an employment agreement with the Company providing an annual salary of $100,000 as well as incentive bonuses conditioned upon his performance.

    The Company has employment agreements with its other executive officers which also includes annual incentive bonuses attainment of defined profitability criteria and other performance related objectives. If an executive officer's employment is terminated for any reason other than voluntary resignation or for cause (as defined in the agreements) then a severance benefit will be paid. The severance benefit varies from officer to officer, but is not greater in any instance than twelve month's salary and benefits. Exclusive of Dr. Prince, certain key members of management have been granted stock options as part of their compensation package. Mr. John L. Gillis and Mr. Krishan Canekeratne have 321,000 and 350,000 options, respectively.

    Mr. Roger C. Kuhn the Company's Chief Financial Officer and Vice-President has an employment agreement at a base salary of $125,000 and a potential annual incentive of $25,000 based on performance objectives. In addition, Mr. Kuhn was granted 100,000 stock options upon signing the agreement.

    In December of 1996 the Board of Directors amended the employment agreements of Messrs. Canekeratne. Gillis and Kuhn to provide for a one-year severance or payment of the balance of compensation under their Employment Agreements and vesting of all stock options, whichever is less, in the event of a change of control of the Company, and a termination of their employment without cause.

DIRECTORS AND OTHER STOCK OPTIONS

    The Directors Option Plan (the "Directors Plan") was adopted by the Board of Directors in 1992 to make service on the Board more attractive to present and prospective directors. The Plan was amended in September 1995 to increase the number of shares authorized to 1,000,000. On July 29, 1996 the Directors Plan was amended so that each new director receive 100,000 stock options upon being appointed to the Board of Directors. In addition, the current change of control provision was modified to reflect immediate vesting.

    The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate 90 days following the date the optionee ceases to serve as a director of the Company with certain exceptions. At March 31, 1997 there were 45,000 Directors options outstanding and 955,000 options available for future grant.

    During fiscal 1996, the Company, with shareholder approval, granted aggregate stock options of 3,000,000 shares to new and continuing Directors and officers of the Company. The stock options are for a term up to five years and have vesting schedules based on different criteria including time qualifications and performance standards. The shares underlying the stock options are restricted and are unregistered. The Company has included the underlying shares in its preliminary Form S-1 Registration Statement that has been filed with the Securities and Exchange Commission and is in the process of being amended.

THE 1997 EQUITY INCENTIVE PLAN

    The 1997 Equity Incentive Plan is the successor plan to the Company's 1992 Stock Option Plan (the Plan) which was terminated by shareholder ratification at the Company's annual meting in September 1996. Under the 1992 Plan, 4,000,000 shares of common stock $.01 par value were authorized and reserved for issuance in the form of incentive stock option and non-qualified stock options. Of these, 609,565 stock options had been granted as of March 31, 1997. These stock options are currently outstanding to employees of the Company and other key persons and, as such, will remain in effect according to their terms and conditions (including vesting requirements) as provided for in the 1992 Plan and individual stock option agreements. The remaining 3,390,435 authorized and reserved shares of common stock are no longer subject to issuance under the 1992 Plan.

    The Company, with shareholder approval, has reserved 3,000,000 shares for future use under the new 1997 Equity Incentive Plan (the 1997 Plan). These new shares, in effect, replace the shares remaining and not granted under the terminated 1992 Plan. As of July 31, 1997, there were 258,800 options granted under the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of the Board of Directors (the Committee) consisting of two or more non-employee directors of the Company who are not eligible to receive grants or awards under the 1997 Plan. The plan provides for the granting of equity incentive awards to employees in the form of incentive stock options, non-qualified stock options, stock appreciation rights, stock appreciation awards, restricted stock awards, deferred stock awards, and other performance-related or non-restricted stock awards. The new plan permits the Company to provide its employees with incentive compensation opportunities which are highly motivational and which afford the most favorable tax and accounting treatments to the Company. The Committee believes that the flexibility of the incentive award vehicles provided for by the 1997 Plan will enhance the effectiveness and cost efficiency of the Company's management incentive program in the best interest of shareholders.

    The Committee, subject to the provisions of the 1997 Plan will designate participants, determine the terms and provisions of each award, interpret the provisions of the plan and supervise the administration of the plan. The Committee may, in its sole discretion, delegate certain administrative responsibilities related to the 1997 Plan to Company employees or outside consultants, as appropriate. The exercise price of any stock option granted under the 1997 Plan shall not be less than the fair market value of the common stock of the Company on the date of grant. The Committee shall determine any service requirements and/or performance requirements pertaining to any stock awards under the 1997 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth, to the best knowledge of the Company, as of March 31, 1997, certain information with respect to (1) beneficial owners of more than five percent (5%) of the outstanding Common Stock of the Company, (2) beneficial ownership of shares of the Company's Class Stock by each director and named executive; and (3) beneficial ownership of shares of Common Stock of the Company by all directors and officers as a group.

NAME OF BENEFICIAL OWNER                           SHARES OF          OPTIONS/        TOTAL         % OF COMMON
                                                     COMMON            OTHER       BENEFICIAL         STOCK
                                                      STOCK                         OWNERSHIP      OUTSTANDING
---------------------------------------------------------------------------------------------------------------

Information  Management Technologies Corp.             599,667           -           599,667           14%
  130 Cedar Street-4th Floor
  New York, NY 10006

CEDE, Depository Trust Co.                           1,037,808           -          1,037,808          25%
  PO Box 20
  New York, NY 10274

Dr. E. Ted Prince, CEO                                 5,789          751,391        757,180           15%
  2 Westborough Business Park
  Westborough, MA 01581

Francis X. Murphy, Director                            10,000         116,132        126,132            3%
  342 Madison Avenue
  New York, NY 10173

John L. Gillis, COO                                      -            120,942        120,942            3%
  2 Westborough Business Park
  Westborough, MA 01581

Roger Kuhn, CFO                                          -               -              -               -
  2 Westborough Business Park
  Westborough, MA 01581

Krishan Canekeratne, Senior Vice President              700           150,000        150,700            3%
  2 Westborough Business Park
  Westborough, MA 01581

George Trigilio, Jr., Executive Vice President           -             95,000        95,000             2%
  5300 Dorsey Hill, Suite 150
  Elicott City, MD 21042

Robert H. Oxenberg, Director                           7,047           80,000        87,047             2%
  PO Box 12381
  Aspen, CO 81612

Leonard Gartner, Director                             100,000         133,333        233,333            5%
  140 East 56th Street
  New York, NY 10022

Richard Gerstner, Director                               -             33,333        33,333             1%
  106 Saddle Hill Road
  Stamford, CT 06903

All Directors and Executive Officers as a Group       123,536        1,480,131      1,603,667          28%

(1)   Unless otherwise noted, all shares are beneficially  owned and the sole voting and investment power is held by the persons/entities indicated.

(2)  Based upon the aggregate of all shares of Common Stock issued and outstanding as of March 31, 1997 in addition to shares issuable upon exercise of options or warrants currently exercisable or becoming exercisable within 60 days followings the date of this report and which are held by the individuals named on the table.

                              SELLING SHAREHOLDERS

    The following table sets forth the number of shares of Common Stock beneficially owned and/or shares of Common Stock underlying the Company's: 10% Convertible Redeemable Preferred Stock, 10% Convertible Preferred Stock and 8% Convertible Redeemable Preferred Stock and Warrants. The number of underlying shares of Common Stock attributed to holders of the Company's 10% Convertible Redeemable Preferred Stock, 10% Convertible Preferred Stock and 8% Convertible Redeemable Preferred Stock and Warrants is based upon certain assumptions, the actual number of underlying shares of Common Stock a selling shareholder may own upon conversion is subject to change. The assumptions upon which the underlying shares are based are more fully explained in the notes accompanying this table.


                                                      OWNED PRIOR TO OFFERING

                                                                        Number of
                                                            Common      Shares of
                                                            Stock     Common Stock
                                           Common Stock    Underlying Underlying 8%                    Number of      Number
                    Number of               Underlying   Shares of 10%  Convertible                    Shares to    Shares to
                    Shares of    Number of Shares of 10%  Convertible   Redeemable                      be Sold     be Owned
                   Common Stock  Restricted Convertible    Preferred    Preferred                       Pursuant  after Offering
                    Owned Prior  Shares of   Redeemable      Stock      Stock and                        to this    by Selling
Name of Selling       to the      Common    Preferred        Owned       Warrants                      Prospectus  Shareholders
   Shareholder      Offering      Stock (1)  Stock (2)        (3)          (4)     Warrants  Options      (5)          (6)
--------------------------------------------------------------------------------------------------------------------------------
Bijan Ahmadi                                                             18,134                         18,134
Gary L. Alderman                                                          6,800                          6,800
Robert W. Allen                                                          16,320                         16,320
Anschutz Family
 Foundation                        14,521                                                               14,521
Fred Anschutz (7)                                                                    521                   521
Antelope Company                   70,070      68,202                                                  138,272
Ronald Arison                                                            18,134                         18,134
E.H. Arnold                                                               8,160                          8,160
Gary P. Arnold                                                           10,880                         10,880
Robert E. Atkins                                                          5,440                          5,440
Luis R. Barreras                                                         18,134                         18,134
John C. &
 Elizabeth C. Barrott                                                    27,200                         27,200
Keith E. Becker                                                          72,352                         72,352
Robert J. &
 June G. Becker                                                          19,040                         19,040
John A. Bernardi                   13,862                                                               13,862
D.H. Blair &
 Co. Inc (24)            12,000                16,020                                                   16,020          12,000
Alvin R. Bonnette
 f/b/o Alvin R.
 Bonnette                                                                18,134                         18,134
Alex E. Booth, Jr.                                                        7,254                          7,254
Leo Borenstein (24)                            10,000                                                   10,000
Hugh C. Braly                       5,645      31,826                                                   37,471
Olin Broadway (8)                                                                            5,000       5,000
Willard D. Campbell
 Trust                                                                   18,134                         18,134
Krishan Canekeratne (9)     700                                                            350,000     350,000             700
Howard A. Caplan                                                         13,600                         13,600
Case Holding
 Company, Inc.                                                           18,134                         18,134
Chinh  & Debra Chang                                                     29,014                         29,014
Malcom G. Chase III                37,300                                                               37,300
O. Beirne Chisolm                                                        39,894                         39,894
P/S Plan (William
 Donovan & Betty
 White Trustees)                                                         17,680                         17,680
Clayton Motor
 Co., Inc.                                                                8,160                          8,160
Lorelei A. Cole                                                           3,631                          3,631
Courtland Group Inc.               28,968                                                               28,968
M. Jenkins
  Cromwell, Jr.                     6,250                                                                6,250
Lauren A. Daman                    17,270                                                               17,270
Thomas C. DeFazio                                                        10,880                         10,880
Ronald S. Dungan                   14,085                                                               14,085
DSI Data Systems
 International Ltd                 25,000                                                               25,000
Peter Einselen                     20,000                                                               20,000
Norton A. Elder                     2,308      10,101                                                   12,409
Norton A. Elder IRA                 4,927                                                                4,927
Lloyd B. Embry                                                           13,600                         13,600
Emerging Technologies,
Ventures Inc. (10)                                                                        400,000     400,000
Thomas Farkas                     100,000                   692,915                                    792,915
Thomas P. Farkas                   97,983      80,806                                                  178,789
Todd M. Feldman                                                           8,160                          8,160
S. Marcus Finkle                                                        145,068                        145,068
Denis Fortin                                                             35,360                         35,360
Gerald Franz                       40,000                                                               40,000
Keith M. Ganzer                                                           8,160                          8,160
B. Kent Garlinghouse                                                      8,160                          8,160
Leonard Gartner (11)              100,000                                                  140,000     240,000
Generation Capital
 Associates                                                              36,266                         36,266
Richard Gerstner (12)                                                                      500,000     500,000
John Gillis (13)                                                                           320,942     320,942
Eddie V. Gray                                                             8,160                          8,160
Neil & Verna
 Greenwood (7)                                                              521                            521
Thomas T.
 Grimmett PA DBPT                                                        10,880                         10,880
Edward P. Grindstaff                                                      8,160                          8,160
Raquel Grunwald                     5,733      10,101                                                   15,834
Louis Gurman                      100,000                                                              100,000
Salem M. Habal                                                           18,134                         18,134
Brian F. Hanley
 Revocable Trust                                                         18,134                         18,134
Harrison Option
 Fund, L.P.                                                              21,760                         21,760
Chester T. Houghton                14,468      20,201                                                   34,669
Ernest J. Horky                                                          18,134                         18,134
Greg Hunsinger                                                           10,880                         10,880
Michael P. Ilaria                  15,085                                                               15,085
Information Management
 Technologies
   Corporation (14)               629,667                                                              629,667
INITIAL PUBLIC
 OFFERING (15)                                                                   625,000               625,000
Hyman Indowsky
 (Dean Witter Cust)                                                       7,254                          7,254
Intergroup Corporation             20,000                                                               20,000
James Jacques                       7,235      20,201                                                   27,436
L. James Jacqus                     5,000                                                                5,000
Dean R. Johnson (17)                                                              37,500                37,500
David A. Kadish                                                           5,440                          5,440
Robert D. Katchke                                                         8,160                          8,160
Harold A. Kayser                    7,235      10,101                                                   17,336
Albert Kern                         1,042                                 7,254                          8,296
Kinder Investments                 45,000                                                               45,000
David Kohane                          578                    17,460                                     18,038
Ferdinand Kollar                                                          5,440                          5,440
Petro A. Kotsis                                                           5,440                          5,440
Richard A. Kraemer                                                       10,880                         10,880
Andy H. Krantz                     20,000                                                               20,000
Robert Krantz                      20,000                                                               20,000
Ron Krinick                       130,095      40,404        34,920                                    205,419
Russ Kuhn                                                                18,134                         18,134
Lancer Partners LP                150,000                               544,000                        694,000
Lancer Offshore, Inc.              50,000                               190,400                        240,400
Lark & Co.
 f/b/o Arkansas
 Teachers Retirement
 System                                                                 544,000                        544,000
The Larson Family Trust                                                  36,266                         36,266
David S. Lawi                                                            27,200                         27,200
A. F. Lehmkuhl                                                            6,800                          6,800
Brian F. Leonard                                                          6,800                          6,800
Lawrence Levitt                     5,979                                                                5,979
Lawrence D. Levitt &
 Cinda S. Levitt Co                 1,256                                                                1,256
Ttees Lawrence D.
 Levitt Living Trust
Robert F. Little TTEE
 Robert F. Little Inc.              2,079                                                                2,079
R.F. Little Inc.
 Pension Fund                      11,863     18,182                                                    30,045
Robert F. Little          5,500                                          63,376                          63,376          5,500
Susan R. Little                                                          24,480                         24,480
John D. Lium                                                              7,254                          7,254
James C. Lanshe (17)                                                              37,500                37,500
Connie Loewenthal                                                        13,600                         13,600
Bruce T. Loewy                                                           18,134                         18,134
Vincent L. Marino                                                        10,880                         10,880
Harry Markovitz
 (18) (24)                                    130,100                                      112,000     242,100
James Martin                      180,000                                                              180,000
Maureen McCluskey         7,813     1,801      22,734                                                    24,535          7,813
J.W. McInroy                                                              5,440                          5,440
David B. McKee                     14,504                                                               14,504
McKeown & Franz Inc.
 Pension Plan                                                            13,600                         13,600
Richard P. McKibben
 Trust,                                                                  18,134                         18,134
Martha McKibben
 Successor
 Trustee                                                                 41,706                         41,706
Abdon J. Medina                                                          18,134                         18,134
Louis G. Miller                                                          24,480                         24,480
Gerald J. Millstein                                                      19,946                         19,946
Ray E. Moody                                                             18,134                         18,134
Bohdon Moroz                                                             18,134                         18,134
Francis X. Murphy (19)             10,000                                                  100,000     110,000
N. Dean Nasser                                                           18,134                         18,134
Charles A. Newton                                                         9,520                          9,520
Norcross (17)                                                                     75,000                75,000
Rachel Novoseller                  14,468      20,201                                                   34,669
Nathaniel Orme                                                            8,160                          8,160
Fred Ostad                                                                5,440                          5,440
Howard Oxenberg                     1,801      22,734                                                   24,535
Robert Oxenberg (20)      4,167     2,880      36,372                                      155,000     194,252           4,167
Garry Pace                         37,754                                                               37,754
John Palazzola                                                           10,880                         10,880
Robert Paul                                                              36,176                         36,176
Glen Peruche (24)                               4,000                                                    4,000
Pitt & Co. f/b/o
Missouri State                                                          544,000                        544,000
Robert Perfilio                     4,000                                                                4,000
Michael Pizitz                      7,429      15,786                                                   23,215
Douglas L. Polson (7)                 521                                            521                 1,042
E. Ted Prince (21)                  7,746      10,101                                    1,200,000   1,217,847
Joseph F. Regan                                                          32,640                         32,640
J. Michael
 Reisert Inc. (16)                 15,000                               362,666                        377,666
Kalman Renov (24)                              33,440                                                   33,440
Sue Anschutz Rodgers                4,603      31,826                                                   36,429
Beth Ross (7)                                                                        521                   521
Daniel Ruscitti                     5,000                                                                5,000
Jeffrey L. &
 Barbara A. Sadar                                                         5,440                          5,440
Charles L. Sample                     451                                                                  451
Santa Fe Financial Corp            20,000                                36,266                         56,266
Peter & Irene Santulli                                                    4,080                          4,080
Sarco & Company                    45,070      68,202                                                  113,272
Charles R. Schaller                                                      18,134                         18,134
Charles T. Schiro                                            17,460                                     17,460
James F. Schofield                                                       40,800                         40,800
Christopher Schreiber                                                     7,254                          7,254
Thomas L. Schroeder
 SEP IRA                                                                 10,880                         10,880
Sol B. Schwartz                                                          18,134                         18,134
Helen Scott (7)                                                                      521                   521
Gary Segal                                                               18,129                         18,129
Barbara D. & Leonard J.
 Seigel JTE                                                              18,134                         18,134
Alvin Sherman                         580                                                                  580
Sherman Strategic
 Partners                          54,868                                                               54,868
Shore Yoshuv Institute              8,424                                                                8,424
Shor Yeshiva
 Institutional           30,000   122,556      40,404                                                  162,960          30,000
Shor Yeshov                        50,000                                                               50,000
Howard Smith                                                             13,755                         13,755
Phillip P. Smith                                                         18,134                         18,134
Judith F. Sook                     13,568      20,201                                                   33,769
Mary Elizabeth Strazel              2,083                                                                2,083
Robert F. Stazel                   12,039       8,081                                                   20,120
Al Sorensen IRA                                                          10,880                         10,880
Alan Stahler (24)                              33,440                                                   33,440
Michael Supra                                                            18,134                         18,134
Garland S. Sydnor, Jr.                                                   16,320                         16,320
Steven J. Szafara                                                         7,344                          7,344
Regina & Kamal Taslimi JT                                                18,134                         18,134
Taglich Brothers                    3,462                                                                3,462
Michael Taglich                    21,069                                                               21,069
Robert Taglich                     20,469                                                               20,469
Thomas James
 & Associates (17)                                                                37,500                37,500
Thuemling Industrial
 Products                                                                10,880                         10,880
Morton L. Topfer                                                         36,268                         36,268
Claire Tremarche (22)                                                                       30,000      30,000
George J. Trigilio, Sr.            30,713                                                               30,713
George Trigilio,
 Jr. (23)                                                                                   95,000      95,000
Tyson Apparel Inc.                                                       23,210                         23,210
Richard A. Unverferth                                                    13,600                         13,600
Venturetec L.P.                     7,202      90,932                                                   98,134
Boston Safe Deposit
 Trust Co.                        300,000                                                              300,000
Wallace Electric Co.                                                     36,266                         36,266
William & Elizabeth
 Wieck JTWROS                                                            10,880                         10,880
John I. Williams, Jr.                                                    18,134                         18,134
Kenton E. Wood (24)                             9,600                                                    9,600
Xiaoman Wu                                                                7,254                          7,254
Seymour H. Zisook                                                        12,240                         12,240

TOTAL                    60,180 2,860,565     934,299       762,755   3,989,325  815,105 3,407,942   12,769,991         60,180

NOTES TO SELLING SHAREHOLDERS

(1) Includes restricted shares of the Company's issued and outstanding Common Stock $.01 par value ("Common Stock").

(2) Includes shares of Common Stock underlying 10% Convertible Redeemable Preferred Stock issued in the Company's 1995 Private Placement. Additionally, includes prospective dividends of Common Stock at 10% per annum (payable semi-annually) through May 1, 1998 (See "Dividends"). Note that certain subscribers to the 1995 10% Convertible Redeemable Preferred Stock Private Placement have elected automatic conversion of their shares of Preferred Stock into shares of Common Stock (see Conversion schedule in "Description of 10% Convertible Redeemable Preferred Stock") while certain other subscribers have not elected to have automatic conversions into shares of Common Stock take place

(3) Includes shares of Common Stock underlying shares of 10% Convertible Preferred Stock issued under the Company's 1996 10% Convertible Preferred Stock Private Placement. Assumes dividends issued in Common Stock of 10% per annum paid on a semi-annual basis for a period of three (3) years from the date of subscription under the Private Placement. Additionally, assumes a conversion of 10% Preferred Stock by all holders at the time of mandatory conversion (three
(3) years from acceptance of subscription under the Private Placement by the Company) at a 30% discount based upon an assumed market price of $2.50 per share of Common Stock.

(4) Includes shares of Common Stock underlying Units issued under the Company's 1996 Unit Private Placement. Each Unit consists of one share of 8% Preferred Stock and one redeemable Common Stock warrant exercisable for three (3) years to purchase one share of Common Stock at $5.00 per share. Assumes, no conversions of Preferred stock for a period of three (3) years with cumulative dividends of 8% Preferred Stock issued at 8% per annum paid quarterly. Further, assumes that the Company elects to pay dividends in the form of 8% Preferred Stock as opposed to cash dividends, and that the market price of the Company's Common Stock does not fall below $3.75 a share for a thirty (30) day period commencing September 1, 1998.

(5) Includes: restricted shares of Common Stock; shares of Common Stock underlying 10% Convertible Redeemable Preferred Stock and dividends issued on the 10% Convertible Redeemable Preferred Stock; shares of Common Stock underlying 10% Convertible Preferred Stock and dividends issued on 10% Convertible Preferred Stock; shares of Common Stock underlying Units comprised of 8% Convertible Redeemable Preferred Stock and dividends of 8% Preferred Stock issued on 8% Convertible Redeemable Preferred Stock and shares of Common Stock underlying Unit Warrants; shares of Common Stock underlying warrants and shares of Common Stock underlying stock options.

(6) Assumes the sale of all of the shares of Common Stock covered by this Prospectus.

(7) Includes 1994 Warrants which were originally comprised of 1991 stock options issued under the Company's 1991 Private Placement and shares of Common Stock and warrants (the "1992 Warrants") issued in the Company's 1992 Private Placement.

(8) Includes vested stock options that have an exercise price of $1.44 per share.

(9) Includes 350,000 stock options to purchase 350,000 shares of Common Stock exercisable at $1.66 per share, of which 116,667 stock options are vested. Mr. Canekeratne is the Company's Senior Vice-President of Development.

(10) Includes 400,000 incentive stock options exercisable at $2.31 per share, of which 82,799 stock options are vested. Mr. Francis X. Murphy is a director of the Company and a member of the Compensation Committee and is the principal shareholder of Emerging Technologies Ventures, Inc. Mr. Murphy also owns 10,000 shares of restricted Common Stock and 100,000 stock options exercisable at $1.44 per share, of which 33,333 have vested.

(11) Includes 40,000 stock options exercisable at $4.06 per share, and 100,000 stock options exercisable at $1.44 per share. Of the 140,000 stock options, 73,333 are vested. Mr. Gartner serves as a director of the Company, and a member of the Audit Committee. Does not include options to purchase 30,000 shares of Common Stock granted by Information Management Technology Corporation. Said options are exercisable at $3.50 a share through August 29, 1999.

(12) Includes 500,000 stock options, 100,000 exercisable at $4.38 per share and 400,000 stock options exercisable at $6.25 per share, of which 33,333 have vested. Mr. Gerstener serves as a director to the Company.

(13) Includes 320,942 options to purchase Common Stock at $1.66 per share, of which 120,942 stock options are vested. Mr. Gillis is a former director of INSCI and presently serves as the Company's Executive Vice President and Chief Operating Officer.

(14) Includes 30,000 shares of Common Stock of which options to purchase at $3.50 a share through August 29, 1999 have been granted to Mr. Leonard Gartner.

(15) Includes shares of Common Stock underlying 1,250,000 stock purchase warrants issued under the Company's 1994 Initial Public Offering ("IPO"). Under the IPO, each warrant is convertible into one half (1/2) a share of Common Stock.

(16) Includes shares of Common Stock underlying 133,334 Units paid as commissions as a placement agent under the Company's 1996 Unit Private Placement. Each Unit is comprised of one share of 8% Preferred Stock which at the option of the Company can receive dividends of cash or 8% Preferred Stock. Assumes the Company elects to pay dividends in 8% Preferred Stock, which dividends are 8% per annum payable quarterly and are cumulative. Also assumes the exercise of 133,334 warrants (included in the Units) to purchase 133,334 shares of Common Stock at an exercise price of $5.50 per share (as opposed to the $5.00 warrants exercise price for subscribers under the 1996 Unit Placement) of Common Stock. The warrants are for a period of three (3) years and expiring 1999.

(17) Includes shares of Common Stock underlying warrants originally issued as underwriter warrants in connection with the Company's 1994 IPO. The underwriter warrants were exchanged by the Company in 1996 for new warrants. The Company, on February 14, 1997, has conditionally agreed with Norcross & Co., as representative of holders of 150,000 common stock purchase warrants to purchase 150,000 shares of the Company's common stock, to exchange and cancel the warrants for the issuance of 70,000 shares of fully-paid, non-assessable common stock with registration rights. The agreement is subject to the execution of the final documents and the cancellation of the common stock purchase warrants. The balance of 37,500 warrants will not be affected by the agreement.

(18) Includes 100,000 shares of restricted Common Stock; 30,000 shares of restricted Common Stock issued as selling commission to Amerivet/Dymally Securities, Inc. in connection with the Company's 10% Convertible Preferred Stock Private Placement ("10% Private Placement") in 1996, subsequently transferred to Mr. Harry Markovitz, a licensed broker. Also includes 112,000 stock options to purchase shares of Common Stock at $5.00 per share expiring September 1999 originally issued to Amerivet/Dymally Securities, Inc. as selling commissions for the 10% Private Placement and subsequently assigned to Mr. Markovitz.

(19) Includes 10,000 shares of restricted Common Stock and 100,000 stock options exercisable at $1.44 per share. Mr. Francis X. Murphy serves as a director of the Company. Mr. Murphy may also be deemed to be a beneficial owner of shares of Common Stock owned by Emerging Technology Ventures, Inc.

(20) Includes 5,000 stock options exercisable at $18.00 per share, of which all have vested; 5,000 stock options exercisable at $6.00 per share, of which all are vested; 10,000 stock options exercisable at $7.00 per share, of which 6,667 have vested; 10,000 stock options exercisable at $1.66 per share, which have vested; 100,000 stock options exercisable at $1.44 per share, of which 33,333 are vested; and 25,000 stock options exercisable at $1.13 per share, of which 8,333 have vested. Mr. Oxenberg serves as a director of the Company and is a member of the Company's Compensation Committee.

(21) Includes 1,200,000 stock options to purchase 1,200,000 shares of Common Stock exercisable at $1.66 per share, of which 751,391 are vested. Dr. Prince is the Company's President, Chief Executive Officer and Chairman of the Board.

(22) Includes 10,000 stock options exercisable at $2.75, of which 3,333 are vested. Also includes 20,000 stock options exercisable at $1.66 per share, of which 6,667 are vested.

(23) Includes 95,000 incentive stock options exercisable at $4.38 per share, of which 31,667 are vested. Mr. Trigilio is an Executive Vice President of the Company's Imaging Division.

(24) Includes 236,600 shares of Common Stock based upon an assumed conversion of 10% Convertible Redeemable Preferred Stock. Holders own a 3 year option to purchase 10% Convertible Redeemable Preferred Stock. The option to purchase this Preferred Stock has not been exercised to date.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Effective October 1992, the Company signed a three-year consulting agreement with Robert Oxenberg, pursuant to which Mr. Oxenberg provided consulting services to the Company. At the time of this consulting agreement, Mr. Oxenberg was a director of the Company. Mr. Oxenberg resigned as a director of the Company in November 1993. This consulting agreement was terminated in November 1993. In February 1995, Mr. Oxenberg was granted 25,000 options at $1.13. Mr. Oxenberg was granted a ten-year option to acquire 10,000 shares of Common Stock at an exercise price of $7.00 per share. The option was granted under the Company's 1992 Stock Option Plan. Mr. Oxenberg was subsequently re-elected as a director in September 1994 and is currently a director of IMTECH. In June 1995, the Company paid $35,000 to Mr. Oxenberg as remuneration for his efforts on behalf of the Company to secure additional financing. In September 1995, the Company signed an agreement with Mr. Oxenberg to assist INSCI to approach potential investment sources. Mr. Oxenberg was paid a retainer of 10,000 stock options at $1.66 (the underlying shares of Common Stock included in the within registration). Additionally, success fees are paid to Mr. Oxenberg when INSCI enters into a binding arrangement with investors. Success fees are 3.5% of funds raised and 25,000 shares of stock for each $1 million raised.

    The Company has agreed to make a payment of 3.5% of the gross amount of capital funds raised successfully by Robert Oxenberg, a director of the Company. While Mr. Oxenberg has agreed not to participate in any discussions concerning the Company's agreement to accept any investment in the Company arranged by Mr. Oxenberg, it must be noted that the payment of a success fee will reduce the proceeds obtained by the Company.

    In April 1994, the Company loaned John L. Gillis, presently the Company's Executive Vice President and Chief Operating Officer, and his wife, the amount of $150,000 to purchase a residence in Westborough, Massachusetts. The loan carries interest at the prime rate, and all unpaid principal plus all accrued and unpaid interest is due ninety days (subject to extension by the Company) following the closing of the loan. Repayment of the loan has been extended through November 30, 1997, and in May 1996, the Company and Mr. Gillis reached an agreement on a schedule of payments which anticipates repaying the loan principal and interest in full during the course of the next two fiscal years. The loan is collateralized by a pledge of Mr. Gillis' IMTECH Class A Common Stock, IMTECH and certain INSCI stock options and 500 INSCI Units. The collateral has a present market value materially less than the outstanding balance of the loan. The Company established an allowance for loan loss as the underlying collateral had minimal value. The outstanding loan balance as of March 31, 1996 is $87,759, and is offset by an allowance for loan losses by the same amount.

    In June 1995, prior to Dr. E. Ted Prince's employment by the Company, the Company engaged Dr. Prince as a consultant. A total of $11,538 was paid to Dr. Prince for consulting services rendered to the Company prior to his employment. In conjunction with Dr. Prince's employment the Company paid an additional $25,000 to Dr. Prince and $25,000 to Perth Ventures Inc. ("Perth Ventures") for consulting fees. In June 1995, the Company commenced an interim office sharing arrangement on a month-to-month basis from Perth Ventures at a monthly charge of $2,000 per month. Dr. Prince, who is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is 100% owner in and is President of Perth Ventures. Dr. Prince is also an investor in one $25,000 unit of the Company's 10% convertible preferred stock.

    In June 1995, the Company engaged Emerging Technology Ventures, Inc. ("ETVI") to manage its acquisition activities for a one year period. Mr. Francis
X. Murphy ("Mr. Murphy"), who is President of ETVI, became a director of the Company in September 1995. ETVI is paid a monthly retainer of $6,000. This agreement was subsequently amended in October 1995 to include management of the Company's strategic alliance activities, and the agreement was extended until October 1996. ETVI was granted an incentive stock option to acquire 400,000 shares of the Company's common stock at an exercise price of $2.31 per share (the underlying shares of Common Stock are included in the within registration). These options are only exercisable to the extent that transactions which are contemplated in the amended agreement are completed in accordance with the terms of the agreement. For completed transactions ETVI will receive a commission, which is offset against cumulative retainer fees paid and a portion of the stock options granted will vest immediately. As a result of the company acquiring certain assets from the Courtland Group, Inc., ETVI received a fee of $33,750 which was offset against the retainer and had 43,537 stock options vested from the 400,000 options described above. In addition, in connection with the acquisition of the Image Express software from Customs Solution, Inc., ETVI had an additional 25,000 stock options vested.

    The arrangement with ETVI provides that Mr. Murphy is to receive a success fee of 25,000 options at $2.31 per share upon arranging a strategic alliance for the Company and 2% of the revenues received by the Company. Mr. Murphy is the principal stockholder of ETVI and is only paid a success fee as the result of completing a strategic alliance agreement and/or merger by the Company.

    In June 1995, the Company engaged Gartner and Associates as financial consultants to advise the Company. Mr. Leonard Gartner ("Mr. Gartner"), principal of Gartner and Associates, became a director of the Company in September 1995. Gartner and Associates was paid a monthly retainer of $4,500 plus expenses during fiscal year 1996. Pursuant to an April 1996 amendment to the agreement, Gartner and Associates will be paid a monthly retainer of $6,000 plus expenses during fiscal year 1997, and will also receive a grant of 40,000 incentive stock options at an exercise price of $4.06. 10,000 of these options vested immediately and the remainder vest at the rate of 7,500 options per quarter during fiscal year 1997.

    In September 1995, Mr. Gartner and Mr. Murphy purchased 100,000 shares and 10,000 shares, respectively, of the Company's common stock from IMTECH. These are restricted shares with cost free registration rights and are included in the within registration.

    In September 1995, the Company entered into an agreement with Technology Providers Ltd. ("TPL") of Sri Lanka under which TPL will provide computer programming services for certain software products under development and for selected customer application projects. Payments to TPL were $647,000 in fiscal 1996 and $652,000 in fiscal 1997. TPL is owned by family members of Mr. Krishan
A. Canekeratne who is the Company's Senior Vice President of Development. Mr. Canekeratne has no direct ownership interest in TPL.

    In September 1995, the Company granted to its present and former directors the following stock options at an exercise price of $1.44 per share: one year options to purchase 10,000 shares each were granted to Messrs. Grace and Broadway, former directors of the Company, and options vesting over three years to purchase 100,000 shares each to Messrs. Gartner, Murphy and Oxenberg, the non-officer directors elected to the Board of Directors at the Annual Shareholders Meeting in September. In March 1996, the Company granted an incentive stock option vesting over three years to purchase 100,000 shares at an exercise price of $4.38 to Mr. Richard Gerstner, who joined the Board of Directors (the underlying shares of Common Stock are included in the within registration).

    Mr. Richard Gerstner, in July, 1997, entered into an agreement with the Company wherein Mr. Gerstner will receive 2% of the gross revenues received by the Company as a result of Mr. Gerstner arranging for a distributorship agreement for the Company, in addition to $100,000 stock options at $2.52 per share. The Company also agreed to pay Mr. Gerstner 2% in kind of any capital investments made as a result of Mr. Gerstner's efforts with respect to any merger and/or acquisition of the Company arranged by Mr. Gerstner.

    All of the grants of stock and options awarded by the Company were ratified by stockholders at the Company's annual meeting of stockholders.

                           PLAN OF DISTRIBUTION

    The Shares covered by this Prospectus are being registered by the Company for the respective accounts of the Selling Stockholders. The Company will pay all expenses of registering the Shares. Although, the Company will receive proceeds upon exercise of options or warrants by the Selling Stockholders, the Company will not receive any of the proceeds from sales by the Selling Stockholders. The Company understands that none of such Shares will be offered through underwriters.

    The Shares may be sold from time to time Selling Stockholders either through one or more brokers or dealers on the NASDAQSM Small Cap Market, through privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at prices otherwise negotiated. In connection therewith, the Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, and commissions or discounts or any profit realized on the sale of Shares received by the Selling Stockholders or any such broker or dealer may be deemed to be underwriting commissions or discounts within the meaning of the Act. As of the date of this Prospectus, the Company understands that the Selling Stockholders do not have any agreement, arrangement or understanding with any brokers or dealers concerning the distribution of their respective Shares.

                           DESCRIPTION OF STOCK

      COMMON STOCK

    The Company is authorized to issue 40,000,000 shares of Common Stock, $.01 par value, of which 4,436,107 are outstanding as of August 8, 1997. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation ("Certificate of Incorporation"), and the By-Laws (the "By-Laws"), copies of which are enumerated as exhibits to the Registration Statement of which this Prospectus is a part.

    The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefore, subject to any dividend preferences of the Company's Preferred Stock then outstanding. See "Dividend Policy". Holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares eligible to vote in any election of Directors can elect all of the Directors then standing for election. The holders of Common Stock have no pre-emptive or other subscriptive rights, and there are no conversion rights or redemption or sinking fund provisions with respect to Common Stock. All shares of Common Stock currently issued and outstanding, and the Common Stock to be issued upon conversion of shares of Preferred Stock will be, fully paid and non-assessable. No cash dividends have been paid to holders of the Common Stock since the inception of the Company and no dividends are anticipated to be declared or paid in the foreseeable future. See "Dividend Policy".

WARRANTS

    Each Warrant provides that each holder will be entitled to purchase one half of a share of the Company's Common Stock at an aggregate exercise price per share of $9.00, subject to adjustment in certain circumstances, for 48 months from April 14, 1994, at which time the Warrants will expire. The Warrants are redeemable in whole and not in part by the Company upon 30 days' notice at a price of $.05 per Warrant if the closing bid price of the Company's Common stock equals or exceeds $11.25 for any 20 consecutive trading days ending not more than 20 days prior to the date the notice of redemption is mailed to Warrant holders. In the event the Company gives notice of its intention to redeem the Warrants, a holder would be forced to either exercise his Warrants within 30 days of the notice of redemption or accept the redemption price. The holders of warrants will have exercise rights until the close of business on the date fixed for the redemption thereof.

    The Warrants issued are under a Warrant Agreement between the Company and first Union National Bank of North Carolina as "Warrant Agent." The shares of the Company's Common Stock underlying the Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon exercise.

    The Warrants contain provisions that protect holders against dilution by adjustment of the exercise price in certain events such as stock dividends and distributions, stock splits, recapitalization, mergers, and consolidations. The Company will not be required to issue fractional shares upon the exercise of a Warrant. If a fractional share of Common Stock would be issuable upon the exercise of any Warrant, the Company will pay to the holder in lieu thereof, an amount in cash equal to the market value of the Common Stock multiplied by such fraction. The market value of the Common Stock shall mean (i) if the Common Stock is traded in the over-the-counter market and not in the NASDAQ national market system, nor on any other national securities exchange, the average of the per share closing bid prices of the Common Stock for 30 consecutive trading days immediately preceding the date in question, as reported by NASDAQ or an equivalent generally accepted reporting service, or (ii) if the Common Stock is traded on the NASDAQ national market system or a national securities exchange, the average for 30 days consecutive trading days immediately preceding the date in question of the daily per share closing prices of the Common Stock. The holder of a Warrant will not possess any rights as a stockholder of the Company until such holder exercises the Warrant.

PREFERRED STOCK

General

    The Company is authorized to issue up to 10,000,000 shares of Preferred Stock having a par value of $.01 per share, of which 3,567,091 shares are outstanding.

    The Company's Board of Directors is authorized subject to limitations prescribed by law and the provisions of the Certificate of Incorporation to provided for the issuance of shares of Preferred Stock in series, and by filing a Certificate pursuant to the applicable State law of the State of Delaware, to establish from time to time, the number of shares to be included in each such series and affix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

    The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the right to determine and designate any and all of the following: (i) the number of shares constituting that series and distinctive designation of that series; (ii) the dividend rate of the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative right or priority, if any, of payment of dividends on shares of that series; and (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights; and (iv) whether that series shall have conversion privileges, and if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; and (v) whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, in the amount per share payable in the case of redemption, which amount may vary under different conditions and at different redemption dates; and (vi) whether that series shall have a sinking fund for the redemption or purchase of the shares of that series, and, if so, the term and amount of such sinking fund; and (vii) the rights of the shares of that series in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of shares in that series; and (viii) any other relative rights, preferences and limitations of that series.

    Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividend shall be paid or declared set apart for payment on the Common Stock with respect to the same dividend.

    If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

10% CONVERTIBLE REDEEMABLE PREFERRED STOCK

    Holders of the 10% Convertible Redeemable Preferred Stock ("10% Convertible Redeemable Stock") will not be entitled to vote except as otherwise required by the Delaware General Corporation Law. The 10% Convertible Redeemable Stock will accrue cumulative dividends at a rate equal to 10% per annum of the issue price of $1.00 per share (the "Issue Price"), payable semi-annually out of funds legally available therefore on April 15 and October 15 each year with respect to dividends accrued as of March 31 and September 30 in each such year (each a "Dividend Payment Date"). At the option of the Company, dividends may be paid in cash or in-kind. Dividends in-kind shall be paid by delivery of any number of shares of Common Stock determined by dividing the amount of the aggregate dividend accrued and payable by an amount (not less than $.10) equal to 50% of the average closing bid price of the shares of Common Stock during the twenty trading days immediately preceding a Dividend Payment Date.

    The 10% Convertible Redeemable Stock may be redeemed by the Company, in whole or in part, at any time during the period of eighteen (18) months immediately following the date of issue at a redemption price equal to a $1.25 per share plus payment of all accrued and unpaid dividends thereon. Each share of 10% Convertible Redeemable Stock shall be convertible, from time to time, at the option of the holder, to the extent of the actual percentage of shares of 10% Convertible Redeemable Stock initially required by such holder as determined from the schedule set forth below into shares of Common Stock at a conversion rate per share determined by dividing the Issue Price by the Conversion Price then in effect. Dividends will accrue on and will be paid through the date of receipt by the holders notice of conversion, subject of the right of the Company to pay such dividends and shares of Common Stock, should the Company choose to redeem the 10% Convertible Redeemable Stock as defined above. Alternatively, a holder may convert accrued dividends together with the shares of 10% Convertible Redeemable Stock to be converted. The conversion price shall be an amount equal to the greater of (I) $.10 or (ii) 50% of the average closing bid price of the Common Stock during the twenty trading days immediately preceding the date that a conversion notice may first be given. A conversion notice may be given at any time during the thirty (30) day commencing on and immediately following each date set forth below, with respect to that percentage of the share of 10% Convertible Stock initially required by the holders set opposite each such date.


                              Percentage of the Shares of the 10%  Convertible
  First Date (of 30 days)        Redeemable Stock Initially Purchases With
   on which a Holder May       Respect to Which notice of Conversion May be
 Give Notice of Conversion                      Given
-----------------------------------------------------------------------------
November 1, 1995                                  5%
February 1, 1996                                  5%
May 1, 1996                                       5%
August 1, 1996                                    5%
November 1, 1996                                  5%
February 1, 1997                                 10%
May 1, 1997                                      10%
August 1, 1997                                   10%
November 1, 1997                                 10%
February 1, 1998                                 15%
May 1, 1998                                      20%

    Upon any default by the Company in the payment of dividends, with sole remedy shall be acceleration on the conversion privileges so that 100% of the shares of the 10% Convertible Redeemable Stock then held by holders shall become immediately convertible. In the event the Company shall seek protection from creditors through bankruptcy, the shares of 10% Convertible Redeemable Stock shall be convertible into the greater of (i) the number of shares of Common Stock determined so that all holders of shares of 10% Convertible Redeemable Stock shall receive, upon conversion, a number of shares of Common Stock which, when added to shares of Common Stock previously issued upon conversion or as payment for dividends, shall equal to 51% of the shares of the Company's Common Stock issued and outstanding immediately following such conversion, or (ii) that number of shares of Common Stock determined by multiplying the shares of 10% Convertible Redeemable Stock owned by each holder by the quotient of the issue price divided by the Conversion Price then in effect.

    The 10% Convertible Redeemable Stock shall carry a liquidation preference in the amount of the issue price upon the liquidation and winding up of the Company for any reason, each holder of shares of 10% Convertible Redeemable Stock shall receive, prior to any dissolution with respect to the Common Stock a liquidation distribution in the amount of the number of shares of 10% Convertible Redeemable Stock owned by such holder multiplied by the issue price, plus the amount of all accrued but unpaid dividends paid thereon subject to the rights and preferences of the Company's other classes of Preferred Stock.

10% CONVERTIBLE PREFERRED STOCK

    Presently 1,350,000 of 10% Convertible Preferred Stock ("10% Preferred Stock") are outstanding.

    The 10% Preferred Stock may be converted at the option of the holder during a three (3) year period. commencing from the inception of the subscription by the Company (the "Anniversary Date"), however, the 10% Preferred Stock may not be converted for a period of six (6) months from the Anniversary Date, and thereafter is convertible at a 30% discount to the current market price of the Common Stock of INSCI at the time of conversion. The Preferred Stock will be automatically converted into shares of Common Stock by the Company three (3) years from the Anniversary Date. The conversion price per share will be the ten
(10) prior trading day market average between the closing bid and the closing asked price as quoted on the NASDAQ, at the time of conversion, and the conversion price will be limited to a maximum of $8.00 per share taking into consideration the 30% discount to market.

    The 10% Preferred Stock dividends, at the option of INSCI, will be payable at the Company's discretion either by an annual Common Stock dividend of 10% in Common Stock payable on a semi-annual basis, or a 8% cash dividend payable on a semi-annual basis, subject to the Company's discretion.

    The Common Stock upon conversion and registration will be subject to a sale restriction, in that a maximum of 10% of the converted shares may be sold a month. Subsequent to conversion and registration, if the trading volume of the Company's Common Stock on the NASDAQ exceeds 40,000 shares per day for a minimum of thirty (30) consecutive trading days, the 10% monthly sales restriction will no longer apply.

    The holders of the 10% Preferred Stock will not be entitled to vote except as otherwise required by the Delaware General Corporation Law.

    The 10% Preferred Stock shall carry a liquidation preference in the amount of the issued price. Upon the liquidation and winding up of the Company for any reason, each holder of the shares of 10% Preferred Stock shall receive, prior to any distribution in respect of the Common Stock, a liquidation distribution in the amount of number of shares of 10% Preferred Stock owned by such holder multiplied by the issued price, subject to and in conjunction with the rights of the Company's other classes of Preferred Stock.

8% CONVERTIBLE REDEEMABLE PREFERRED STOCK

    The Company presently has outstanding 1,333,333 shares of its 8% Convertible Redeemable Preferred Stock ("8% Preferred Stock").

    Each share of 8% Preferred Stock converts into one share of Common Stock at the option of the holder.

    Except as expressly provided by the General Corporation Business Law ("GCL") of the State of Delaware, and the Corporation's amended Certificate of Incorporation, the 8% Preferred Stock shall have no voting rights or pre-emptive rights.

    If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any 8% Preferred Stock shall be outstanding, the Eligible Holders of the then outstanding 8% Preferred Stock shall receive a preference on liquidation at least pari passu with any existing and future issues of preferred stock that has the highest preference regarding distributions. The preference shall be $3.75 per share of 8% Preferred Stock. Eligible Holders of the 8% Preferred Stock shall have a preference in distribution of the Corporation's property available for distribution to the holders of the Corporation's Common Stock $.01 par value per share (the "Common Stock") equal to a pro-rata amount of said distribution in proportion to the Eligible Holder's ownership of 8% Preferred Stock, together with an amount equal to all unpaid dividends accrued thereon, if any, to the date of payment of such distribution, whether or not declared by the Board, provided however, that the amalgamation of the Corporation with any Corporation or corporations, the sale or transfer by the Corporation of all or subsequently all of its property, or any reduction of the authorized or issued capital of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation.

    Subject to the provisions hereof, all amounts to be paid as preferential distributions to the Eligible Holders of 8% Preferred Stock shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any of the Corporation's property to the holders of Common Stock or to the holders of any preferred stock inferior in preference to the 8% Preferred Stock, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up.

    If the Company's Common Stock trades at or above $7.50 per share for twenty out of thirty consecutive trading days and the Company then has an effective registration statement under the Securities Act of 1933, as amended ("1933 Act") with respect to all shares of Common Stock underlying the 8% Preferred Stock, the Company has the right, upon thirty days prior written notice to all holders of record of the 8% Preferred Stock, to redeem all, but not less than all, of the 8% Preferred Stock for cash at $3.75 per share of 8% Preferred Stock. At any time after October 1, 1999, any shares of 8% Preferred Stock that have not otherwise converted can be redeemed at the option of the Company, upon thirty days prior written notice to all then holders of record of the 8% Preferred Stock, for cash at $3.75 per share of 8% Preferred Stock. On October 1, 2001, any outstanding 8% Preferred Stock shall automatically convert into shares and Common Stock at the lesser of $3.75 per share or the average bid price for the Common Stock for twenty (20) consecutive trading days ending five (5) business days prior to October 1, 2001.

    For so long as an Investor owns 8% Preferred Stock and/or Warrants, the Investor shall have anti-dilution protection and adjustment right with respect to : (i) any subdivision of the outstanding shares of Common Stock of the Company into a greater number of shares of Common Stock; (ii) any declaration of a dividend or any other distribution by the Company upon its Common Stock payable in shares of Common Stock; (iii) any capital reorganization or reclassification of the capital stock of the Company; or (iv) any consolidation or merger of the Company with another entity. (See Limited Anti-Dilution Examples herein). There will be no adjustment in the event that the Company pays a dividend in cash to its holders of Common Stock; provided, however, that the Company gives all holders of the 8% Preferred Stock written notice at least (30) days prior to the record date for the cash dividend that the Company intends to declare a cash dividend.

    The 8% Preferred Stock, nor the Common Stock issuable upon the conversion of the 8% Preferred Stock, may be offered, sold or resold unless the shares are registered under the 1933 Act or an exemption from the registration requirements of the 1933 Act is available.

    The Common Stock underlying the 8% Preferred Stock and Warrants cannot be sold for a period of six (6) months subsequent, and thereafter, only in compliance with the 1933 Act and applicable state securities laws.

                            VALIDITY OF SHARES

    The validity of the securities being offered hereby is being passed upon Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017.

                                  EXPERTS

    The financial statements of INSCI Corp for the year ended March 31, 1997, included in this Prospectus and elsewhere in the Registration Statement have been audited by Pannell Kerr Forster PC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

    The financial statements of INSCI Corp as of March 31, 1996, and for the years ended March 31, 1996 and March 31, 1995 included in this Prospectus and elsewhere in the Registration Statement have been audited by Mahoney Cohen & Company, CPA, P.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                          ----------------------

                          ADDITIONAL INFORMATION

    The Company is subject to the information requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information can be inspected and copied at the Public Reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, DC 20549, as well as the Regional Offices of the Commission at CITICORP Center 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports and other information concerning the Company can also be inspected at the offices of the NASDAQ, 1735 "K" Street, N.W., Washington, D.C. 20006-1500, on which the Company's Common Stock is listed.

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the Registration Statement and the Exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be obtained, together with other information about the Company, from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates.

                          ----------------------

                    DOCUMENTS INCORPORATED BY REFERENCE

    There is hereby incorporated in this Prospectus by reference the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, Forms 10-QSB for the fiscal quarter ended June 30, 1997, and the Company's current reports on Forms 8-K Reports filed heretofore with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

    All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered by this prospectus have been sold or which deregisters all securities then remaining unsold shall be deemed to incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that statements contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed to constitute a part hereof, except as so modified or superseded.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of the Prospectus has been delivered on written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to the offices of the Company, (508-870-4000) Two Westborough Business Plaza, Westborough, Massachusetts 01581,
Attn: Roger Kuhn, Chief Financial Officer.

    No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates or any offer to, or the solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                              INDEMNIFICATION

    The General Corporation Law of the State of Delaware grants each corporation organized hereunder the power to indemnify its officers and directors against liability under certain circumstances. The Company's Certificate of Incorporation provides that the Company shall, to the full extent permitted by law, indemnify all directors, officers, employees and agents of the Company. The Company's Certificate of Incorporation also contains a provision eliminating the liability of directors of the Company to the Company or its stockholders for monetary damages, except under certain circumstances.

    The Company also has a policy insuring its directors and officers against certain liabilities, including liabilities under the Act.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expresses in the Act and is therefore unenforceable.

                    TABLE OF CONTENTS TO FINANCIAL STATEMENTS


Financial Statements                                                        Page
--------------------                                                        ----

         Independent Auditor's Report                                       F-1

         Report of  Independent Accountants                                 F-2

         Balance Sheet as of March 31, 1997 and March 31, 1996              F-3

         Statements of Operations for the Years Ended                       F-4
              March 31, 1997, 1996 and 1995

         Statements of Stockholders' Equity  for the Years                  F-5
              Ended March 31, 1997, 1996 and 1995

         Statements of Cash Flows for the Years Ended March 31, 1997,       F-6
              1996 and 1995

         Notes to Financial Statements                                      F-7

         Balance Sheet as of June 30, 1997                                  F-8

         Statements of Operations (Unaudited) for the Three Months
              Ended June 30, 1997 and 1996                                  F-9

         Statements of Cash Flows (Unaudited) for the Three Months
              Ended June 30, 1997 and 1996                                  F-10

         Notes to Financial Statements                                      F-11

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders and
Board of Directors of
INSCI Corp

    We have audited the accompanying balance sheet of INSCI Corp as of March 31, 1997 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INSCI Corp as of March 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.







                                                     Pannell Kerr Forster PC

New York, New York
June 6, 1997

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and
Board of Directors of
  INSCI Corp

    We have audited the accompanying balance sheet of INSCI Corp as of March 31, 1996 and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years ended March 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INSCI Corp at March 31, 1996 and the results of its operations and its cash flows for the years ended March 31, 1996 and 1995 in conformity with generally accepted accounting principles.


    We have also audited Schedule II for the years ended March 31, 1996 and 1995. In our opinion, this schedule presents fairly the information required to be set forth therein.

    As described in Note B (11) to the financial statements, the Company changed its method of accounting for the beneficial conversion feature of convertible preferred stock in 1996 to comply with the Securities and Exchange Commission staff's position of retroactive application of this accounting practice.

    Our previous report on the 1996 financial statements, dated May 10, 1996, except for Notes R (2) and R (3) as to which the dates are June 28, 1996 and June 26, 1996, respectively, included an explanatory paragraph that described the uncertain outcome of an investigation by the Securities and Exchange Commission. As explained in Note L to the financial statements, that investigation had been terminated on September 10, 1996.





                                              MAHONEY COHEN & COMPANY, CPA, P.C.

New York, New York
May 10, 1996, except for Notes B (11) and
  M ("Stock Based Compensation") as to which the date is June 18, 1997 and Note L as to which the date is September 10, 1996

                                   INSCI CORP
                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                                                         MARCH 31,      MARCH 31,
                                                                                                           1997            1996
                                                                                                           ----            ----
ASSETS
Current assets:
    Cash and cash equivalents (Notes B-2, B-7 and B-9 )                                                  $  5,068       $   436
    Accounts receivable, net of allowance for doubtful accounts of $100
       for 1997 and 1996. (Notes B-7 and B-9)                                                               2,491         2,102
    Inventory (Note B-3)                                                                                       47            12
    Prepaid expenses and other current assets                                                                 157           140
                                                                                                          -------       -------
      Total current assets                                                                                  7,763         2,690
Property and equipment, net (Notes B-5 and D)                                                                 707           833
Other assets:
    Capitalized software development costs,
       net of accumulated amortization of $1,123 in 1997 and $536 in 1996 (Note B-4)                          661           633
    Purchased software, net of accumulated amortization of $384 in 1997 and $42 in 1996. (Note B-4)         1,101           961
    Other                                                                                                     259            76
                                                                                                          -------       -------
      Total other assets                                                                                    2,021         1,670
                                                                                                          -------       -------
Total assets                                                                                              $10,491       $ 5,193
                                                                                                          =======       =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Note payable (Note H)                                                                                 $    48       $    48
    Accounts payable                                                                                          828           661
    Accrued compensation                                                                                      344           445
    Accrued vacation                                                                                          207           119
    Accrued commissions                                                                                       252           189
    Accrued and other liabilities                                                                             523           594
    Deferred maintenance revenue (Note B-1)                                                                   837           574
                                                                                                          -------       -------
      Total current liabilities                                                                             3,039       $ 2,630

Commitments and contingencies (Notes E,F,J,K,L, and M )

Long term debt:
    Note payable - less current portion                                                                                      44
Stockholders' equity (Notes B-11,J,K,L,M and O)
    Convertible preferred stock, $.01 par value, authorized 10,000,000 shares, issued:
      10% Convertible redeemable preferred stock, 954,282 shares issued and outstanding in 1997, 1,160,950 in 1996; liquidation preference of $954
        in 1997, $1,161 in 1996.                                                                               10            12
      10% Convertible preferred stock, 1,350,000 shares issued and outstanding, liquidation
        preference $1,350                                                                                      14
      8% Convertible redeemable preferred stock, 1,386,891 shares issued and outstanding,
        no liquidation preference                                                                              13
    Common stock, $.01 par value: authorized 40,000,000 shares: issued and outstanding
      4,224,110 shares in 1997 and 3,864,011 in 1996.                                                          42            38
    Additional paid-in capital                                                                             25,152        17,326
    Accumulated deficit                                                                                   (17,779)      (14,857)
                                                                                                          -------        ------
      Total stockholders' equity                                                                            7,452         2,519
                                                                                                          -------        ------
Total liabilities and stockholders' equity                                                                $10,491        $5,193
                                                                                                          =======        ======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   INSCI CORP
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)

                                                                   YEARS ENDED MARCH 31,
                                                      -------------------------------------------
                                                       1997              1996              1995
                                                      -------           -------           -------
Revenue (Notes B-1 and N)
    Product                                           $ 5,737           $ 4,983           $ 4,935
    Services                                            5,644             2,930             2,253
                                                      -------           -------           -------
      Total revenue                                    11,381             7,913             7,188
                                                      -------           -------           -------

Cost of revenue  (Note B-4)
    Product                                             1,634             1,784             1,387
    Services                                            2,992             1,527             2,117
                                                      -------           -------           -------
      Total cost of revenue                             4,626             3,311             3,504
                                                      -------           -------           -------

Gross margin                                            6,755             4,602             3,684
                                                      -------           -------           -------

Expenses
    Sales and marketing                                 3,693             2,459             3,070
    Product development                                 2,170             1,758             1,364
    General and administrative                          1,943             1,542             1,871
    Non-recurring charges (Note C )                         -               325               500
                                                      -------           -------           -------
      Total expenses                                    7,806             6,084             6,805
                                                      -------           -------           -------

Loss from operations                                   (1,051)           (1,482)           (3,121)
                                                      -------           -------           -------

Interest income (expense)
    Interest income                                       127                70                64
    Interest expense                                      (12)              (40)              (56)
                                                      -------           -------           -------
       Interest income (expense) net                      115                30                 8
                                                      -------           -------           -------
Net loss                                                 (936)           (1,452)           (3,113)

Preferred stock dividend  (Notes B-11 and J)           (1,543)             (470)             (253)
                                                      -------           -------           -------

Net loss applicable to common shares                  $(2,479)          $(1,922)          $(3,366)
                                                      =======           =======           =======
Net loss per common share (Notes B-6 and B-11))       $ (0.62)          $ (0.53)          $ (1.04)
                                                      =======           =======           =======

Weighted average common
    shares outstanding (Note B-6 )                      4,022             3,655             3,242
                                                      =======           =======           =======


   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                                             INSCI CORP
                                                 STATEMENTS OF STOCKHOLDERS' EQUITY
                                              Years ended March 31, 1997, 1996 and 1995
                                                 (in thousands, except share amounts)


                                                 Common Stock            Preferred Stock         Additional
                                          ------------------------------------------------------   Paid-in   Accumulated
                                           No. of Shares    Amount    No. of Shares     Amount     Capital    (Deficit)    Total
                                           -------------    ------    -------------     ------     -------    ---------    -----

BALANCE, MARCH 31, 1994                      1,890,002       $19              --          --      $ 5,301     $(10,012)    $(4,692)
   Issuance of 1,250,000 units, net of
      issuance costs of $1,591               1,250,000        12              --          --        7,147           --       7,159
   8% Preferred stock dividends                   --          --              --          --          --          (253)       (253)
   8% Preferred stock conversion to
      common stock at $5.00 per share          500,000         5              --          --        2,495           --       2,500
   Net loss                                       --          --              --          --          --        (3,113)     (3,113)
                                             -------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1995                      3,640,002        36              --          --       14,943      (13,378)      1,601

   Preferred stock dividends                      --          --              --          --          --           (27)        (27)
   Redemption of 8% preferred stock               --          --              --          --          820          --          820
   Conversion of subordinated notes
      to 10% preferred stock                      --          --        1,240,000        $12          964          --          976
   10% Preferred stock conversion to
     common stock                               39,260        --          (79,050)        --          --           --          --
   Common stock issued as dividend
      on 10% preferred stock                    16,082        --              --          --          443         (443)        --
   Common stock issued for purchase of
     assets of Courtland Group, Inc.            89,681         1              --          --          255          --          256
   Acquisition cost/stock options issued
      at less than fair market value              --          --              --          --          138          --          138
   Sale of common stock                         75,054         1              --          --          199          --          200
   Exercise of stock options                     3,932        --              --          --            7          --            7
   Net loss                                       --          --              --          --          --        (1,452)     (1,452)
                                             -------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1996                      3,864,011        38        1,160,950         12       17,769      (15,300)      2,519

   10% Convertible preferred stock issued          --         --        1,350,000         14        1,245          --        1,259
   Common stock issued as underwriting
     fees related to 10% Convertible
     preferred stock                            30,000        --              --          --          --           --          --
   8% Convertible redeemable preferred
     stock issued                                  --         --        1,333,334         13        4,206          --        4,219
   10% preferred stock conversion to
     common stock                               84,337         1         (206,668)        (2)           2          --            1
   Common stock issued as dividend
     on 10% preferred stocks                    70,093         1              --          --        1,314       (1,314)          1
   Common stock accrued as dividend
     on 10% preferred stocks                       --         --              --          --           33          (33)        --
   Preferred stock issued as dividend
     on 8% convertible redeemable
     preferred stock                               --         --           53,557         --          196         (196)        --
   Common stock issued for purchase of
     assets                                     27,500        --              --          --          110          --          110
   Exercise of stock warrants                   37,188         1              --          --          110          --          111
   Exercise of stock options                   110,981         1              --          --          167          --          168
   Net loss                                        --         --              --          --          --          (936)       (936)

                                             -------------------------------------------------------------------------------------
BALANCE, MARCH 31, 1997                      4,224,110       $42        3,691,173        $37      $25,152     $(17,779)    $ 7,452
                                             =====================================================================================


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   INSCI CORP
                            STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED MARCH 31,
                                                             ------------------------------
                                                             1997        1996          1995
                                                             ----        ----          ----
Cash flows from operating activities:
  Net loss                                                $   (936)   $  (1,452)   $  (3,113)
  Reconciliation of net loss to net cash provided by
  (used in) operating activities:
    Interest on note exchanged for preferred stock              --           40          --
    Depreciation and amortization                              511          454          402
    Amortization of software costs                             929          760          218
    Provision for doubtful accounts                             --           --          (89)
    Provision for loss on loan to officer                       --           --          150
    Changes in assets and liabilities, net of effects
     from acquisitions:
      Accounts receivable                                     (389)        (944)       1,487
      Inventory                                                (35)          25          386
      Prepaid expenses and other current assets                (17)         (25)          52
      Accounts payable                                         167          276         (958)
      Accrued liabilities                                      156          317          138
      Customer deposits                                       (227)          47           54
      Deferred maintenance revenue                             263          (22)        (205)
                                                          --------    ---------    ---------
Net cash provided by (used in) operating activities            422         (524)      (1,478)
                                                          --------    ---------    ---------
Cash flows from investing activities:
    Additions to capitalized software development costs       (615)        (120)        (821)
    Additions to purchased software costs                     (382)        (114)         --
    Capital expenditures                                      (385)        (245)        (646)
    Purchase of certain assets of Courtland Group, Inc.        --          (242)         --
    Other assets                                              (123)         (29)         (88)
                                                          --------    ---------    ---------
Net cash used in investing activities                       (1,505)        (750)      (1,555)
                                                          --------    ---------    ---------
Cash flows from financing activities:
    Proceeds from sale of common stock                         --           200        8,750
    Proceeds from exercise of stock options                    168            7          --
    Proceeds from exercise of stock warrants                   111          --           --
    Proceeds from sale of preferred stock                    6,350          --
    Payment of stock issuance costs                           (870)         --
    Payment of note payable                                    (44)         --
    Proceeds from sale of 90 day subordinated notes            --         1,200
    Payment of financing costs                                 --          (250)      (1,084)
    Redemption of preferred stock and dividends                --        (1,000)         (85)
    Repayments to IMTECH                                       --           --        (2,327)
    Repayment of revolving credit facility                     --           --          (587)
    Payment of capital lease obligations                       --           (52)         (29)
                                                          --------    ---------    ---------
Net cash provided by financing activities                    5,715          105        4,638
                                                          --------    ---------    ---------

Net change in cash and cash equivalents                      4,632       (1,169)       1,605
Cash and cash equivalents at beginning of year                 436        1,605          --
                                                          --------    ---------    ---------
Cash and cash equivalents at end of year                  $  5,068    $     436    $   1,605
                                                          ========    =========    =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   INSCI CORP
                            STATEMENTS OF CASH FLOWS
                                  (continued)
SUPPLEMENTAL DISCLOSURE OF NON CASH FINANCING AND INVESTING ACTIVITIES:

During fiscal year 1997, preferred stock dividends were accrued in the amount of $33,000

During fiscal years 1997 and 1996, the Company issued 154,430 and 16,082 shares respectively of its common stock in payment of dividends due and conversions of its 10% preferred stock (Notes J and K)

Dividends were accreted on beneficial conversion features of preferred stock and amounted to $443,000 and $1,132,000 in fiscal 1996 and 1997 respectively (Notes B-11 and J)

During fiscal year 1997, the Company issued 53,557 shares of its 8% Convertible Redeemable Preferred Stock in payment of the dividends due on this stock. (Notes J and K)

During fiscal year 1997, the Company acquired certain assets in exchange for 27,500 shares of its common stock (Note O)

During fiscal 1996, the Company converted a $1,240,000 note payable to preferred stock

During fiscal year 1996, the Company issued common stock with a value of $138,000 in connection with the acquisition of certain assets from the Courtland Group, Inc. and software of Custom Solutions, Inc. (Note O)

In March 1996, the Company issued 89,681 shares of common stock and issued a note payable, at no interest, ratably over a two year term in conjunction with its purchase of the assets of the Courtland Group, Inc. (Note K-7)

In November 1995, the Company issued 40,000 shares of its 10% preferred stock in payment of the interest due on 90-day Subordinated Notes (Note K)

In June 1995, the Company redeemed in full the outstanding balance of $1,634,000 of 8% redeemable preferred stock held by IMTECH, the Company's former majority shareholder, and the $186,000 of preferred stock dividends payable thereon, for the sum of $1,000,000. The difference of $820,000 was recorded as additional paid-in capital

During fiscal year 1995, the Company converted $2,500,000 of the 8% redeemable preferred stock to common stock.

In December 1994, Imtech converted 25,000 shares of the Company's 8% redeemable preferred stock into 500,000 shares of the Company's common stock.

In April 1994, Imtech and the Company exchanged $4,134,000 of intercompany indebtedness for 41,343 shares of the Company's 8% redeemable preferred stock.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                                   INSCI CORP
                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

NOTE A - ORGANIZATION OF THE COMPANY

    INSCI Corp (the "Company") was incorporated in 1989. Until January 1996, the Company was a majority-owned subsidiary of Information Management Technologies Corporation ("Imtech"). As of March 31, 1997, Imtech owns approximately 19% of the Company's outstanding common stock. The Company develops, markets and supports client/server electronic printing and document management software utilizing optical disk and CD storage technology to store, index, archive, retrieve, and distribute computer generated documents and scanned images including statements, reports, invoices and transaction data. The Company also provides an extensive range of systems integration and consulting services based upon its expertise in integrated output management, electronic printing, print-on-demand, data storage, data warehousing and data mining.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

    1. Revenue Recognition

    The Company recognizes revenue in accordance with the provisions of American Institute of Certified Public Accountants Statement of Position No. 91-1, Software Revenue Recognition. Product revenues from the sale of software licenses are recognized upon shipment if collection is probable and remaining vendor obligations are insignificant. The Company's software license agreement does not (i) entitle the buyer to any right of return or exchange, or (ii) grant the customer any right to product upgrades or enhancements.

    Software maintenance revenue is recognized ratably over the contract period, generally one year. The Company has arranged with third party providers to perform all customer support obligations under its hardware maintenance contracts. Consequently, the Company recognizes hardware maintenance revenue upon commencement of the contract period.

    Services revenue from consulting and systems integration is recognized upon performance of the services where the customer contract is of a time and material nature and there are no significant remaining obligations, and upon acceptance of the completed project where the contract is of a short duration for a fixed price.

    Advance payments required from customers under contractual agreements which have not been fulfilled are classified as customer deposits.

    2. Cash and Cash Equivalents

    Cash and cash equivalents consist of highly liquid investments with insignificant interest rate risk and original maturities of three months or less. They are carried at cost which approximates market value.

    3. Inventory

    Inventory, consisting primarily of computer hardware and software products purchased from third parties, is stated at the lower of cost or market. Cost is determined by the specific identification method.

    4. Intangible Assets

    a. Capitalized Software Development Costs

    The Company capitalizes the qualifying costs of developing its software products. Capitalization of costs requires that technological feasibility has been established. Development costs incurred prior to the establishment of technological feasibility are expensed as incurred. When the software is fully documented and available for unrestricted sale, capitalization of development costs ceases, and amortization commences and is computed on a product-by-product basis, based on either a straight-line basis over the economic life of the product or the ratio of current gross revenues to the total current and anticipated future gross revenues, whichever is greater. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies.

    Realization of capitalized software costs is subject to the Company's ability to market its software products in the future and generate cash flows sufficient to support future operations. Capitalized software costs totaled $615,000 and $120,000 during the years ended March 31, 1997 and 1996, respectively. Amortization of capitalized software costs totaled $587,000 and $718,000 during the years ended March 31, 1997 and 1996, respectively, and is included in cost of revenue in the accompanying Statements of Operations.

    b.  Purchased Software

    The Company capitalizes as Purchased Software the costs associated with software products either purchased from other companies for resale or developed by other companies under contract with the Company. The cost of the software is amortized on the same basis as capitalized software costs. The amortization period is re-evaluated quarterly with respect to certain external factors, including, but not limited to, technological feasibility, anticipated future gross revenues, estimated economic life and changes in software and hardware technologies. Purchased software costs totaled $482,000 and $928,000 during the years ended March 31, 1997 and 1996, respectively. Amortization of purchased software costs totaled $342,000 and $42,000 during the years ended March 31, 1997 and 1996, respectively, and is included in cost of revenue in the accompanying Statements of Operations.


    5. Property and Equipment

    Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the determination of net income. The estimated useful lives are as follows:

           Furniture and fixtures.................     5-7 years
           Equipment..............................     3-5 years
           Leasehold improvements.................     Life of lease


    6. Loss Per Share

    The computation of loss per common and common equivalent share has been calculated on the basis of the weighted average number of common shares outstanding during the year. The effect on loss per share of outstanding options, warrants and convertible securities is antidilutive and has not been included in the calculation of weighted average shares outstanding.

    In early 1997 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 128, Earnings per Share. The Statement is effective for financial statements for periods after December 15, 1997, and changes the method in which earnings per share will be determined. Adoption of this Statement by the Company will not have a material impact on earnings per share.

    7. Concentrations of Credit Risk

    Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in one financial institution. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At March 31, 1997, the uninsured amounts held at these financial institutions were approximately $4,885,000. The Company has not experienced any losses on these investments to date.

    The Company has not experienced significant losses relating to receivables. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit risks as determined by management. Accounts receivable consists of geographically and industry dispersed customers.


    8. Impairment of Long-Lived Assets

    In the event that facts and circumstances indicate that the cost of an asset may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market or discounted cash flow value is required. No such write-downs were required in fiscal 1997 and 1996.

    9. Fair Value of Financial Instruments

    Financial assets for which carrying values approximate fair value include cash, and trade and other receivables. Financial liabilities for which carrying values approximate fair value include trade and other payables, accrued expenses and liabilities as well as a note payable.

    The Company estimates that the carrying values approximate fair value due to the short maturity or market rates of interest. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Therefore, the estimates are not necessarily indicative of the amounts which could be realized or would be paid in a current market exchange. The effect of using different market assumptions and/or estimation methodologies may be material to the estimated fair value amount.

    10. Use of Estimates

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    11. Convertible Preferred Stock

    The beneficial conversion feature of convertible preferred stock (see Note
J) is accounted for as a dividend to preferred shareholders and amortized over the period from the date of issue through the date the security is first convertible. This policy conforms to the accounting for these transactions announced by the SEC Staff in March, 1997.

    The fiscal 1996 preferred dividends have been adjusted to comply with the Staff's position of retroactive application of this accounting practice. As a result, fiscal 1996 dividends have been increased from $27,000 to $470,000 and net loss per common share has been increased from ($.40) to ($.53).

    12. Accounting for Stock Options and Warrants

    All stock options and warrants that have been granted by the Company have been at or above fair market value of the Company's common stock at the time of grant. As a result, no compensation expense or other accounting relating to the Company's stock options and warrants has been required to be recorded within the financial statements of the Company.

    The foregoing accounting is in accordance with Accounting Principles Board Opinion No. 25 (APB Opinion No. 25) and related interpretations. The Company adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation, " (SFAS 123) in fiscal 1997. The Company has included in Note M the impact of the fair value of employee stock-based compensation plans on net loss and loss per share on a pro forma basis for awards granted since April, 1995 pursuant to SFAS 123.

NOTE C - NON-RECURRING CHARGES

The Company paid $250,000 in fiscal 1996 to Marine Midland Bank ("Marine") in full settlement of all claims with respect to a dispute over a 1993 sublease of office space from Marine. In addition, in fiscal 1996, the Company recorded a charge of $75,000 for fees paid to Bank of New York Financial Corp. ("BNY") in April 1996 to terminate, at the Company's request, the Company's credit facility with BNY.

NOTE D - PROPERTY AND EQUIPMENT

Property and equipment at March 31, 1997 consist of the following (in thousands):


Furniture and fixtures                                                $   269
Leasehold improvements                                                    105
Equipment                                                               1,690
                                                                        -----
                                                                        2,064
Less accumulated depreciation and amortization                         (1,357)
                                                                      -------
                                                                      $   707
                                                                      =======

Depreciation and amortization expense was $511,000 and $454,000 for fiscal years 1997 and 1996, respectively.


NOTE E - RELATED PARTY TRANSACTIONS

    (1) In February 1995, Mr. Robert Oxenberg, a director of the Company, was granted 25,000 options at $1.13 per share. In September, 1995 Mr. Oxenberg was also granted a ten-year option to acquire 10,000 shares of Common Stock at an exercise price of $7.00 per share. During fiscal 1996 the Company paid $35,000 to Mr. Oxenberg as remuneration for his efforts on behalf of the Company to secure additional financing. In September 1995, the Company signed an agreement with Mr. Oxenberg to assist INSCI to approach potential investment sources. Mr. Oxenberg was paid a retainer of 10,000 stock options at $1.66 per share. Additionally, success fees are paid to Mr. Oxenberg when INSCI enters into a binding arrangement with investors. Success fees are 3.5% of funds raised and 25,000 shares of stock for each $1 million raised.

    (2) In April 1994, the Company loaned John L. Gillis, presently the Company's Executive Vice President and Chief Operating Officer, and his wife, the amount of $150,000 to purchase a residence in Westborough, Massachusetts. The loan carries interest at the prime rate. In May 1996, the Company and Mr. Gillis reached an agreement on a schedule of payments which anticipates repaying the loan principal and interest in full during the course of the next two fiscal years. The loan is collateralized by a pledge of Mr. Gillis' Imtech Class A Common Stock, Imtech and certain INSCI stock options and 500 INSCI Units. This collateral has a present market value materially less than the outstanding balance of the loan. During fiscal 1996 the Company established an allowance for loan loss as the underlying collateral had minimal value. During fiscal 1997, Mr. Gillis paid down the loan in the amount of $55,860 through a combination of cash payments and surrender of stock options. Interest paid by Mr. Gillis was $9,522 during fiscal 1997 and $24,284 during fiscal 1996. The outstanding loan balance as of March 31, 1997 is $87,759, and is offset by an allowance for loan losses by the same amount.

    (3) In June 1995, the Company commenced an interim office sharing arrangement on a month-to-month basis with Perth Ventures at a monthly charge of $2,000 per month. Dr. Prince, who is President, Chief Executive Officer and Chairman of the Board of Directors of the Company, is 100% owner in and is President of Perth Ventures. In June 1995, the Company engaged Dr. Prince as a consultant prior to Dr. Prince's employment by the Company. A total of $11,538 was paid to Dr. Prince for consulting services rendered to the Company prior to his employment. In conjunction with Dr. Prince's employment the Company paid an additional $25,000 to Dr. Prince and $25,000 to Perth Ventures for consulting fees during fiscal 1996. Dr. Prince is also an investor in one $25,000 unit of the Company's 10% convertible preferred stock.

    (4) The Company engaged Emerging Technology Ventures, Inc. ("ETVI") to manage its acquisition and strategic alliance activities. Mr. Francis X. Murphy ("Mr. Murphy"), who is President of ETVI, became a director of the Company in September 1995. ETVI is paid a monthly retainer of $6,000. ETVI was granted an incentive stock option to acquire 400,000 shares of the Company's common stock at an exercise price of $2.31 per share until October, 1997 and includes an updated exercise price of $5.09 per share under specific circumstances. These options are only exercisable to the extent that transactions which are contemplated in the amended agreement are completed in accordance with the terms of the agreement. For completed transactions ETVI will receive a commission, which is offset against cumulative retainer fees paid and a portion of the stock options granted will vest immediately. As a result of the Company acquiring certain assets from the Courtland Group, Inc. in March, 1996 ETVI received a fee of $33,750 which was offset against the retainer and 43,537 options vested from the 400,000 options described above. In connection with the acquisition of the Image Express software from Customs Solution, Inc. during fiscal 1996, ETVI had an additional 25,000 options vested. The aggregate options vested were valued at $138,000 and have been recorded as part of the acquisition cost. As a result of the Company acquiring certain assets from Action Computer Supplies Holdings PLC (See Note O), ETVI received a success fee in fiscal 1997 of $25,000 which was offset against the retainer and had an additional 14,262 options vested at $5.09 per share.


    (5) In June 1995, the Company engaged Gartner and Associates as financial consultants to advise the Company. Mr. Leonard Gartner ("Mr. Gartner"), principal of Gartner and Associates, became a director of the Company in September 1995. Gartner and Associates was paid a monthly retainer of $4,500 plus expenses during fiscal year 1996. Pursuant to an April 1996 amendment to the agreement, Gartner and Associates has been paid a monthly retainer of $6,000 plus expenses during fiscal year 1997. During fiscal 1997 Gartner and Associates was paid, in addition to the $6,000 monthly retainer fee, approximately $61,000 in consulting and advisory fees related to additional assignments regarding the preparation of the Company's Form S-1 filed with the Securities and Exchange Commission and for services performed in connection with acquisition activities of the Company. Additionally, Mr. Gartner was granted 40,000 stock options at an exercise price of $4.06 for additional services rendered in his capacity as a member of the Company's audit and compensation committees.


    (6) In September 1995, Mr. Gartner and Mr. Murphy purchased 100,000 shares and 10,000 shares, respectively, of the Company's common stock from Imtech.

    (7) In September 1995, the Company entered into an agreement with Technology Providers Ltd. ("TPL") of Sri Lanka under which TPL will provide computer programming services for certain software products under development and for selected customer application projects. During fiscal 1997, additional agreements to provide computer programming services were entered into with TPL. Payments to TPL totaled $647,000 in fiscal 1996 and $652,000 in fiscal 1997. TPL is owned by family members of Mr. Krishan A. Canekeratne who is the Company's Senior Vice President of Development. Mr. Canekeratne has no direct ownership interest in TPL. In the opinion of management, the fees paid under this agreement are at fair market value rates. The Company has issued approximately $944,000 in purchase orders for services to be performed by TPL in fiscal 1998.

    (8) In September 1995, the Company granted to its present and former directors the following stock options at an exercise price of $1.44 per share: one year options to purchase 10,000 shares each were granted to Messrs. Grace and Broadway, former directors of the Company, and options vesting over three years to purchase 100,000 shares each to Messrs. Gartner, Murphy and Oxenberg, the non-officer directors elected to the Board of Directors at the Annual Shareholders Meeting in September. In March 1996, the Company granted an incentive stock option vesting over three years to purchase 100,000 shares at an exercise price of $4.38 per share to Mr. Richard Gerstner, who joined the Board of Directors. In June 1996, the Company granted Mr. Gerstner 400,000 stock options at $6.25 per share. Options under this grant vest when earned based upon signing new customers to reseller agreements and ensuring the annual continuation of such agreements. No options under this grant are currently vested.

NOTE F - LEASE COMMITMENTS

    The Company's lease for its Massachusetts headquarters expires in September, 2004. The Company also entered into a noncancelable lease for office space for its Courtland Imaging division's office in Maryland which expires in February 1998.

As of March 31, 1997, future minimum rental payments under these operating leases are as follows (in thousands):
               Year ending:

              March 31, 1998.............................  $   313
              March 31, 1999.............................  $   263
              March 31, 2000.............................  $   283
              March 31, 2001.............................  $   307
              March 31, 2002.............................  $   317
              Thereafter.................................  $   832
                                                           -------
                                                           $ 2,315
                                                           -------

    Total rent expense, was approximately $291,000 and $268,000 for the years ended March 31, 1997 and 1996, respectively.

NOTE G - REVOLVING CREDIT FACILITY

    On March 28, 1997 the Company completed a credit facility with Silicon Valley Bank ("SVB") for a working capital line of $1,500,000 and an equipment financing line of $250,000. The terms of the line provide for working capital advances up to seventy five percent of the Company's eligible domestic accounts receivable under ninety days from invoice date. The advance rate is capped at sixty percent until quarterly profitability of $75,000 is attained. Collateral for the line, which is secured by a lien, is comprised of all Company assets except fixed assets financed elsewhere. The rate of interest to be paid to SVB is the prime rate plus one percent which will be reduced by 1/2% upon the Company attaining quarterly income, before provision for dividends on preferred stock.

    In order to borrow against the bank line, the Company is required to meet certain covenants which include that the Company not exceed $150,000 loss for the quarter ended March 31, 1997, maintenance of tangible net worth of $5,000,000, minimum quick ratio of 2.0:1 and debt service coverage. As of March 31, 1997, the Company could not borrow against the line due to its fourth quarter loss being in excess of the loss covenant. Under the terms of the line, consent is required from SVB in order for the Company to pay cash dividends. No such consent is required for stock dividends. The Company, at its option, may terminate the line with SVB without penalty. The Company had no borrowings against the credit facility with SVB during fiscal 1997.

NOTE H - NOTE PAYABLE

    On March 28, 1996, the Company issued a non-interest bearing, unsecured note for $100,000, subject to any rights of offset by the Company for one year. This note is payable in twenty-four equal installments commencing April 27, 1996, and is part of the consideration paid for the purchase of the assets of the Courtland Group, Inc. The Company recorded the note at its net present value of $91,406. On March 31, 1997 the outstanding portion of this note totaled $47,656.

NOTE I - INCOME TAXES

    At March 31, 1997, the Company had available NOL carryforwards of approximately $13,500,000 resulting from accumulated operating losses through fiscal 1997. The NOL carryforwards for tax reporting purposes expire in various amounts through the year 2012. The Company believes that an "Ownership Change" occurred in January 1996 within the meaning of Section 382 of the IRS Code. Under an ownership change, the Company will be permitted to utilize approximately $13,000,000 in NOL carryforwards (available on the date of such change) in any year thereafter to reduce its income to the extent that the amount of such income does not exceed the product of (the "Section 382 limit") the fair market value of the Company's outstanding equity at the time of the ownership change and long term tax exempt rate published by the IRS.

    The Company's Section 382 limits in fiscal 1998 and beyond will be approximately $900,000 per year, and accordingly, the Company will not be able to utilize its full NOL benefits. From January 1996 through March 31, 1997, the Company has NOL carryforwards of approximately $500,000 which are available to offset future income and expire in 2011 and 2012. The Company has fully reserved the tax benefits of these operating losses because the likelihood of realization of the tax benefits cannot be determined.

NOTE J - PREFERRED STOCK

    A. 8% Convertible Redeemable Preferred Stock

    On November 11, 1996, the Company completed 1,333,334 Units of a Regulation "D" Private Placement Offering of 8% Convertible Redeemable Preferred Stock. Proceeds from this offering, before underwriting commissions and expenses, totaled $5,000,000. Each Unit consists of one share of 8% Preferred Stock and one Warrant to purchase one share of Common Stock for $5.00 per share for a period of three years expiring on October 1, 1999. The 8% Convertible Preferred Stock and Warrants contain limited anti-dilution protection and adjustment rights granted to purchasers of the Units.

    Additionally, the Company paid to J. Michael Reisert & Co., Inc., the placement agent, a commission of 8% per Unit, or the sum of $400,000, on the completion of the minimum offering, in addition to approximately $87,500 in expenses, as well as granting 133,333 Warrants to purchase 133,333 Units comprised of 133,333 shares of 8% Preferred Stock, convertible into shares of Common Stock and 133,333 warrants to purchase shares of Common Stock at $5.50 per share for a period of three years from the date of closing of the minimum offering.

    The Company granted, as a part of the terms of the Placement, cost-free registration rights with respect to the underlying shares for the Convertible Preferred Stock, the Unit Warrants and the Warrants granted to the Placement Agent. In the event that the Company is unable to obtain an effective registration for the underlying shares, as provided in the Placement Agreement, the terms of placement involve the imposition of a penalty in an adjustment of the $3.75 Unit price paid by the holders in the placement, of 2% per month after nine months from the date of closing with a maximum of 10%.

    B. 10% Convertible Preferred Stock

    On September 20, 1996 the Company completed a Private Placement financing under Regulation "D" for the sum of $1,350,000. The Company issued 1,350,000 shares of 10% Convertible Preferred Stock to accredited investors at $1.00 per share. Each 10% convertible share of Preferred Stock is convertible into a share of Common Stock of the Company for a period of three years, at a 30% discount (the beneficial conversion feature) to the trading market of the Company's Common Stock. The conversion price will be limited to a maximum of $8.00 per share. The 10% Preferred Stock is automatically converted into shares of Common Stock at the expiration of the three year term. The Preferred Stock may not be converted for a period of six months from completion of the offering. In the event that conversions occur at market prices for the Company's stock that are substantially below the current market price, it is possible for material dilution to other holders of the Company's stock and may require the Company to seek shareholder approval for the authorization and issue of additional common shares. The Company has granted cost-free registration rights to the holders of the Preferred Stock who have converted into Common Stock. None of the preferred stock had been converted as of March 31, 1997.

    The Company entered into an agreement with Amerivet/Dymally Securities, Inc. to act as Placement Agent for the 10% Convertible Preferred Stock and paid as compensation to the Placement Agent 30,000 shares of restricted Common Stock with cost-free registration rights in addition to $23,000 in commissions and 112,000 warrants to purchase 112,000 shares of Common Stock at $5.00 per share for a period of 3 years expiring October 1999. Additionally, the Company paid to the Placement Agent's counsel the sum of $28,500 for legal fees and expenses.

    C. 10% Convertible Redeemable Preferred Stock

    On June 15, 1995, the Company completed a private placement of 90-Day Subordinated Notes (the "Notes") which were repayable in cash or in shares of the Company's 10% Convertible Redeemable Preferred Stock ("10% Preferred Stock"). A total of $1,200,000 of Notes were sold with net proceeds to the Company of approximately $950,000. Utilizing the net proceeds of the offering, the Company paid $1,000,000 to Imtech to redeem the outstanding balance of 16,343 shares of its 8% Redeemable Convertible Preferred Stock and to satisfy approximately $186,000 of net accrued dividends.

    In October 1995, the Company notified all holders of the Notes that it was exchanging shares of the Company's 10% Preferred Stock in the amount of one share for each $1.00 of principal and accrued interest balances due on the Notes. Effective October 15, 1995 the Company exchanged 1,240,000 shares of the Company's 10% Preferred Stock in the amount of one share for each $1.00 of principal and accrued interest due on the Notes for the principal of its 90-Day Subordinated Notes and the accrued interest payable thereon. The Preferred Stock is convertible at the option of the holders into the Company's common stock. The holder is able to convert an amount equal to the greater of either $.10, or 50% (the beneficial conversion feature) of the average closing bid price of the common stock during the 20 days immediately preceding the date that the conversion notice is given. In the event that conversions occur at market prices for the Company's stock that are substantially below the current market price, it is possible for material dilution to other holders of the Company's stock and may require the Company to seek shareholder approval for the authorization and issue of additional common shares. Conversions are scheduled to occur four (4) times annually through May 1, 1998, however, can be accelerated due to a change in control. Dividends are payable semi-annually on April 15 and October 15 of each year based on amounts accrued as of March 31 and September 30, respectively. Holders have cost-free piggyback registration rights until June 15, 1998. The Company has agreed to use its best efforts in registering these shares on a timely basis. An investment firm, has an option to acquire $295,750 of 10% convertible preferred stock as well as convert such shares based on the same price and terms as current holders. This option expires in April, 1998.

    In accordance with the terms of the conversion, a total of 206,668 shares of preferred stock have been surrendered and converted into 84,337 shares of the Company's common stock during the fiscal year ended March 31, 1997.

    D. 8% Redeemable Convertible Preferred Stock

    The Company had 50,000 shares of authorized Redeemable Convertible Preferred Stock with a par value of $100 per share. Under the terms of the preferred stock, the Company was required to pay quarterly cumulative dividends in the amount of eight percent of par value, to the extent of the Company's available cash flow and the extent that the Company's working capital ratio (current assets to current liabilities)had not reduced below .8 to 1 and the Company had positive stockholders' equity. Available cash flow is defined as the Company's net income, less a reserve for reasonably estimated capital expenditures. Commencing June 30, 1995, to the extent that there was available cash flow remaining after the cumulative quarterly dividends had been paid and to the extent that the Company's working capital ratio was not reduced below .8 to 1 and the Company had positive stockholders' equity, the Company will redeem the preferred stock over a period of six years in equal quarterly redemption. To the extent the available cash flow was not sufficient to redeem the preferred stock over this six-year period, then the Company will continue to redeem the preferred stock thereafter on a quarterly basis out of available cash flow until the preferred stock is fully redeemed. Additionally, the holders of the preferred stock may convert the preferred stock into common stock at a conversion rate of 14.29 shares of common stock for each share of preferred stock. On June 15, 1995, the Company fully redeemed all outstanding shares of the 8% Redeemable Convertible Preferred Stock. (Note J-C)

NOTE K - STOCKHOLDERS' EQUITY

    (1) On April 21, 1994, the Company received net proceeds of approximately $7,159,000 (before repayment of $2,327,000 of advances to Imtech) from its initial public offering ("IPO") of 1,250,000 units ("Units"). Each Unit consists of one share of the Company's common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder thereof to purchase one-half of one share of common stock. Two warrants may be exercised at an aggregate exercise price of $9.00, subject to adjustment under certain circumstances, at any time after the warrants become separately transferable, until 48 months from the date of the offering. The warrants are redeemable by the Company at $.05 per warrant upon 30 days notice mailed within 20 days after the closing bid price of the common stock has equaled or exceeded $11.25 for a period of 20 consecutive trading days.

    (2) During fiscal year 1997, a total of 206,668 shares of 10% Convertible Redeemable Preferred Stock were surrendered and converted into 84,337 shares of the Company's common stock. In addition, during the fiscal year ended March 31, 1997, the Company issued 60,288 shares of common stock in lieu of paying cash dividends on its 10% Convertible Redeemable Preferred Stock. During fiscal year 1996, a total of 79,050 shares of 10% Convertible Redeemable Preferred Stock were surrendered and converted into 39,260 shares of the Company's common stock. In addition, during the fiscal year ended March 31, 1996, the Company issued 16,082 shares of common stock in lieu of paying cash dividends on its 10% preferred stock.

    (3) During fiscal year 1997, in accordance with the terms of its 10% Convertible Preferred Stock, the Company issued 9,805 shares of common stock in lieu of paying cash dividends on its 10% Convertible Preferred Stock.

    (4) During fiscal year 1997, in accordance with the terms of its 8% Convertible Redeemable Preferred Stock, the Company issued 53,557 shares of 8% Convertible Redeemable Preferred Stock in lieu of paying cash dividends on this preferred stock.

    (5) In March 1997 the Company issued 27,500 shares of common stock in conjunction with the acquisition of certain assets (Note O).

    (6) In March 1996, the Company sold 75,054 shares of restricted common stock to two investors for the sum of $200,000.

    (7) In March 1996, the Company issued 89,681 shares of common stock as part of the acquisition costs of the assets of Courtland Group, Inc.

    (8) The Company granted three-year warrants to the Underwriters of its April 1994 IPO to purchase up to 125,000 Units at an exercise price of $7.70 per unit, and had granted registration rights relating to the underlying securities. In addition, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. In May 1996, the Underwriters surrendered these warrants and waived and terminated any and all anti-dilution rights with respect to the number of shares to be issued pursuant to these warrants, in exchange for new warrants, which expire on April 15, 1998 and have no anti-dilution rights, to purchase 187,500 shares of common stock at an exercise price of $3.50 per share. The Company granted cost-free registration rights to the underlying common stock shares of these warrants and has included these underlying common stock shares in a current Form S-1 Registration Statement that has previously been filed and is in the process of being amended with the Securities and Exchange Commission.


    (9) The following is a summary of the Company's stock warrant activity:

WARRANTS OUTSTANDING                          Number      Price      Expiration
                                            of Shares   of Shares       Date

Initial public offering                       625,000     $9.00       Apr. 1998
Underwriters, initial public offering         125,000     $7.70       Apr. 1998
1994 warrants                                  39,272     $3.00       Apr. 1998
                                            ---------
  Balance, March 31, 1996                     789,272
                                            ---------
Fiscal 1997 activity:
Issued
Underwriters exchange, initial public
  offering                                    187,500     $3.50       Apr. 1998
10% Convertible Preferred Stock,
  placement agent                             112,000     $5.00       Oct. 1999
8% Convertible Preferred Stock              1,333,334     $5.00       Oct. 1999
8% Convertible Preferred Stock,
   placement agent                            133,333     $5.50       Sep. 1999
                                            ---------
  Total issued                              1,766,167
                                            ---------
Canceled                                     (125,000)    $7.70       Apr. 1998
                                            ---------
Exercised                                           0
                                            =========
  Balance (and exercisable),
    March 31, 1997                          2,430,439
                                            =========

NOTE L - COMMITMENTS AND CONTINGENCIES

     SEC Investigation

    On September 30, 1992, the Company and Information Management Technologies Corporation ("IMTECH"), the Company's former majority shareholder, reached an agreement with the Securities and Exchange Commission ("Commission") to conclude and settle the Commission's informal investigation of the Company and IMTECH. The Company and IMTECH, without admitting or denying any of the allegations made by the Commission in its complaint, and without trial or final adjudication of the allegations made in the Commission's complaint, consented to the entry of an order enjoining them from future violations of certain provisions of the Federal Securities Laws and the rules and regulations thereunder. The settlement may adversely affect the Company and restrict the Company's ability to raise funds from persons located in certain significant states. The impact of these restrictions may be to prevent the Company and IMTECH from conducting future public offerings or private security placements. The Company and IMTECH may be subject to contempt of court or other sanctions if the Company or IMTECH, at any time in the future, engage in actions that are deemed to violate the consent judgment and the injunctions.

    The Securities and Exchange Commission ("Commission") issued an order, dated April 13, 1995, authorizing a private investigation of IMTECH (INSCI's former majority shareholder) and INSCI, and its officers and directors during the period from March 1993 and continuing until April 13, 1995. The order of investigation inquiring into whether the Company and its then officers and directors engaged in violations of Rule 10b-5 of the Securities Exchange Act of 1934 (the "Exchange Act"); failed to file annual reports and other information as required by the rules and regulations of the Commission in violation of
Section 13(a) of the Exchange Act and Rules 12b-20, 13a-11 and 13a-13; and failed to maintain proper books and records in violation of Section 13(b)2 of the Exchange Act or falsified or caused to be falsified books and records of the Companies in violation of Sections 13(b)(2)(a), Rule 13b2-1, and Rule 13b2-2 of the Exchange Act.

    On September 10, 1996 the Company was informed by the Commission that the staff inquiry relating to these matters had been terminated and that no enforcement action had been recommended at this time.

    Registration Rights

    The Company has previously filed and is in the process of amending a Form S-1 Registration Statement with the Securities and Exchange Commission for 15,923,220 shares of common stock, of which 4,000,000 are reserved for acquisitions, 2,605,411 for selling shareholders and the balance of 9,317,809 for rights granted to unit holders, convertible preferred stockholders, and warrants and options issued by the Company. The registration includes "piggyback" registration rights with respect to the shares of common stock that the Company has granted to the holders of certain warrants and shares of the Company's stock. Compliance with these registration rights may involve substantial expense to the Company and may subject the Company to damages for the violation of its registration rights agreements.

    Employment Agreements

    Effective June 15, 1995, the Company entered into an employment agreement for a period of three years with Dr. E. Ted Prince ("Dr. Prince"), the Company's Chairman of the Board of Directors, President and Chief Executive Officer. Dr. Prince's employment agreement, as amended, provides for a base salary of $200,000 per annum to be paid through the term of the agreement, annual incentive bonuses based upon attainment of defined profitability criteria, 250,000 vested stock options to purchase 250,000 shares of common stock at an exercise price of $2.00 per share, and 950,000 vested stock options to purchase 950,000 shares of common stock at an exercise price of $1.66 per share. With respect to the latter options, if the employment of Dr. Prince is terminated for any reason during the thirty-six month period of the employment agreement, then he must return to the Company a pro-rata portion of the 950,000 options. The portion to be returned would be determined based upon the number of months remaining in the agreement after his termination date as a percent of the original term of thirty-six months. In the event of a change of control of the Company through merger or acquisition, the provisions with respect to return of the stock options would be waived. In May, 1997, Dr. Prince was granted a management incentive bonus in the form of a 75,000 stock option grant at $3.75 per share related to achievements in fiscal 1997. For fiscal 1996, a management incentive bonus of $100,000 was earned.

    In conjunction with Dr. Prince's employment, in June, 1995, the Company paid consulting fees of $25,000 to Dr. Prince, and $25,000 to Perth Ventures, Inc. ("Perth Ventures"). Dr. Prince is President of and has a 100% ownership interest in Perth Ventures. The agreement also provides for payment of relocation expenses and a relocation loan if Mr. Prince decides to relocate to Massachusetts. Under the terms of the agreement, Dr. Prince is permitted to continue to work as an independent consultant for Perth Ventures. If the employment of Dr. Prince is terminated for any reason other than voluntary resignation or termination for cause (as defined in the agreement) at any time through June 14, 1998, he will be paid as a severance benefit the salary and benefits due over the remaining term of his employment contract.

    The Company has employment agreements with its other executive officers which also include annual incentive bonuses based upon attainment of defined profitability criteria and other performance related objectives. If an executive officer's employment is terminated for any reason other than voluntary resignation or for cause (as defined in the agreements) then a severance benefit will be paid. The severance benefit varies from officer to officer, but is not greater in any instance than twelve month's salary and benefits. Exclusive of Dr. Prince, certain key members of management have been granted stock options as part of their compensation package. Mr. John L. Gillis and Mr. Krishan Canekeratne have 320,942 and 350,000 options, respectively.

    In connection with the purchase of certain assets of the Courtland Group, Inc., on March 28, 1996 the Company entered into an employment agreement with George Trigilio, Jr., to employ him as an Executive Vice President of the Company with a minimum annual salary of $100,000 as well as incentive bonuses conditioned upon his performance. The Company entered into an aggregate of seven employment and/or consulting agreements with seven former employees and/ or shareholders of Courtland.

NOTE M - STOCK OPTION PLANS

The following is a summary of the Company's stock option activity:

                                             1992 STOCK OPTION PLAN                   1992 DIRECTORS OPTION PLAN

                                        Number           Weighted Average        Number             Weighted Average
                                      of Shares           Exercise Price       of Shares             Exercise Price
                                      ---------          ----------------      ---------            ----------------

Outstanding at March 31, 1995          245,302                $6.00               75,000                   $2.88
  Granted                              962,500                 2.16               20,000                    1.44
  Canceled                            (281,805)                3.49                   --
  Exercised                             (3,932)                1.66                   --
                                       -------                                 ---------
Outstanding at March 31, 1996          922,065                 2.78               95,000                    2.58
  Granted                               77,000                 6.25                                           --
  Canceled                            (310,184)                3.33              (18,333)                   3.79
  Exercised                            (79,316)                1.60              (31,667)                   1.28
                                       -------                                 ---------
Outstanding at March 31, 1997          609,565                 3.17               45,000                    3.01
                                       -------                                 ---------

                                           1997 EQUITY INCENTIVE PLAN             OTHER STOCK OPTIONS

                                        Number           Weighted Average        Number             Weighted Average
                                      of Shares           Exercise Price       of Shares             Exercise Price
                                      ---------          ----------------      ---------            ----------------

Outstanding at March 31, 1995               --                $                                               --
  Granted                                   --                   --            3,000,000                   $2.12
  Canceled                                  --                   --               (9,924)                   1.66
  Exercised                                 --                   --                   --
                                       -------                                 ---------
Outstanding at March 31, 1996               --                                 2,990,076                    2.12
  Granted                              225,800                 5.43              440,000                    6.14
  Canceled                              (5,000)                5.43             (224,134)                   4.15
  Exercised                                 --                   --                   --
                                       -------                                 ---------
Outstanding at March 31, 1997          220,800                 5.43            3,205,942                    2.53
                                       -------                                 ---------

The following table summarizes information about stock options outstanding and exercisable at March 31, 1997.

                                            1992 STOCK        1992 DIRECTORS      1997 EQUITY       OTHER STOCK
                                            OPTION PLAN        OPTION PLAN      INCENTIVE PLAN        OPTIONS
                                            -----------        -----------      --------------        -------
Outstanding

Option Price Range                         $1.50 - 6.56        $1.13 - 7.00      $3.75 - 6.25       $1.44 - 6.25
Number of Shares                              609,565             45,000            220,800          3,205,942
Weighted Average Life                           8.4                2.4                9.5               3.6
Weighted Average Exercise Price                $3.17              $3.01              $5.43             $2.53


Exercisable

Number of Shares                              238,037             31,667               --            1,373,465
Weighted Average Exercise Price                $3.22              $3.68                --              $2.10


     Employee Stock Option Plans

    On July 29, 1996 the Company adopted the 1997 Equity Incentive Plan (97
Plan) authorizing 3,000,000 shares of common stock to replace the remaining and ungranted shares under the 1992 Stock Option Plan that was terminated. The 97 Plan permits the Company to provide its employees with incentive compensation opportunities which are highly motivational.

    Directors and Other Stock Options

    The Directors Option Plan (the "Directors Plan") was adopted by the Board of Directors to make service on the Board more attractive to present and prospective directors. The Plan was amended in September 1995 to increase the number of shares authorized to 1,000,000. On July 29, 1996 the Directors Plan was amended so that each new director receive 100,000 stock options upon being appointed to the Board of Directors. In addition, the current change of control provision was modified to reflect immediate vesting.

    The Directors Plan is administered by a committee made up of at least two members of the Board of Directors. The exercise price per share of any option granted under the Directors Plan shall not be less than the fair market value of such shares on the date of grant. Eligible directors include all members of the Board of Directors who are not also employees of the Company or any parent or subsidiary of the Company. Options expire five years from the date of grant, subject to earlier termination in accordance with the terms of the Directors Plan. All rights to exercise options terminate 90 days following the date the optionee ceases to serve as a director of the Company with certain exceptions.

    During fiscal 1996, the Company granted aggregate stock options of 3,000,000 shares to new and continuing Directors and officers of the Company. The stock options are for a term up to five years and have vesting schedules based on different criteria including time qualifications and performance standards. The shares underlying the stock options are restricted and are unregistered. The Company has included the underlying shares in its preliminary Form S-1 Registration Statement that has been filed with the Securities and Exchange Commission and is in the process of being amended.

    Stock Based Compensation

    The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, no compensation cost has been recognized because stock options granted under the plans were at exercise prices which were equal to or greater than the market value at date of grant. Had compensation expense been determined as provided in SFAS 123 for stock options using the Black-Sholes option pricing model, the pro forma effect would have been:


                                                  Fiscal 1997      Fiscal 1996
                                                  -----------      -----------
Net loss applicable to common shares -
  as reported                                    $  (2,479,000)   $  (1,922,000)
Net loss applicable to common shares -
  pro forma                                         (4,162,000)      (3,036,000)
Net loss per common share - as reported                   (.62)            (.53)
Net loss per common share - pro forma                    (1.03)            (.83)


The fair value of each option grant is calculated using the following weighted average assumptions:

                                               Fiscal 1997      Fiscal 1996
                                               -----------      -----------
Expected life (years)                             5                 5
Interest rate                                   6.01%             5.86%
Volatility                                        82%              88%
Dividend yield                                    0                 0

NOTE N - SEGMENT AND CUSTOMER INFORMATION

    The Company is active in only one business segment: developing, marketing and supporting imaging, document and data management, and archival software products and related services. For the year ended March 31, 1997 sales made to UNISYS and to customer leads furnished by UNISYS accounted for approximately 13% of the Company's total revenues and revenues to OCE Printing Systems accounted for approximately 11% of the Company's total revenues. Amounts due from customers as a percent of the Company's accounts receivable balance as of March 31, 1997 were, in approximate percentages, UNISYS 16%, Employees Insurance of Wausau 17% and First Data Investor Service 16%. For the year ended March 31, 1996 sales made to UNISYS and to customer leads furnished by UNISYS accounted for approximately 21% of the Company's total revenues. Amounts due from UNISYS were approximately 23% of the accounts receivable balance at March 31, 1996.

NOTE O- ACQUISITIONS

    On March 3, 1997 the Company acquired certain assets and business from non-affiliated entities, known as Action Computer Supplies Holdings PLC ("Action") and DSI Data Systems International, Ltd. ("DSI") , both United Kingdom -based companies. On March 31, 1997 the Company also purchased the assets of a company known as Philippines Business Automation Systems, Inc. ("PBAS"), a corporation organized under the laws of the Republic of the Philippines. The acquisition cost of Action, DSI and PBAS totaled approximately $170,000 and is not considered significant by the Company.

    On March 28, 1996, the Company acquired certain assets from the Courtland Group, Inc., ("Courtland") for $679,000, in cash, a note and common stock, plus the assumption of $96,000 in liabilities. Courtland, based in Columbia, Maryland, develops and sells advanced information retrieval, document management and advanced imaging software products. The acquisition was accounted for under the purchase method of accounting. Proforma unaudited results of operations for this acquisition are presented below for the fiscal year ended March 31, 1996.
A value was not assigned to the registration rights associated with the Company's common shares issued in the acquisition of Courtland. The Company believes such costs would not be significant.

                   PROFORMA RESULTS OF OPERATIONS (UNAUDITED)

                           INSCI
                       (AS REPORTED) [C] COURTLAND   ADJUSTMENTS       PROFORMA
                       ------------  -------------   -----------       --------
Revenue                   $ 7,913        $ 767        $     --         $ 8,680
Cost of Revenue             3,311          407              --           3,718
                          -------        -----                         -------
Gross Margin                4,602          360              --           4,962
Expenses                    6,084          460       [a]  $400           6,944
                          -------        -----       ---------         -------
Loss from Operations       (1,482)        (100)           (400)         (1,982)

Interest Income-net            30           --       [b]    (4)             26
Income Tax Benefit             --           36             (36)             --
                          -------        -----       ---------         -------
Net loss                   (1,452)         (64)           (440)         (1,956)
Prefered Stock Dividend      (470)          --              --            (470)
                          -------        -----       ---------         -------
Net Loss Applicable
  to Common Shares        $(1,922)       $ (64)      $    (440)         (2,426)
                          =======        =====       =========         =======
Net Loss Per Common Stock                                              $ (0.65)
                                                                       =======
Weighted Average Common
Shares Outstanding                                                       3,745
                                                                       =======

A.  This adjustment reflects software amortization.

B. This adjustment reflects interest expense on the note payable to George Trigilio, Sr.

C.  Courtland's activity is for the period from May 1, 1995 to March 31, 1996.


The consideration paid and allocation of purchase price is summarized as follows:

Courtland Acquisition:

Consideration:
Common stock issued to:
  Sellers at market value                               $255,503
  Consultant - market value                               89,904       $345,407
                                                        --------
Note payable - at present value                                          91,406
Forgiveness of note receivable                                           40,210
Cash paid to/for:
  Sellers                                                150,000
  Professional fees                                       51,748        201,748
                                                        --------       --------
Total                                                                  $678,771
                                                                       ========

Allocation:
  Computer equipment - replacement cost, used                          $ 10,585
  Purchased software - value of software purchased                      764,047
  Liabilities assumed - principally accrued expenses                    (95,861)
                                                                       --------
Total                                                                  $678,771
                                                                       ========

PART I FINANCIAL INFORMATION
                                   INSCI CORP
                                  BALANCE SHEET
                                 (in thousands)
                                   (unaudited)

ASSETS                                                                JUNE 30,
                                                                       1997
                                                                      --------
Current assets:
     Cash and cash equivalents                                        $ 3,712
     Accounts receivable, net                                           1,978
     Inventory                                                             47
     Prepaid expenses and other                                           153
                                                                      -------
       Total current assets                                             5,890
Property & equipment                                                    2,118
     Less: accumulated depreciation                                    (1,448)
                                                                      -------
       Total equipment, net                                               670
Capitalized software development costs,
     net of accumulated amortization of $1,258                            697
Purchased software, net of accumulated amortization of $384             1,277
Other assets                                                              246
                                                                      -------
Total assets                                                          $ 8,780
                                                                      =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Note payable                                                     $    36
     Accounts payable                                                     570
     Accrued compensation                                                 136
     Accrued vacation                                                     228
     Accrued commissions                                                  151
     Accrued and other liabilities                                        631
     Deferred maintenance revenue                                         729
                                                                      -------
       Total current liabilities                                        2,481
Stockholders' equity :
  Common stock                                                             43
  Preferred stock                                                          36
  Additional paid-in capital                                           25,405
  Accumulated deficit                                                 (19,185)
                                                                      -------
       Total stockholders' equity                                       6,299
                                                                      -------
Total liabilities and stockholders' equity                            $ 8,780
                                                                      =======

                             See accompanying notes

                                   INSCI CORP
                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)
                                   (unaudited)

                                                        THREE MONTHS ENDED
                                                              JUNE 30,
                                                      1997              1996
                                                     -------          -------
Revenue
    Product                                          $   758          $ 1,499
    Services                                           1,045            1,437
                                                     -------          -------
       Total revenue                                   1,803            2,936
                                                     -------          -------
Cost of revenue
    Product                                              411              388
    Services                                             671              683
                                                     -------          -------
       Total cost of revenue                           1,082            1,071
                                                     -------          -------
Gross margin                                             721            1,865
                                                     -------          -------
Expenses
    Sales and marketing                                1,008              878
    Product development                                  478              445
    General and administrative                           444              452
                                                     -------          -------
       Total expenses                                  1,930            1,775
                                                     -------          -------

Income (loss) from operations                         (1,209)              90
Interest income (expense)
    Interest income                                       47                8
    Interest expense                                      (1)              (3)
                                                     -------          -------
       Interest income (expense) net                      46                5
                                                     -------          -------

Net income (loss)                                     (1,163)              95
                                                     =======          =======
Preferred stock dividends (see accompanying note)       (244)            (199)
                                                     -------          -------

Net (loss) applicable to common shares               $(1,407)         $  (104)
                                                     =======          =======
Net  (loss) per common share                         $ (0.33)         $ (0.03)
                                                     =======          =======

Weighted average common shares outstanding             4,284            3,883
                                                     =======          =======

                             See accompanying notes

                                   INSCI CORP
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)
                                                            THREE MONTHS ENDED
                                                                  JUNE 30,
                                                             1997         1996
                                                           -------      -------
Cash flows from operating activities:
  Net income (loss)                                        $(1,163)     $    95
  Reconciliation of net loss to net cash
  used in operating activities:
    Depreciation and amortization                               91          117
    Amortization of deferred software costs                    135          223
    Changes in assets and liabilities:
      Accounts receivable                                      513           (6)
      Inventory                                                  -           12
      Prepaid expenses and other assets                          4          (27)
      Note payable                                             (12)         (11)
      Accounts payable                                        (258)         (21)
      Accrued and other liabilities                           (174)        (254)
      Customer deposits                                         (6)        (230)
      Deferred maintenance revenue                            (108)          32
                                                           -------      -------
Net cash used in operating activities                         (978)         (70)
Cash flows from investing activities:
    Additions to capitalized software development costs       (347)        (175)
    Capital expenditures                                       (54)         (43)
    Other Assets                                                13          (11)
                                                           -------      -------
Net cash used in investing activities                         (388)        (229)
Cash flows from financing activities:
    Proceeds from exercise of stock options                     10           92
    Payment of capital lease obligations                         -          (10)
                                                           -------      -------
Net cash provided by (used in) financing activities             10           82
                                                           -------      -------

Net change in cash and cash equivalents                     (1,356)        (217)
Cash and cash equivalents at beginning of year               5,068          436
                                                           -------      -------
Cash and cash equivalents at end of period                 $ 3,712      $   219
                                                           =======      =======

                             See accompanying notes

                                   INSCI CORP

                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


BASIS OF PRESENTATION

    The financial statements included herein have been prepared by INSCI Corp (the "Company" or "INSCI"), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "Commission"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB, filed on June 27, 1997, for the fiscal year ended March 31, 1997, and with the Company's definitive proxy statement for its 1997 Annual Meeting of Stockholders filed with the Commission on July 29, 1997.

    In the opinion of the management of the Company, the accompanying unaudited financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position of the Company as of June 30, 1997 and the results of operations and cash flows for the quarters ended June 30, 1997 and 1996.

    The computation of loss per common and common equivalent share has been calculated on the basis of the weighted average number of common shares outstanding during the period. The effect on loss per share of outstanding options, warrants and convertible securities is antidilutive and has not been included in the calculation of weighted average shares outstanding.

    PREFERRED STOCK DIVIDENDS
    The beneficial conversion feature of the Company's convertible preferred stock is accounted for as a dividend to preferred shareholders and amortized over the period from the date of issue through the date the security is first convertible. This policy conforms to the accounting for these transactions announced by the SEC Staff in March, 1997.

    Preferred dividends for the quarter ended June 30, 1996 have been adjusted to comply with the Staff `s position of retroactive application of this accounting practice. As a result, dividends for the quarter ended June 30, 1996 have been increased from $29,000 to $199,000 and net income per common share of $.02 has been reduced to a net loss per common share of ($.03).

    CONTINGENCIES
    Registration Rights. The Company has filed and is in the process of amending a Form S-1 Registration Statement with the Securities and Exchange Commission for 15,923,220 shares of common stock, of which 4,000,000 are reserved for acquisitions, 2,605,411 for selling shareholders and the balance of 9,317,809 for rights granted to unit holders, convertible preferred stockholders, and warrants and options issued by the Company. The registration includes "piggyback" registration rights with respect to the shares of common stock that the Company has granted to the holders of certain warrants and shares of the Company's stock. Compliance with these registration rights may involve substantial expense to the Company and may subject the Company to damages for the violation of its registration rights agreements.

    Convertible Preferred Stock. The Company has two oustanding issues of convertible preferred stock that entitle the holders to convert this preferred stock into shares of the Company's common stock, at a discount to the market price of the common stock at the time of conversion. In the event that conversions occur at market prices for the Company's common stock that are substantially below the current market price, it is possible for material dilution to other holders of the Company's common stock and may require the Company to seek shareholder approval for the authorization and issue of additional common shares.

    Legal Proceedings. On September 30, 1992, the Company and Information Management Technologies Corporation ("IMTECH"), the Company's former majority shareholder, reached an agreement with the Securities and Exchange Commission ("Commission") to conclude and settle the Commission's informal investigation of the Company and IMTECH. The Company and IMTECH, without admitting or denying any of the allegations made by the Commission in its complaint, and without trial or final adjudication of the allegations made in the Commission's complaint, consented to the entry of an order enjoining them from future violations of certain provisions of the Federal Securities Laws and the rules and regulations thereunder. This consent order expires on September 30, 1997. The Company and IMTECH may be subject to contempt of court or other sanctions if the Company or IMTECH, at any time in the future, engage in actions that are deemed to violate the consent judgment and the injunctions.

    The Securities and Exchange Commission ("Commission") issued an order, dated April 13, 1995, authorizing a private investigation of Imtech (INSCI's former majority shareholder) and INSCI, and its officers and directors during the period from March, 1993 and continuing until April 13, 1995. The order of investigation inquiring into whether the Company and its then officers and directors engaged in violations of Rule 10b-5 of the Securities Exchange Act of 1934 (the "Exchange Act"); failed to file annual reports and other information as required by the rules and regulations of the Commission. On September 10, 1996 the Company was informed by the Commission that the staff inquiry relating to these matters had been terminated and that no enforcement action had been recommended at this time.

    CREDIT FACILITY
    On March 28, 1997 the Company obtained a credit facility with Silicon Valley Bank ("SVB") for a working capital line of $1,500,000 and an equipment financing line of $250,000. As of June 30, 1997, the Company could not borrow against the line due to its first quarter loss being in excess of the loss covenant. The Company, at its option, may terminate the line with SVB without penalty. During June, 1997, the Company received a receivable financing proposal from SVB that has covenants which the Company currently meets and under which the Company could borrow up to $2,000,000 or up to 75% of eligible accounts receivable. The Company is reviewing this financing proposal and has made no commitment to proceed with this proposal at this time.

    NEW PRONOUNCEMENTS

    Effective December 31, 1996, the Company will be required to adopt Statement of Financial Accounting Standards No. 128, "Earnings per Share." The impact of this pronouncement is not expected to have a material impact on the Company's presentation on net income/(loss) per share.

    Effective March 31, 1998, the Company will be required to adopt Statement of Financial Accounting Standards No. 129, "Capital Structure." The impact of the adoption of this pronouncement is not expected to be material to the Company's financial position or results of operations.

No dealer, sales person or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in the accompany Prospectus Supplement in connection with the offer contained in this Prospectus or the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any agent or dealer. Neither the delivery of the Prospectus and the accompanying Prospectus Supplement, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as of which information is given in this Prospectus and in the accompanying Prospectus Supplement. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

                              Table of Contents

Prospectus Summary ........................................................    4
Risk Factors ..............................................................    7
Use of Proceeds ...........................................................   14
Dividend Policy ...........................................................   14
Capitalization Table ......................................................   15
Selected Financial Data ...................................................   16
Management's Discussion and Analysis of Financial Condition and Results
  of Operations ...........................................................   17
Business ..................................................................   25
Management ................................................................   38
Principal Holders .........................................................   46
Selling Stockholders ......................................................   47
Certain Relationships and Related Transactions ............................   54
Plan of Distribution.......................................................   55
Description of Stock (Common Stock) .......................................   55
Validity of Shares ........................................................   60
Additional Information ....................................................   60
Documents Incorporated by Reference .......................................   60
Indemnification ...........................................................   61
Index to Financial Statements..............................................   62


                              16,769,991 SHARES OF
                                  COMMON STOCK
                                ($.01 PAR VALUE)


                                  {CORP. LOGO}

                                   INSCI CORP.



                                   ----------

                                   PROSPECTUS

                                   ----------






                                 October  , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.(1)

         Registration Fee.............................................  $ 25,748
         Legal Fees and Disbursements.................................  $ 70,000
         Accounting Fees..............................................  $ 45,000
         Miscellaneous................................................  $  6,000
                                                                        --------
                  Total...............................................  $146,748
Item 14.          Indemnification of Directors and Officers.

    Section 145 of the Delaware general Corporation Law (the "DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act").

    As permitted by the DGCL, the registrant's Certificate of Incorporation (the "Charter") provides that, to the fullest extent permitted by the DGCL, no director shall be liable to the registrant or to its stockholders of monetary damages for breach of his fiduciary duty as a director. Delaware law does not permit the elimination of liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payment or stock redemptions or repurchases, or (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision in the Charter is to eliminate the rights of the registrant and its stockholders (through stockholders' derivative suits on behalf of the registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof )including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

    The registrant's Bylaws (the "Bylaws") provide that the registrant may indemnify any person who was or is a party of is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he is or was director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any other corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful

--------
(1) All of the items except the Registration Fee are estimated. All of the expenses of this offering are being borne by the Company.

Item 15.          Recent Sales of Unregistered Securities

    The registrant has not issued or sold securities within the past three years pursuant to offerings that were not registered under the Securities Act of 1933, as amended (the "Securities Act"), except as follows:

    The following sales were made in reliance upon the exemptions from registration under the 1933 Act pursuant to Sections 3(b) and 4(2) thereof and regulation D promulgated thereunder:

    (i) In April of 1995, the Registrant completed a private placement offering in which it issued $1,240,000 90-Day 10% Subordinated Notes repaid in the form of the Registrant's 10% Convertible Redeemable Preferred Stock. Additionally, D.H. Blair and Company received a three (3) year option to purchase $297,500 90-Day 10% Subordinated Notes as a fee under the placement offering. See the "Selling Shareholder Table" for a complete listing of holders of 10% Convertible Redeemable Preferred Stock and the estimated amount of underlying shares of the Registrant's Common Stock.

    (ii) In September of 1996, the Registrant completed a private placement offering in which it issued 1,350,000 shares of 10% Convertible Preferred Stock. Additionally, 30,000 shares of Common Stock and 112,000 options for a period of three (3) years from the completion of the placement were issued to Amerivett/Dymally Securities Inc. as selling commissions. See the "Selling Shareholder Table" for a complete listing of holders of 10% Convertible Preferred Stock and the estimated amount of underlying shares of the Registrant's Common Stock.

    (iii) In November of 1996, the Registrant completed a private placement offering of Units. The Registrant issued 1,333,334 Units. Additionally, the Registrant issued 133,334 Units to J. Michael Reisert Securities Inc. See the "Selling Shareholder Table" for a complete listing of holders of Units and the estimated amount of underlying shares of the Registrant's Common Stock.

Item 16.          Exhibits

     3.1/       Certificate of Incorporation of the Company.
     3.2/       Bylaws of the Company.
     3.3/       Amendment to Certificate of Incorporation of the Company
                Creating Preferred Stock.
     4.1**      Form of Warrant issued in the Company's 8% Unit Private
                Placement


     5.1        Opinion of Baratta & Goldstein as to legality.


    10.1/       1992 Stock Option Plan.
    10.2/       1992 Directors Option Plan.
    10.3/       1992 Advisory Committee Plan.
    10.4/       Accounts Financing Agreement between the Registrant and
                Congress Financial
                Corporation, and related documents.
    10.5/       Form of 1991 Option.
    10.6/       Form of 1992 Warrants.
    10.7/       Form of 1992 Convertible Subordinated Note.
    10.8/       Form of 1992 Contingent Warrants.
    10.9/       Form of 1993 Warrant 3/4 Version A.
    10.10/      Form of 1993 Release Agreement.
    10.11/      Form of Management Agreement between the Registrant and Imtech.
    10.12/      Form of Tax Sharing Agreement between the Registrant and Imtech.
    10.13/      Form of Indemnification Agreement with the Registrant's
                Directors.
    10.14/      Marketing Associate Solution Alliance Agreement between UNISYS
                Corporation and Registrant.
    10.16/      Data General Value Added Reseller Discount Purchase Agreement.
    10.17/      Data General Optical Systems and Software Agreement.
    10.18/      Distribution Agreement between Fiserv CIR, Inc. and Registrant.
    10.19/      Lease Agreement relating to the Company's White Plains, New
                York headquarters.
    10.20/      Forms of Customer License Agreements used by the Company.
    10.21/      Forms of Employee Confidentiality Agreements used by the
                Company.
    10.22/      Nondisclosure and Noncompetition Agreement between the
                Registrant, Imtech and Mason Grigsby.
    10.23/      Form of 1993 Warrant - Version B.
    10.24/      Employment Agreement between the Company and John L. Gillis.
    10.25/      Employment Agreement between the Company and Kris Canekeratne.
    10.26/      Form of 1993 Exchange Agreement and Investor Suitability
                Representations.
    10.27/      Form of 1993 Conversion Agreement.
    10.28/      Waivers by Congress Financial Corporation.
    10.29/      Form of Investor's Warrant Agreement.
    10.30/      Form of Representative's Warrant Agreement.
    10.31/      License Agreement between Bull HN Information Systems, Inc.
                and Registrant.
    10.33/      Loan Agreement between BNY Financial Corporation and Registrant.
    10.34/      Preferred Stock Subscription Agreement between the Company and Imtech relating to Preferred Stock.
    10.35/      Business Partner Agreement between International Business
                Machines Corporation and Registrant.
    10.36/      Waiver by BNY Financial Corporation.
    10.37/      Stock Escrow Agreement between Registrant, Imtech and First
                Union National Bank of North Carolina (as Escrow Agent).
    10.39/      Promissory Note to the Company from John L. Gillis and Sandra
                Gillis.
    10.40/      Stock pledge agreement by John L. Gillis and Sandra Gillis in favor of the Registrant.
    10.41/      Amendment to Loan Agreement between BNY Financial Corporation and Registrant.
    10.42/      Lease agreement relating to the Company's Westborough, MA
                headquarters.
    10.43/      Employment agreement with Jack Steinkrauss.
    10.44/      First amendment to employment agreement with John Gillis.
    10.45/      First amendment to employment agreement with Kris Canekeratne.
    10.46/      Agreement for system purchase by The Northern Trust Company.
    10.47/      Preferred stock conversion agreement.
    10.48/      Technology and Reseller Agreement with Elixir Technologies, Inc.
    10.49/      Private Placement Term Sheet and Exhibits for offering of
                90-Day 10% Subordinated Notes. Repayable in Cash or in Shares
                of the Company's Proposed 10% Convertible Preferred Stock
    10.50/      First Amendment to Private Placement Term Sheet and Exhibits.
    10.51/      Employment agreement with Edward J. Prince.
    10.52/      Release by BNY Financial Corporation of the Company's
                guarantee of the obligations of Imtech under the shared credit facility agreement.
    10.53/      Employment Contract with George Trigilio, Jr.
    10.54/      Certificate of Amendment to the Certificate of Incorporation.
    10.55/      Amendment to Employment Contract for Dr. E. Ted Prince, CEO.
    23.1*       Consent of Pannell Kerr Forster PC.
    23.2*       Consent of Mahoney Cohen & Company, CPA, P.C.
    24.1*       Power of Attorney.
    27.1*       Financial Data Schedule Year Ended March 31, 1996.
    27.2*       Financial Data Schedule Quarter Ended June 30, 1997.

    /           Previously Filed; Incorporated by Reference.
    *           Filed with this Registration Statement.

Item 17.  Undertakings.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individual or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect tot the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on October 1, 1997.


                                                   INSCI Corp.
                                   ----------------------------------------
                                                  (Registrant)

                           By:     /s/ Dr. E. Ted Prince
                                   ----------------------------------------
                                       Dr. E. Ted Prince, President, Chief
                                       Executive Officer and Director
                                            (Signature and Title)

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


    SIGNATURE                             TITLE                    DATE
    ---------                             -----                    ----


/s/ Dr. E. Ted Prince               Chairman, President        October 1, 1997
------------------------------        and Director



/s/ Leonard Gartner                 Director                   October 1, 1997
------------------------------



/s/ Richard Gerstner                Director                   October 1, 1997
------------------------------



/s/ Robert Oxenberg                 Director                   October 1, 1997
------------------------------



/s/ Francis X. Murphy               Director                   October 1, 1997
------------------------------



/s/ Andre Daniel-Dreyfus            Director                   October 1, 1997
------------------------------



/s/ John Gillis                     Executive Vice President   October 1, 1997
------------------------------



/s/ Roger Kuhn                      Vice President and Chief   October 1, 1997
------------------------------        Financial Officer

                                 EXHIBIT INDEX


EXHIBIT NO.         DESCRIPTION
-----------         -----------

    5.1             Opinion of Counsel
   16.0             Schedule II, Valuation and Qualifying Accounts
   16.1             Independent Auditors Report
   23.1             Consent of Pannell Kerr Forster PC
   23.2             Consent of Mahoney Cohen & Company, CPA, P.C.
   24.1             Power of Attorney
   27.1             Financial Data Schedule
                    Year Ended March 31, 1997
   27.2             Financial Data Schedule
                    Quarter Ended June 30, 1997